Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.,

CCC INTELLIGENT SOLUTIONS INC.,

EDISON MERGER SUB I INC.,

EDISON MERGER SUB II, LLC,

EVOLUTIONIQ INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDER REPRESENTATIVE

December 19, 2024

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3.19	Employee Benefit Plans and Compensation	40
3.20	Insurance	46
3.21	Compliance with Laws	46
3.22	Healthcare Laws	46
3.23	Export Control and Sanctions Laws	48
3.24	Foreign Corrupt Practices Act	49
3.25	Suppliers and Customers	49
3.26	Compliance with Regulation D	49
3.27	Allocation Schedule	50
3.28	Accounts Receivable; Accounts Payable	50

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS		50

4.1	Organization	50
4.2	Authority and Enforceability	51
4.3	Capitalization	51
4.4	No Conflict	52
4.5	Governmental Authorization	52
4.6	Parent SEC Documents; Financial Statements	53
4.7	Litigation	53
4.8	Compliance with Laws	53
4.9	No Prior Activities of Merger Subs	53
4.10	Reorganization	54
4.11	WKSI	54
4.12	Financing	54
4.13	Brokers’ and Finders’ Fees	54

ARTICLE V STOCKHOLDER AND TAX MATTERS		54

5.1	Company Board Recommendation; Stockholder Notice; Security Holder Notice	54
5.2	Tax Matters	55
5.3	Allocation Schedule	59
5.4	Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance	60
5.5	Indemnification of Directors and Officers of the Company	62
5.6	Resale Registration Statement	62
5.7	R&W Policy	67

ARTICLE VI ADDITIONAL AGREEMENTS		67

6.1	Conduct of the Business of the Company	67
6.2	Restrictions on Conduct of the Business	67
6.3	No Solicitation; Exclusivity	72
6.4	Access to Information	73
6.5	Notification of Certain Matters	73
6.6	Section 280G	74
6.7	Confidentiality	74
6.8	Public Disclosure	75

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6.9	Reasonable Best Efforts	76
6.10	Consents	77
6.11	Terminated Agreements	77
6.12	Resignation of Officers and Directors	78
6.13	Expenses	78
6.14	Accredited Investor Questionnaire	78
6.15	Invoices	78
6.16	Cooperation with Debt Financing	78
6.17	Employees; Employee Benefits	79

ARTICLE VII CONDITIONS TO THE MERGER		80

7.1	Conditions to Obligations of Each Party to Effect the Merger	80
7.2	Conditions to the Obligations of Parent, CCC and the Merger Subs	81
7.3	Conditions to Obligations of the Company	82

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW		83

8.1	Survival	83
8.2	Indemnification	84
8.3	Certain Limitations	85
8.4	Claims for Indemnification; Resolution of Conflicts	86
8.5	Third-Party Claims	89
8.6	Stockholder Representative	90
8.7	Treatment of Payments	93
8.8	Waiver and Release	93

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		95

9.1	Termination	95
9.2	Effect of Termination	96

ARTICLE X GENERAL PROVISIONS		96

10.1	Notices	96
10.2	Interpretation; Descriptive Headings	97
10.3	Counterparts	98
10.4	Entire Agreement	98
10.5	Severability	99
10.6	Extension and Waiver	99
10.7	Amendment	99
10.8	Specific Performance	99
10.9	Other Remedies	100
10.10	Governing Law	100
10.11	Exclusive Jurisdiction; Waiver of Jury Trial	100
10.12	Rules of Construction	101
10.13	Successors and Assigns	101
10.14	Acknowledgments	101
10.15	Waiver of Conflicts Regarding Representation	102
10.16	Debt Financing Sources	103

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Schedules

A	Agreements for Termination
B	Allocation Schedule
C	Intentionally Omitted
D	Illustrative Working Capital Calculation
E	Key Employees
F	Key Institutional Equityholder
G	Key Management Equityholder
H	Knowledge Persons
I	Permitted Liens

Exhibits

A	Form of Management Support Agreement
B	Form of Vesting Agreement
C	Form of Institutional Support Agreement
D	Form of First Certificate of Merger
E	Form of Second Certificate of Merger
F	Form of Director and Officer Resignation Letters
G	Form of FIRPTA Compliance Certificate
H	Form of Escrow Agreement
I	Form of Option Cancellation Agreement
J	Intentionally Omitted
K	Form of Paying Agent Agreement
L	Form of Letter of Transmittal
M	Form of Selling Stockholder Questionnaire
N	Form of Accredited Investor Questionnaire

Annex

A	Certain Defined Terms

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of December 19, 2024 (the “Agreement Date”), by and among CCC Intelligent Solutions Holdings Inc., a Delaware corporation (“Parent”), CCC Intelligent Solutions Inc., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent (“CCC”), Edison Merger Sub I Inc., a Delaware corporation and a direct, wholly owned Subsidiary of CCC (“Merger Sub I”), Edison Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of CCC (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), EvolutionIQ Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Indemnitors (the “Stockholder Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.

Recitals

WHEREAS, the board of directors of Parent has (a) determined that this Agreement and the transactions contemplated by this Agreement, including (i) the acquisition of the Company by CCC, by means of a statutory merger of Merger Sub I with and into the Company, pursuant to which the Company would survive and become a direct, wholly owned Subsidiary of CCC (the “First Merger”), (ii) immediately after the First Merger, a statutory merger of the First Step Surviving Corporation with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a direct, wholly owned Subsidiary of CCC (the “Second Merger” and collectively with the First Merger, the “Merger”), and (iii) the issuance of Parent Common Stock to the Accredited Stockholders (the “Parent Stock Issuance”), in each case, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Parent and its stockholders and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance;

WHEREAS, the board of directors of Merger Sub I has (a) declared this Agreement and the transactions contemplated by this Agreement, including the First Merger, upon the terms and subject to the conditions set forth herein, advisable and in the best interests of Merger Sub I and the stockholder of Merger Sub I and (b) adopted a resolution recommending that CCC, as the sole stockholder of Merger Sub I, adopt this Agreement and approve the First Merger;

WHEREAS, the board of managers of Merger Sub II has (a) declared this Agreement and the transactions contemplated by this Agreement, including the Second Merger, upon the terms and subject to the conditions set forth herein, advisable and in the best interests of Merger Sub II and the member of Merger Sub II and (b) adopted a resolution recommending that CCC, as the sole member of Merger Sub II, adopt this Agreement and approve the Second Merger;

WHEREAS, immediately following the execution of this Agreement, (a) CCC, as the sole stockholder of Merger Sub I, will adopt this Agreement and approve the First Merger, and (b) CCC, as the sole member of Merger Sub II, will adopt this Agreement and approve the Second Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and the Company Stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the Company Stockholders for its adoption and (d) recommended that this Agreement be adopted by the Company Stockholders;

WHEREAS, Parent, CCC, the Merger Subs and the Company intend that (i) the First Merger and the Second Merger are integrated steps in the transaction contemplated by this Agreement, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations thereunder, and (ii) the First Merger and the Second Merger, as part of an integrated plan of reorganization as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and consistent with Seagram Corp. v. Commissioner, 104 T.C. 75 (1995), will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, it is currently anticipated that promptly after execution and delivery of this Agreement, the Company shall obtain and deliver to Parent and the Merger Subs the written consent of the Company Stockholders representing not less than (a) a majority of the then-outstanding number of shares of Company Capital Stock (voting together as a single class and not as separate series, and on an as-converted to Company Common Stock basis) and (b) a majority of the then-outstanding number of shares of Company Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Company Common Stock basis) in favor of (i) this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) a waiver of any prior written notice requirement in connection with a Deemed Liquidation Event (as defined in the Company Certificate of Incorporation) under Subsection 2.3 of Part B of Article Fourth of the Company Certificate of Incorporation (the “Company Stockholder Approval”); and

WHEREAS, in connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, (a) each Key Employee has executed a Key Employment Agreement, (b) each Key Management Equityholder has executed (i) a Support Agreement in the form of Exhibit A attached hereto (“Management Support Agreement”), (ii) a Vesting Agreement in the form of Exhibit B attached hereto (“Vesting Agreement”) with respect to the vesting requirements and transfer restrictions of the stock consideration issuable to the Key Management Equityholders pursuant to this Agreement and (iii) Accredited Investor Questionnaire, and (c) each Key Institutional Equityholder has executed (i) a Support Agreement in the form of Exhibit C attached hereto (“Institutional Support Agreement”) and (ii) Accredited Investor Questionnaire.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 First Merger and Second Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and as a direct, wholly owned Subsidiary of CCC. The surviving corporation after the First Merger is sometimes referred to hereinafter as the “First Step Surviving Corporation.” At the Second Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the First Step Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the First Step Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity and as a direct, wholly owned Subsidiary of CCC. The surviving entity after the Second Merger is sometimes referred to hereinafter as the “Final Surviving Entity”.

1.2 Effective Time and the Second Effective Time. At the Closing, CCC, Merger Sub I and the Company shall cause the First Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit D (the “First Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL. The First Merger shall become effective at the time that the First Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which CCC, Merger Sub I and the Company shall have agreed and specified in the First Certificate of Merger as the effective time of the First Merger (the “Effective Time”). As soon as practicable following the Effective Time on the Closing Date, CCC, the First Step Surviving Corporation and Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit E (the “Second Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL and the DLLCA. The Second Merger shall become effective at the time that the Second Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, or at such later time which CCC, the First Step Surviving Corporation and Merger Sub II shall have agreed and specified in the Second Certificate of Merger as the effective time of the Second Merger (the “Second Effective Time”).

1.3 Effects of the Merger. At the Effective Time, the First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the First Step Surviving Corporation, and the First Step Surviving Corporation shall be a direct, wholly owned Subsidiary of CCC. At the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers and franchises of the First Step Surviving Corporation and Merger Sub II shall vest in the Final Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of the First Step Surviving Corporation and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Final Surviving Entity, and the Final Surviving Entity shall remain a direct, wholly owned Subsidiary of CCC.

1.4 Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place by the electronic exchange of documents by “portable document format” (“pdf”) or other electronic means, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (except for those conditions that, by their nature, cannot be satisfied until the Closing, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement at the Closing), or on such other date as Parent and the Company may agree to in writing (electronic means of communication being sufficient); provided that the Closing shall not occur prior to the date set forth on Section 1.4 of the Disclosure Schedule without the prior written consent of Parent. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

1.5 Closing Deliverables.

(a) At or prior to the Closing, as applicable, the Company will deliver (or cause to be delivered) to Parent or CCC, as applicable:

(i) evidence reasonably satisfactory to Parent either that (A) any stockholder vote required pursuant to Section 6.6 was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote or (B) such stockholder approval was not obtained and as a consequence, that the Waived 280G Benefits shall not be made or provided (or shall be returned);

(ii) evidence reasonably satisfactory to Parent that the Company has terminated each of those agreements listed on Schedule A attached hereto, in a form reasonably acceptable to Parent, with such termination to be effective at or prior to the Effective Time;

(iii) a duly executed Director and Officer Resignation Letter in the form attached hereto as Exhibit F (the “Director and Officer Resignation Letters”), from each of the officers and directors of the Company effective as of the Closing;

(iv) a certificate, validly executed by the Secretary of the Company, certifying copies of (A) the Company Board Resolutions, and (B) the Company Stockholder Approval, each of which will be attached thereto (the “Secretary Certificate”);

(v) a properly executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in the form attached hereto as Exhibit G, certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for CCC to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing (the “FIRPTA Compliance Certificate”); and

(vi) a duly executed counterpart to the Escrow Agreement from the Stockholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit H (the “Escrow Agreement”).

(b) At or prior to the Closing, Parent will deliver (or cause to be delivered) to the Company a duly executed counterpart to the Escrow Agreement from Parent.

1.6 Certificate of Incorporation, Limited Liability Company Agreement and Bylaws.

(a) The certificate of incorporation of Merger Sub I in effect immediately prior to the Effective Time shall become the certificate of incorporation of the First Step Surviving Corporation in the First Merger as of the Effective Time, and the bylaws of Merger Sub I in effect immediately prior to the Effective Time shall become the bylaws of the First Step Surviving Corporation in the First Merger as of the Effective Time, in each case, until thereafter amended in accordance with the terms and conditions set forth therein and applicable Law.

(b) The certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time shall become the certificate of formation of the Final Surviving Entity in the Second Merger as of the Second Effective Time, and the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall become the limited liability company agreement of the Final Surviving Entity in the Second Merger as of the Second Effective Time, in each case, until thereafter amended in accordance with the terms and conditions set forth therein and applicable Law.

1.7 Directors and Officers of the First Step Surviving Corporation and the Final Surviving Entity. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub I immediately prior to the Effective Time shall be the directors and officers of the First Step Surviving Corporation immediately after the Effective Time, each to hold such office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal and otherwise in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the First Step Surviving Corporation. Unless otherwise determined by Parent prior to the Second Effective Time, the managers and officers of Merger Sub II immediately prior to the Second Effective Time shall be the managers and officers of the Final Surviving Entity immediately after the Second Effective Time, each to hold such office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal and otherwise in accordance with the provisions of the DLLCA and the limited liability company agreement of the Final Surviving Entity.

ARTICLE II

PURCHASE PRICE; EFFECT ON SHARES

2.1 Effect of the Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, CCC, the Merger Subs, the Company or the Company Stockholders or any other Person: upon the terms and subject to the conditions set forth in this Agreement, including the provisions set forth in Section 2.3 and

Article VIII, each share of Company Capital Stock (other than any Cancelled Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3(b), (i) at the Closing, in accordance with Section 2.3, (A) if the holder thereof is an Accredited Stockholder, the Per Share Accredited Consideration, or, if the holder thereof is an Unaccredited Stockholder, the Per Share Unaccredited Cash Consideration (in each case, without interest thereon), minus (B) the Per Share Adjustment Escrow Amount, minus (C) the Per Share Indemnity Escrow Amount, minus (D) the Per Share Expense Fund Amount, minus (E) the Per Share Option Holdback Amount (in each case of clauses (B) through (E), such cash amounts to be deducted from the Per Share Accredited Cash Consideration or the Per Share Unaccredited Cash Consideration, as applicable), (ii) any cash disbursements of Escrow Cash required to be made from the Escrow Account with respect to such share of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in each case in accordance with Section 2.9(f) or Section 8.4, as applicable, (iii) any cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such share of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.9(e), (iv) any cash disbursements required to be made from the Expense Fund Account with respect to such share of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 8.6(c) and (v) any cash disbursements required to be made in connection with the Aggregate Option Release Amount (if any) with respect to such share of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.10. Each share of Parent Common Stock issuable in the First Merger, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be book-entry shares. For purposes of calculating the aggregate amount of cash consideration payable at any time to each Company Stockholder in respect of all of such Company Stockholder’s shares of Company Capital Stock held pursuant to any particular certificate or book entry evidencing such shares pursuant to this Section 2.1(a), (1) the cash consideration and the stock consideration payable in respect of all shares of Company Capital Stock held by such Company Stockholder pursuant to any particular certificate or book entry evidencing such shares shall each be aggregated and (2) the amount of cash to be paid to each such Company Stockholder after such aggregation shall be rounded to the nearest whole cent. For Tax purposes, the parties intend that the receipt of Parent Common Stock that is subject to vesting pursuant to the Vesting Agreement in respect of Company Capital Stock shall be treated as stock consideration in the Merger for any holder who makes a timely and effective election under Section 83(b) of the Code with regard to the receipt of such Parent Common Stock, and the parties intend to report the receipt of the Parent Common Stock consistent with such intended treatment.

(b) Treatment of Company Options and Company Restricted Stock Awards.

(i) Vested Company Options. No Vested Company Options shall be assumed or continued by Parent or the Company in connection with the First Merger or the other transactions contemplated hereby. Each Vested Company Option outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted automatically with no further action on the part of Parent, CCC, Merger Subs, Company or any Company Optionholder into the right to receive with respect to each share of Company Common Stock subject thereto, (i) at the Closing (or such later date as specified herein), in accordance with Section 2.3, (A) if the holder thereof is an Accredited Stockholder, the Per Share Accredited Consideration, or, if the holder thereof is an Unaccredited Stockholder, the Per Share Unaccredited Cash Consideration (in each case, without interest thereon), and in each case, for each share of Company Common Stock that would be issuable upon the exercise in full of such Vested Company Option, minus (B) an amount in cash equal to the per share exercise price of such Vested Company Option, minus (C) an amount in cash equal to any required withholding Taxes due at the time of such conversion, minus (D) the Per Share Adjustment Escrow Amount, minus (E) the Per Share Indemnity Escrow Amount, minus (F) the Per Share Expense Fund Amount, minus (G) the Per Share Option Holdback Amount (in each case of clauses (B) through (G), such aggregate cash amounts to be deducted from Per Share Accredited Cash Consideration or Per Share Unaccredited Cash Consideration, as applicable), (ii) any cash disbursements of Escrow Cash required to be made from the Escrow Account with respect to such Vested Company Option to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in each case in accordance with Section 2.9(f) or Section 8.4, as applicable, (iii) any cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such Vested Company Option to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.9(e), (iv) any cash disbursements required to be made from the Expense Fund Account with respect to such Vested Company Option to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 8.6(c) and (v) any cash disbursements required to be made in connection with the Aggregate Option Release Amount (if any) with respect to such Vested Company Option to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.10. Notwithstanding the foregoing, any Vested Company Option that has a per share exercise price in excess of the Per Share Accredited Consideration or the Per Share Unaccredited Cash Consideration, as applicable, shall be cancelled without consideration. Such payment in respect of any Vested Company Options that are Employee Options shall be made to the holders of Employee Options through the payroll processing system of CCC, the Final Surviving Entity or a Subsidiary of the Final Surviving Entity, as applicable, in accordance with standard payroll practices net of applicable Tax withholding and deductions, and such payment in respect of any Vested Company Options that are Non-Employee Options, shall be paid to the Paying Agent for further payment to such the holders of such Non-Employee Options; provided that, as a condition to payment of any amount owed to the holders of Vested Company Options, each such holder of a Vested Company Option must have first delivered to the Paying Agent or Parent, as applicable, a properly completed Option Cancellation Agreement substantially in the form attached hereto as Exhibit I (each, an “Option Cancellation Agreement”), properly completed Letter of Transmittal and, in the case of Non-Employee Options, a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, if applicable. For purposes of calculating the aggregate amount of consideration payable to each Company Vested Optionholder in respect of all of such holder’s Vested Company Options pursuant to this Section 2.1(b), (1) the cash consideration payable in respect of all Vested Company Options held by such Company Vested Optionholder shall be aggregated and (2) the amount of cash to be paid to each such Company Vested Optionholder after such aggregation shall be rounded to the nearest whole cent.

(ii) Forfeited Company Options. Notwithstanding anything to the contrary in Section 2.1(b)(iii), at the Effective Time, each Unvested Company Option identified on Section 2.1(b)(ii) of the Disclosure Schedule (the “Forfeited Company Options”), which is outstanding and unexercised as of immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by Parent, CCC, Merger Subs, the Company, or any Company Optionholder, be terminated without consideration and have no further force or effect as of immediately prior to the Effective Time.

(iii) Unvested Company Options. Subject to Sections 2.1(b)(ii) and 2.1(b)(v), at the Effective Time, each (A) Unvested Company Option that is not a Forfeited Company Option, which is outstanding and unexercised as of immediately prior to the Effective Time, shall, by virtue of the Merger and without any further action by Parent, CCC, Merger Subs, the Company, or any Company Optionholder, be terminated and, subject to the execution and delivery by each holder of Unvested Company Options of an Option Cancellation Agreement, substituted with, a restricted stock unit of Parent (a “Parent RSU”) with respect to the number of shares of Parent Common Stock, equal to the quotient of (A) the Intrinsic Value of such Unvested Company Option, divided by (B) the Closing VWAP (each, a “Converted RSU”); provided that any fractional share resulting from such quotient shall be rounded down to the nearest whole share. Following the Effective Time, each Converted RSU shall continue to be governed by substantially the same vesting schedule (but, for the avoidance of doubt, excluding any exercise price) that was applicable immediately prior to the Effective Time to the Unvested Company Option from which it was substituted, in all cases subject to restrictions related to the issuance of shares under applicable Law. Notwithstanding the foregoing, any Unvested Company Option that has a per share exercise price in excess of the Per Share Accredited Consideration or the Per Share Unaccredited Cash Consideration, as applicable, shall be cancelled without consideration. It is the intention of the parties that each of the adjustments in this Section 2.1(b)(iii) be performed in a manner that complies with or is exempt from Section 409A of the Code.

(iv) Company Restricted Stock Awards. Subject to Section 2.1(b)(v), at the Effective Time, each Company Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time shall, by virtue of the First Merger and without any further action by Parent, CCC, Merger Subs, the Company, or the holder of such Company Restricted Stock Award, be assumed by Parent and converted into, or terminated and substituted with, restricted shares of Parent Common Stock, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Awards immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (each, a “Converted Restricted Stock Award” and, together with the Converted RSUs, the “Converted Equity Awards”); provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. Following the Effective Time, each Converted Restricted Stock Award shall continue to be governed by substantially the same vesting schedule that was applicable immediately prior to the Effective Time to the Company Restricted Stock Award from which it was converted or substituted, in all cases subject to restrictions related to the issuance of shares under applicable Law.

(v) Certain Non-Employee Company Equity Awards. Notwithstanding anything to the contrary in this Section 2.1, at the Effective Time, each Unvested Company Option and Company Restricted Stock Award held by Persons set forth on Section 2.1(b)(v) of the Disclosure Schedule, which are outstanding, unvested, and, in the case of any Unvested Company Options, unexercised as of immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by Parent, CCC, Merger Subs, the Company, or any Company Optionholder or holder of such Company Restricted Stock Award, be accelerated and fully vest effective as of immediately prior to the Effective Time and instead be treated in accordance with Sections 2.1(a) and 2.1(b)(i) of this Agreement, as applicable.

(vi) Prior to the Effective Time, and subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall take all actions reasonably necessary to effect the transactions anticipated by this Section 2.1(b) under the applicable Company Equity Plan and any Contract applicable to any Company Option or Company Restricted Stock Award (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to effect the treatment of Company Options in accordance with this Section 2.1(b) have been made. The Company shall take all actions reasonably necessary to provide that no Company Options or Company Restricted Stock Awards or any other form of award will be granted or issued under any applicable Company Equity Plan following the Effective Time. Without limiting the foregoing, the Company shall take all actions reasonably necessary to ensure that the Company will not at the Effective Time be bound by any options, profit participation, phantom stock, stock appreciation rights, restricted stock units, warrants, SAFEs or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock or equity of the First Step Surviving Corporation or Final Surviving Entity or to receive any payment in respect thereof other than the payments provided for under this Agreement (including the assumption or substitution, as applicable, of Unvested Company Options pursuant to Section 2.1(b)(iii) and Company Restricted Stock Awards pursuant to Section 2.1(b)(iv)).

(vii) At or prior to the Effective Time, Parent shall take all actions reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for the delivery upon settlement of Converted Restricted Stock Awards. Parent shall file or maintain a registration statement on Form S-8 (or any successor form or other applicable form), relating to the Parent Common Stock issuable pursuant to the Converted Equity Awards as promptly as reasonably practicable, but in any event by the latest of (A) 30 days following the Closing Date, (B) the first date on which any Converted Equity Awards are eligible for settlement and (C) the date on which the Resale Registration Statement is filed with the SEC. Parent will maintain the effectiveness of such registration statement for so long as any such Converted Equity Awards remain outstanding.

(c) Effect on Merger Sub I Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, CCC, Merger Sub I or any other Person, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the First Step Surviving Corporation (and the shares of the First Step Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the First Step Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub I capital stock will evidence ownership of such number of shares of common stock of the First Step Surviving Corporation.

(d) Effect on Merger Sub II Membership Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the First Step Surviving Corporation, Merger Sub II or any other Person, each share of common stock of the First Step Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Effective Time, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute a membership interest of the Final Surviving Entity (and the membership interests of the Final Surviving Entity shall be the only membership interests of the Final Surviving Entity issued and outstanding immediately after the Second Effective Time).

(e) Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the First Merger, each share of Company Capital Stock held by the Company or Parent (or any direct or indirect wholly owned Subsidiary of Parent) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor (such shares, the “Cancelled Shares”).

(f) Adjustments to Merger Consideration. Notwithstanding anything to the contrary in this Agreement, if, and only if, the Closing Stock Consideration Tax Value is less than 40.5% of the Closing Total Consideration Tax Value (in each case, for the avoidance of doubt, prior to giving effect to the Adjustment Election), the Company may elect, by delivery of an irrevocable written notice to Parent no later than 5:00 p.m. (Eastern Time) on the Closing Date, to adjust the relative stock and cash portions of the Total Merger Consideration (the “Adjustment Election”) in accordance with this Section 2.1(f). If the Company makes the Adjustment Election, (x) the aggregate number of shares of Parent Common Stock issuable at the Closing shall be increased, and (y) the aggregate cash portion of the Total Merger Consideration payable at the Closing shall be reduced on a dollar-for-dollar basis (measured based on the Parent Stock Price), until the Closing Stock Consideration Tax Value (after giving effect to the Adjustment Election) is equal to 40.5% of the Closing Total Consideration Tax Value (after giving effect to the Adjustment Election); provided that in no event shall the total number of shares of Parent Common Stock issuable at the Closing (after giving effect to the Adjustment Election) exceed the Closing Stock Consideration Adjustment Cap, and for the avoidance of doubt, once the Closing Stock Consideration Adjustment Cap has been reached, no additional reductions to the aggregate cash portion of the Total Merger Consideration shall be made pursuant to the foregoing clause (y). No later than 6:00 p.m. (Eastern Time) on the Closing Date after making the Adjustment Election, the Company shall deliver to Parent an updated Allocation Schedule setting forth the amounts payable to each Company Indemnitor at the Closing after giving effect to the Adjustment Election and provide Parent with a reasonable opportunity to review and comment on such updated Allocation Schedule.

2.2 Payments.

(a) As soon as reasonably practicable following the Closing, but in no event later than one Business Day following the Closing Date, Parent shall cause CCC to transfer, by wire transfer of immediately available funds to the Paying Agent for exchange in accordance with this Article II, the cash portion of the Total Merger Consideration payable at the Closing to (i) the Company Stockholders pursuant to Section 2.1(a) in exchange for shares of Company Capital Stock outstanding as of immediately prior to the Effective Time and (ii) the Company Vested Optionholders who hold Non-Employee Options pursuant to Section 2.1(b) in exchange for such Vested Company Options outstanding as of immediately prior to the Effective Time, excluding, in each case, the portion of the Escrow Cash, Expense Fund and Aggregate Option Holdback Amount applicable to such payments.

(b) As soon as reasonably practicable following the Closing, but in no event later than one Business Day following the Closing Date, Parent shall cause CCC, or the Paying Agent on behalf of CCC, to pay, by wire transfer of immediately available funds, to the Final Surviving Entity the cash portion of the Total Merger Consideration payable at Closing in respect of the Vested Company Options that are Employee Options pursuant to Section 2.1(b) in exchange for such Employee Options outstanding as of immediately prior to the Effective Time, excluding, in each case, the portion of the Escrow Cash, Expense Fund and Aggregate Option Holdback Amount applicable to such payments.

(c) Parent shall cause the Final Surviving Entity or the applicable Subsidiary of the Final Surviving Entity to promptly (but in no event later than the second regular payroll cycle following the Closing) pay, through the payroll processing system of CCC, the Final Surviving Entity or a Subsidiary of the Final Surviving Entity, as applicable, in accordance with standard payroll practices, to each Company Vested Optionholder who holds Employee Options the cash amount payable at the Closing to such holder solely in respect of such Employee Options pursuant to Section 2.1(b) as set forth opposite such holder’s name in the Allocation Schedule (such amount, net of applicable Tax withholding or other deductions and excluding such holder’s contribution to the Escrow Cash, the Expense Fund and Aggregate Option Holdback Amount as set forth on the Allocation Schedule).

(d) As soon as reasonably practicable following the Closing, but in no event later than one Business Day following the Closing Date, Parent shall cause CCC, or the Paying Agent on behalf of CCC, to pay by wire transfer of immediately available funds, on behalf of the Company and as accounted for in the calculation of Total Merger Consideration, (i) the amount of Indebtedness due at Closing to each lender designated by the Company on the Allocation Schedule, to an account designated by the Company in the Allocation Schedule and (ii) all Third-Party Expenses payable to any Company advisors or other service providers (other than any current director, officer or employee) that remain outstanding as of the Closing, to such account or accounts as are designated in the applicable invoice from each advisor or other service provider to the Company (other than any current employee, director or officer of the Company), in each case dated no more than five Business Days prior to the Closing Date, with respect to all Closing Third-Party Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date and by the Company in the Allocation Schedule.

(e) No interest will be paid or will accrue for the benefit of the Company Security Holders or the Company’s lenders, service providers or other creditors on any Total Merger Consideration or any other amounts payable under this Agreement.

2.3 Payment and Share Issuance Procedures.

(a) On or prior to the Closing Date, Parent, the Stockholder Representative and the Paying Agent shall enter into the Paying Agent Agreement, in the form attached hereto as Exhibit K (“Paying Agent Agreement”). Following the execution of this Agreement, (i) the Company shall promptly (and not later than two Business Days prior to the distribution of the Exchange Documents by the Paying Agent) deliver or cause to be delivered to the Paying Agent and Parent the information set forth in Section 2 of the Paying Agent Agreement in accordance therewith (the “Required Information”), (ii) as promptly as reasonably practicable following receipt of the Required Information, and in any event within three Business Days thereafter, or at a later time as may be agreed between Parent and the Company, Parent shall cause the Paying Agent to set up the Paying Agent’s electronic platform which allows the applicable Company Indemnitors to complete their Exchange Documents electronically and (iii) as promptly as reasonably practicable following receipt of the Required Information, and in any event within five Business Days thereafter, or at a later time as may be agreed between Parent and the Company, Parent shall cause the Paying Agent to send an email (x) to each Company Stockholder and (y) to each Company Vested Optionholder, in each case at the email address for such Person set forth in the Required Information, to invite such Person to register and log into the Paying Agent’s electronic platform to complete electronically a letter of transmittal in the form attached hereto as Exhibit L (the “Letter of Transmittal”) and other required Exchange Documents; provided that if the Company has not provided the Required Information for any particular Company Indemnitor on or before the date that is five Business Days prior to the Closing Date, Parent shall not be required to cause the Paying Agent to, and the Paying Agent shall not be required to, send the email described in the foregoing clause (iii) to such Company Indemnitor until the later of (x) the date that is three Business Days following the Closing and (y) five Business Days following receipt of any Required Information. Each Accredited Stockholder shall be entitled to designate in its Letter of Transmittal which of its Company Capital Stock shall be treated as exchanged for the Parent Common Stock that such Accredited Stockholder is entitled to receive pursuant to this Agreement with respect to its Company Capital Stock for purposes of this Agreement and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii).

(b) Subject to Section 2.6, as promptly as practicable following receipt by the Paying Agent of a Letter of Transmittal (and, with respect to each Company Optionholder, an Option Cancellation Agreement) and any other documents (including a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, and, with respect to any Accredited Stockholder, the Accredited Investor Questionnaire) that Parent or the Paying Agent may reasonably require in connection therewith (collectively, the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, but for the avoidance of doubt in no event prior to the Effective Time, (i) Parent shall cause the Paying Agent to pay to each Company Stockholder the cash amount payable to such holder at the Closing pursuant to Section 2.1(a), as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Cash, the Expense Fund and the Aggregate Option Holdback Amount as set forth on the Allocation Schedule), (ii)

Parent shall cause its transfer agent to issue to each Company Stockholder and Company Vested Optionholder that is an Accredited Stockholder the number of shares of Parent Common Stock issuable to such holder at the Closing pursuant to Section 2.1(a) or Section 2.1(b), as applicable, as set forth opposite such holder’s name in the Allocation Schedule, and (iii) Parent shall cause the Paying Agent to pay to each Company Vested Optionholder (solely with respect to Non-Employee Options) the cash portion of the Total Merger Consideration payable to such holder at the Closing in respect of Non-Employee Options pursuant to Section 2.1(b) as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Cash, the Expense Fund and the Aggregate Option Holdback Amount as set forth on the Allocation Schedule). Notwithstanding the foregoing, if the Company has delivered the Allocation Schedule to Parent at least three Business Days prior to the Closing Date in accordance with Section 5.3 and to the Paying Agent and Parent in accordance with Section 3 of the Paying Agent Agreement, and a Company Indemnitor has delivered its Exchange Documents to the Paying Agent at least three Business Days prior to the Closing Date, then Parent shall use its reasonable best efforts to (x) cause the Paying Agent to make payments to such Company Indemnitor in accordance with Section 2.3(b)(i) or Section 2.3(b)(iii), as applicable, as soon as reasonably practicable following the Closing and (y) cause its transfer agent to issue shares of Parent Common Stock issuable to such Company Indemnitor in accordance with Section 2.3(b)(ii), if applicable, as soon as reasonably practicable following the Closing.

(c) At any time following the date that is one year following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent (or its designated successor or assign) all cash amounts that have been deposited with the Paying Agent pursuant to Section 2.2, and not disbursed to the Company Security Holders pursuant to this Section 2.3 (as well as any and all interest thereon or other income or proceeds thereof), and thereafter the Company Security Holders shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts that may be payable to such holders pursuant to Section 2.3(b) upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3(b). No interest shall be payable to the Company Security Holders for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.3(c) and which are subsequently delivered to the Company Security Holders.

(d) Notwithstanding anything to the contrary in this Section 2.3, none of Parent, the Paying Agent, the Final Surviving Entity nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.4 Escrow Arrangements.

(a) As soon as reasonably practicable following the Closing, Parent shall cause CCC, or the Paying Agent on behalf of CCC, to deposit with the Escrow Agent (on behalf of each Company Indemnitor) (i) the Adjustment Escrow Amount in the Adjustment Escrow Account and (ii) the Indemnity Escrow Amount in the Indemnity Escrow Account in each case, under the terms of this Agreement and the Escrow Agreement.

(b) The Escrow Agreement shall be entered into at or prior to the Closing, by and among Parent, the Stockholder Representative, on behalf of the Company Indemnitors, and the Escrow Agent. The Escrow Cash shall be distributed to the Paying Agent (for further distribution to the Company Indemnitors, in accordance with their applicable Pro Rata Shares), and to Parent (or its designee) at the times, and upon the terms and conditions, set forth in this Agreement and the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Indemnitors constitutes approval by such Company Indemnitors, as specific terms of the Merger, and the irrevocable agreement of such Company Indemnitors to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Adjustment Escrow Amount into the Adjustment Escrow Account, the Indemnity Escrow Amount into the Indemnity Escrow Account, the obligations set forth in Article VIII and the appointment and sole authority of the Stockholder Representative to act on behalf of the Company Indemnitors, as provided for herein and in the Escrow Agreement. The Escrow Cash shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(c) In no event shall the aggregate amount of Escrow Cash payable to any Company Indemnitors in respect of their Company Capital Stock and Vested Company Option exceed an amount equal to (A) the portion of Escrow Cash to be deposited with respect to such Company Indemnitor in respect of such Company Capital Stock and Vested Company Option based upon their Pro Rata Share, multiplied by (B) the greater of (I) 105% or (II) 100% plus five times the “Federal midterm rate” as defined in Section 1274(d)(1) of the Code (expressed as a percentage) in effect at the time the Adjustment Escrow Account and Indemnity Escrow Account are funded. The preceding sentence is intended to ensure that the right of the applicable Company Indemnitor to such payments is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. Except to the extent required by applicable Law, no party shall take any action for Tax purposes or Tax Return filing position inconsistent with the Tax treatment agreed to in this Section 2.4(c).

2.5 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and with respect to which the Company Stockholder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL, and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the payments set forth in Section 2.1, but such Company Stockholder shall only be entitled to such rights as are provided by the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights of a stockholder of the First Step Surviving Corporation or the Final Surviving Entity. Notwithstanding the provisions of this Section 2.5, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be cancelled and converted into and represent only the right to receive such Company Stockholder’s portion of the Total Merger Consideration for its Company Capital Stock, as applicable, set forth in Section 2.1, without interest thereon, and subject to the escrow provisions set forth in Section 2.1 and Article VIII and expense provisions in Section 8.6, upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3.

(b) The Company shall give Parent (i) prompt notice of any demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

2.6 No Fractional Shares. The number of shares of Parent Common Stock to be issued to the Accredited Stockholders pursuant to Section 2.1(a) or Section 2.1(b) shall be rounded down to the nearest whole number of shares of Parent Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock will be issued, and if, after aggregating all shares of Parent Common Stock (including fractional shares) that would be issued hereunder to an Accredited Stockholder, such aggregate number of shares of Parent Common Stock includes a fraction of a share of Parent Common Stock, no certificates or scrip for any such fractional shares shall be issued hereunder and such Accredited Stockholder shall receive an amount in cash equal to the product of (a) such fraction of a share of Parent Common Stock multiplied by (b) the Parent Stock Price, rounded to the nearest cent, in each case, as set forth on the Allocation Schedule.

2.7 Withholding. Notwithstanding any other provision of this Agreement, Parent, CCC, the Final Surviving Entity, the Escrow Agent, the Paying Agent, the Company, the Stockholder Representative, any Affiliate of the foregoing, and any other withholding agent shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order, and to request and be provided any necessary tax forms, including an IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information; provided that the applicable withholding agent shall use commercially reasonable efforts to provide the Company with reasonable notice of any proposed withholding or deduction prior to making such withholding or deduction (other than with respect to any withholding or deduction required (a) with respect to compensatory amounts or (b) due to the failure of the Company to provide the FIRPTA Compliance Certificate or of any recipient to provide to the withholding agent, pursuant to the Letter of Transmittal, an IRS Form W-9 or appropriate version of IRS Form W-8, as applicable) and shall consult in good faith with the Company to reduce or eliminate the amount of such withholding or deduction pursuant to this Section 2.7. To the extent any such amounts are so deducted or withheld and paid to the proper Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.8 Taking of Necessary Action; Further Action. If at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, CCC, the Merger Subs, and the officers and directors of Parent, CCC and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

2.9 Post-Closing Reconciliation.

(a) At least five Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) that shall set forth its good faith calculation of (i) the estimated Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (ii) the estimated Closing Indebtedness Amount, (iii) the estimated Closing Cash Amount, (iv) the estimated Closing Third-Party Expenses and (v) the Total Merger Consideration calculated based on such estimated amounts (the “Estimated Total Merger Consideration”) (including the component pieces thereof), in each case, accompanied by reasonably detailed back-up documentation for such calculations. The Company shall prepare the Estimated Closing Statement in accordance with the applicable definitions in this Agreement and, in the case of the Estimated Closing Working Capital Adjustment Amount, the Accounting Principles. The Company shall make available to Parent and its Representatives the books and records used in preparing the Estimated Closing Statement and reasonable access (on prior notice and during business hours) to employees of the Company as Parent may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Parent’s and its Representatives’ review of such statements and shall consider in good faith any comments of Parent on the Estimated Closing Statement, as applicable. The Company may revise the Estimated Closing Statement prior to the Closing to reflect any comments from Parent and to make any other changes thereto required to update or correct the information set forth therein. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.

(b) As soon as reasonably practicable after the Closing Date, and in any event within 90 days after the Closing Date (the “Calculation Period”), Parent shall prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) that shall set forth its calculation of (i) the Closing Working Capital Adjustment Amount, (ii) the Closing Indebtedness Amount, (iii) the Closing Cash Amount, (iv) the Closing Third-Party Expenses and (v) the Total Merger Consideration calculated based on such amounts (including the component prices thereof), in each case, accompanied by reasonably detailed back-up documentation for such calculations. Parent shall prepare the Post-Closing Statement in accordance with the applicable definitions in this Agreement and, in the case of the Closing Working Capital Adjustment Amount, the Accounting Principles; provided that the Post-Closing Statement shall be prepared based on facts, circumstances, and information available to Parent as of the date on which the Post-Closing Statement is delivered by Parent to the Stockholder Representative with regards to conditions that existed as of immediately prior to the Closing in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codifications (“ASC”) Topic 855, Subsequent Events. After the Stockholder Representative’s receipt of the Post-Closing Statement, the Stockholder Representative and its Representatives shall be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Post-Closing Statement and the calculations set forth therein after signing a customary confidentiality and non-reliance agreement relating to such access to working papers in form and substance reasonably acceptable to Parent’s independent accountants, as well as the relevant books and records of the Company, and Parent shall cause the Company and its Representatives to use commercially reasonable efforts to assist the Stockholder Representative and its Representatives in their reasonable review of the Post-Closing Statement. The Stockholder Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) within 30 days of the Stockholder Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Stockholder Representative disagrees with any portion of the Post-Closing Statement. Notwithstanding anything herein to the contrary, if no Post-Closing Statement is delivered to the Stockholder Representative on or prior to the expiration date of the Calculation Period, then at the written election of the Stockholder Representative within 60 days of the end of the Calculation Period, the Estimated Closing Statement shall become the Final Closing Statement and all amounts set forth therein shall be deemed to have been accepted by Parent and shall become final and binding upon the parties hereto for all purposes under this Agreement (and any Post-Closing Statement not timely delivered by Parent shall be disregarded). The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Stockholder Representative’s proposed adjustments to the Post-Closing Statement with reasonably detailed supporting documentation. If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Stockholder Representative and shall become final and binding upon the parties hereto and the Company Indemnitors for all purposes under this Agreement. During the 30 days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Stockholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any discussions (including any materials exchanged in connection therewith) between the Stockholder Representative and Parent and their respective Affiliates related to resolving any objections under this Section 2.9(b) (unless otherwise agreed by the Stockholder Representative and Parent) shall be governed by Rule 408 of the Federal Rules of Evidence and any equivalent state Law. Any items agreed to by the Stockholder Representative and Parent in a written agreement executed and delivered by each of the Stockholder Representative and Parent, together with any items not disputed or objected to by the Stockholder Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Stockholder Representative and Parent, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to RSM US LLP (the “Independent Accountant”). In the event that RSM

US LLP refuses or is otherwise unable to act as the Independent Accountant, the Stockholder Representative and Parent shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreed in writing by the Stockholder Representative and Parent, in which event “Independent Accountant” shall mean such firm. Within 30 days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto for all purposes under this Agreement, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Stockholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Stockholder Representative in the Notice of Adjustment Disagreement or Parent in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Parent and the Stockholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.9(b); provided that the independent accountants of Parent, the Stockholder Representative or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants; provided, further, that neither Parent nor the Stockholder Representative shall have any ex parte communications with the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Company Indemnitors) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, 60% of the fees and expenses of the Independent Accountant would be borne by Parent and 40% of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the Company Indemnitors)).

(c) The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b) as adjusted pursuant to the written agreement executed and delivered by Parent and the Stockholder Representative, (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are unable to agree on all matters set forth in such

Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.9(b) or (iv) if no Post-Closing Statement was delivered to the Stockholder Representative on or prior to the expiration date of the Calculation Period and the Stockholder Representative elected in writing to cause the Estimated Closing Statement to become the Final Closing Statement in accordance with Section 2.9(b), the Estimated Closing Statement delivered by the Company to Parent pursuant to Section 2.9(a). The date on which the Final Closing Statement is finally determined in accordance with this Section 2.9(c) is hereinafter referred to as the “Determination Date.” The Final Closing Statement and all amounts set forth therein shall be final and binding upon the parties hereto and the Company Indemnitors for all purposes under this Agreement.

(d) If the Total Merger Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.9) is less than the Estimated Total Merger Consideration set forth in the Estimated Closing Statement (after giving effect to any revisions thereto in accordance with Section 2.9(a)) (such difference, the “Post-Closing Deficit Amount”), then Parent and the Stockholder Representative shall promptly (but in all events within five Business Days after the Determination Date), instruct the Escrow Agent to promptly transfer and release to Parent (or its designee) (i) an aggregate amount of Adjustment Escrow Cash from the Adjustment Escrow Account equal to the absolute value of the Post-Closing Deficit Amount (plus any costs allocated to the Stockholder Representative (on behalf of the Company Indemnitors) pursuant to Section 2.9(b)) and (ii) solely in the event that the Post-Closing Deficit Amount exceeds the then-available amount of the Adjustment Escrow Account, an aggregate amount of Indemnity Escrow Cash from the Indemnity Escrow Account equal to such deficiency. For the avoidance of doubt, any recovery of any such Post-Closing Deficit Amount shall not be subject to any of the procedures for indemnification set forth in Section 8.2, it being understood and agreed that the sole recourse therefor shall be from the Escrow Account pursuant to the preceding sentence.

(e) If the Total Merger Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.9) is more than the Estimated Total Merger Consideration set forth in the Estimated Closing Statement (after giving effect to any revisions thereto in accordance with Section 2.9(a)) (such difference, the “Post-Closing Excess Amount”), then Parent shall cause CCC to promptly (but in all events within five Business Days after the Determination Date) pay the Post-Closing Excess Amount in cash to the Paying Agent for further distribution to the Company Indemnitors pursuant to Section 2.1(a) and Section 2.1(b), as applicable; provided that as a condition to CCC’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the Post-Closing Excess Amount payable to each Company Indemnitor.

(f) Following the payment of any Post-Closing Deficit Amount to Parent (or its designee) in accordance with Section 2.9(d) or, if there is a Post-Closing Excess Amount, the payment by CCC of such amount to the Company Indemnitors in accordance with Section 2.9(e), Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account an aggregate cash amount equal to the then-remaining Adjustment Escrow Cash available in the Adjustment Escrow Account, if any, to the Paying Agent for further distribution to the Company Indemnitors pursuant to Section 2.1(a) and Section 2.1(b), as applicable; provided that as a condition to CCC’s and Paying Agent’s obligation to make such distributions, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the remaining Adjustment Escrow Cash to be distributed to each Company Indemnitor.

(g) Parent, CCC and the Final Surviving Entity shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Indemnitor received the appropriate portion of any such distribution, and in no event will Parent, CCC, the Final Surviving Entity or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with the updated Allocation Schedule delivered by the Stockholder Representative.

2.10 Aggregate Option Holdback Amount.

(a) At the Effective Time, Parent shall withhold an aggregate amount equal to the Aggregate Option Holdback Amount from the Total Merger Consideration otherwise payable at the Closing. With respect to each Continuing Employee who (i) holds an Unvested Company Option or is entitled to a Promised Company Option that, in either case, is subject to a one-year initial cliff vesting schedule which has a cliff vesting date that would occur subsequent to the Closing Date, and (ii) following the Closing Date, ceases to be employed by Parent or any of its Subsidiaries prior to the annual cliff vesting date under such Continuing Employee’s Unvested Company Options or Promised Company Options, as applicable, the portion of the Aggregate Option Holdback Amount that was withheld in respect of such Continuing Employee’s Unvested Company Options or Promised Company Options, as applicable, shall be released pursuant to Section 2.10(b). Any remaining portion of the Aggregate Option Holdback Amount not released pursuant to Section 2.10(b) shall be retained by Parent.

(b) On or before the fifth Business Day after the first anniversary of the Closing Date, Parent will notify the Stockholder Representative in writing of Parent’s good faith estimate of the Aggregate Option Release Amount. Within 10 Business Days following the first anniversary of the Closing Date, Parent shall release an aggregate amount equal to the Aggregate Option Release Amount to the Paying Agent (for further distribution to the Company Indemnitors in accordance with their applicable Pro Rata Share of such amount).

2.11 Equitable Adjustments. If at any time during the Interim Period, any change in the outstanding shares of Parent Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Parent Common Stock or the number of shares of Parent Common Stock shall be equitably adjusted to the extent necessary to provide the parties the same economic effect with respect to the Parent Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and in which case such disclosures shall be deemed to be an exception to, or qualification or modification of, the representations and warranties in each such Section, Subsection or other relevant representation and warranty), the Company represents and warrants to Parent and the Merger Subs as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate, distribute and lease its properties and to conduct its business as presently conducted and as contemplated to be conducted immediately after the Closing. The Company is duly qualified to do business and is in good standing in each jurisdiction where such licensing or qualification is material to the business it is conducting or the ownership, operation or leasing of its properties and assets.

(b) The Company has made available correct and complete copies of its certificate of incorporation, as amended to date (the “Company Certificate of Incorporation”), bylaws, as amended to date, each in full force and effect on the Agreement Date (collectively, the “Company Charter Documents”), and other governing documents, including its Series C Investor Rights Agreement, Series C Voting Agreement and Series C Right of First Refusal and Co-Sale Agreement, each dated as of July 30, 2024 and each as amended to date and in full force and effect on the Agreement Date (collectively, the “Company Governing Documents”). The Company Board has not approved or proposed any amendment to any of the current Company Charter Documents or Company Governing Documents. The Company is not in violation of any of the provisions of the Company Charter Documents or Company Governing Documents.

3.2 Company Capital Structure.

(a) As of the Agreement Date, the authorized capital stock of the Company consists of (i) 23,104,000 shares of Company Common Stock, $0.00001 par value, of which 10,547,099 shares are issued and outstanding, and (ii) 8,717,590 shares of Company Preferred Stock, $0.00001 par value, (A) 2,818,181 shares of which are designated Series Seed Preferred Stock and all of which are issued and outstanding, (B) 1,214,014 shares of which are designated Series Seed-2 Preferred Stock and all of which are issued and outstanding, (C) 62,795 shares of which are designated Series Seed-3 Preferred Stock and all of which are issued and outstanding, (D) 2,394,628 shares of which are designated Series A Preferred Stock and all of which are issued and outstanding, (E) 653,381 shares of which are designated Series B Preferred Stock and all of which are issued and outstanding, (F) 796,920 shares of which are designated Series B-1 Preferred

Stock and all of which are issued and outstanding and (G) 777,671 shares of which are designated Series C Preferred Stock and all of which are issued and outstanding. Each share of Company Preferred Stock is convertible into Company Common Stock as is determined by dividing the applicable Original Issue Price (as defined in the Company Certificate of Incorporation) by the applicable Conversion Price (as defined in the Company Certificate of Incorporation) in effect at the time of conversion, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the conversion provisions related to the Company Preferred Stock pursuant to the Company Certificate of Incorporation, the exercise of Company Options under the Company Equity Plan that are, in each case, outstanding as of the Agreement Date. The Company holds no treasury shares. Section 3.2(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of the Company Stockholders and the number and type of such shares so owned by each such Company Stockholder, and any beneficial holders thereof. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Company Charter Documents, the Company Governing Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Law any shares of Company Capital Stock, any Company Securities or any other securities of the Company, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock and all Company Options were issued in compliance with Law and all requirements set forth in the Company Charter Documents, the Company Governing Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(b) No shares of Company Capital Stock are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, except for the Company Restricted Stock Awards set forth on Section 3.2(a) of the Disclosure Schedule and early-exercised Company Options. Each Contract pursuant to which any Company Restricted Stock Award is subject to vesting or a right of repurchase or a substantial risk of forfeiture is set forth in Section 3.2(b) of the Disclosure Schedule. Each Company Restricted Stock Award and shares of Company Capital Stock underlying any early-exercised Company Option is subject to a valid and timely election under Section 83(b) of the Code.

(c) As of the Agreement Date, the Company has reserved 6,523,387 shares of Company Common Stock for issuance to Company Service Providers pursuant to the Company Equity Plan, of which 2,596,332 shares are subject to outstanding and unexercised Company Options or Company Restricted Stock Awards, and 228,354 shares remain available for issuance thereunder. Section 3.2(c)-1 of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of all holders of Company Stock Awards, including the number of shares of Company Capital Stock subject to each Company Stock Award and, as applicable, the number of such shares that are vested or unvested, the “date of grant” of such Company Stock Award (with respect to each Company Option, as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the intended Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax Law), the term of each Company Option, the equity plan from which such Company Stock Award was granted (if any), and the country and state of residence of each such holder of Company Stock Awards. Section 3.2(c)-2 of the Disclosure Schedule indicates, as of the Agreement Date, which holders of Company Stock Awards are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company. Section 3.2(c)-3 of the Disclosure Schedule sets forth a list of each commitment or other promise (whether or not in writing) to grant Company Options that has been made but not fully satisfied as of the Agreement Date (such grants, the “Promised Company Options”).

(d) With respect to the Company Stock Awards, (i) each grant of a Company Stock Award was duly authorized no later than the date on which the grant of such Company Stock Award was by its terms to be effective by all necessary corporate action, (ii) no Company Stock Awards differ in any material respect from the standard form of applicable award agreement under the applicable Company Equity Plan, a correct and complete copy of such award agreement has been made available to Parent (other than any vesting acceleration provisions contained therein as indicated in Section 3.2(c)-1 of the Disclosure Schedule) and (iii) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case from the form made available to Parent. Except for Company Restricted Stock Awards, no shares of Company Capital Stock are subject to vesting as of the Agreement Date. The treatment of Company Stock Awards under Section 2.1 is permitted under the Company Equity Plan and the underlying individual agreements for such equity awards. Other than as set forth on Section 3.2(c)-3 of the Disclosure Schedule, the Company has no outstanding commitments to grant Company Options, Company Restricted Stock Awards or other equity incentive awards. No Company Option that was granted so as to qualify as an incentive stock option as defined in Section 422 of the Code was early exercised by the holder of such Company Option.

(e) As of the Agreement Date, there are no authorized, issued or outstanding Company Securities, other than shares of Company Capital Stock and the Company Stock Awards and the Promised Company Options set forth on Section 3.2(a) of the Disclosure Schedule. Other than as set forth on Section 3.2(a), Section 3.2(c)-1 or Section 3.2(e) of the Disclosure Schedule, as of the Agreement Date, no Person holds any Company Securities, or is party to any Contract of any character to which the Company or any Company Security Holder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Security Holder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities or other rights to purchase or otherwise acquire any Company Securities, whether vested or unvested or (ii) obligating the Company to grant, extend, accelerate the vesting or repurchase rights of (other than any vesting acceleration provisions contained therein as indicated in Section 3.2(c)-1 of the Disclosure Schedule), change the price of, or otherwise amend or enter into any Company Option or other Company Security.

(f) There is no Indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company Security Holder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company.

(g) There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company, on the one hand, and any Company Security Holder, on the other hand, and (ii) between or among any of the Company Security Holders. No Company Equity Plan nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options or the acceleration of any other benefits thereunder, in each case in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or Parent, or any other event, whether before, upon or following the Effective Time or otherwise.

3.3 No Subsidiaries; Ownership Interests. The Company does not have, and has not had, any Subsidiaries. The Company does not own, and has not owned, directly or indirectly, any Equity Interests in any Person.

3.4 Authority and Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company Stockholder Approval is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and each of the Related Agreements to which the Company is a party and approve the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Effective Time shall be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (A) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (B) principles of equity, rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforcement Exceptions”). The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (x) declared that this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and the Company Stockholders, (y) approved this Agreement in accordance with the provisions of the DGCL and (z) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger (collectively, the “Company Board Resolutions”).

(b) The Company, the Company Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Company Charter Documents shall not be applicable to any of Parent, the Company or Final Surviving Entity or to the execution, delivery or performance of the transactions contemplated by this Agreement, including the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall not conflict with or result in any violation by the Company of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the creation of any Lien (other than Permitted Liens) on any material assets of the Company or any of the Equity Interests of the Company under (a) any provision of the Company Charter Documents, the Company Governing Documents or the Organizational Documents of the Company, (b) any Material Contract, (c) any material Permit of the Company or (d) assuming compliance with any applicable Antitrust Laws, any Law applicable to the Company or any of its properties or assets (whether tangible or intangible) other than, in the case of clauses (b), (c) or (d), any such conflict, violation, default, obligation, right, loss or creation of any Lien that would not be material to the Company.

3.6 Governmental Authorization. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, including any state material change transaction or healthcare transaction filing, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (b) the filings of the First Certificate of Merger and the Second Certificate of Merger as provided in Section 1.2 and (c) the expiration or early termination of the applicable waiting period under the HSR Act.

3.7 Company Financial Statements; No Undisclosed Liabilities.

(a) Section 3.7(a) of the Disclosure Schedule sets forth true, complete and correct copies of the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2023 and December 31, 2022 (including, in each case, balance sheets, statements of operations, statements of changes in stockholders’ equity and statements of cash flows) (the “Audited Financials”) and its unaudited consolidated financial statements (including, in each case, balance sheets, statements of operations, statements of changes in stockholders’ equity and statements of cash flows) as of September 30, 2024 (the “Balance Sheet Date”) and the nine months then ended (the “Interim Financials” and collectively with the Audited Financials, the “Financials”). The Financials (i) are prepared from and consistent with the books and records of the Company, (ii) fairly present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of the Interim Financials, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or shall be material to the Company), and (iii) were prepared in accordance with GAAP, except for the absence of footnotes in the Interim Financials (none of which are, individually or in the aggregate, material in amount or effect), applied on a consistent basis throughout the periods indicated and consistent with each other.

(b) The Company does not have any material Liabilities other than (i) those set forth on or provided for on the face of the balance sheet (the “Current Balance Sheet”) included in the Interim Financials as of the Balance Sheet Date, (ii) those incurred in the conduct of the Company’s business since the Balance Sheet Date in the Ordinary Course of Business that do not result from any breach of Contract, warranty, infringement, misappropriation, tort or violation of Law by the Company and (iii) those incurred by the Company in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including all Third-Party Expenses. Except for Liabilities reflected in the Financials, the Company does not have any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. Since the Lookback Date, the Company has not guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied.

(c) Section 3.7(c) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of all Indebtedness of the Company described in clauses (a) through (e) and, solely with respect to the foregoing clauses, clause (m) in the definition of “Indebtedness,” including, for each such item of Indebtedness, the outstanding principal and accrued but unpaid interest, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the Closing pursuant to the agreements governing such Indebtedness.

(d) The Company has established, maintains and adheres to a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting, including (i) that transactions, receipts and expenditures of the Company are being executed and made in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors or any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of the Financials or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Financials. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could materially and adversely affect the Company’s ability to record, process, summarize and report financial data. There has been no material change in the Company’s accounting policies since the Lookback Date, except as described in the Financials.

3.8 No Changes. Since the Balance Sheet Date: (a) the Company has conducted its business in the Ordinary Course of Business (except with respect to actions taken by the Company in connection with this Agreement and the transactions contemplated hereby), (b) there has not occurred a Company Material Adverse Effect, and (c) the Company has not taken any action that, if taken after the Agreement Date, would constitute a material breach of, or require the consent of, Parent under Section 6.2.

3.9 Tax Matters.

(a) General Tax Matters.

(i) The Company has (A) prepared and timely filed all income and other material Tax Returns required to be filed, and such Tax Returns are true and correct in all respects and (B) timely paid all material Taxes required to be paid by the Company (whether or not shown or required to be shown on any Tax Return). The Company is not the beneficiary of any extension of time within which to file any material Tax Return (other than automatically granted extensions to file income Tax Returns that are obtained in the Ordinary Course of Business).

(ii) Except to the extent such failure would not, in the aggregate, be material, the Company has paid or withheld or collected with respect to its employees, creditors, customers, stockholders and other third parties, all Taxes and social security charges, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld or collected, and has timely paid over any such Taxes and other amounts to the appropriate Governmental Entity in accordance with applicable Law, and filed correct and complete information Tax Returns to the extent required to be filed by the Company with respect thereto.

(iii) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company that has not been paid or otherwise resolved in full, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination with respect to any Taxes of the Company is in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No written claim has ever been made by any Tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. No adjustment relating to any material Tax Return filed by the Company has been proposed in writing by any Tax authority. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. There are no matters relating to material Taxes under discussion between any Tax authority and the Company.

(v) As of the Balance Sheet Date, the Company does not have any liabilities for material unpaid Taxes which have not been accrued or reserved on the face of the Current Balance Sheet (rather than in any notes thereto), whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any material liability for Taxes other than in the Ordinary Course of Business (or recognized any extraordinary gain) since the Balance Sheet Date (other than as a result of the Closing).

(vi) The Company has delivered to Parent correct and complete copies of all income, sales and use, value added, and other material Tax Returns filed by the Company within the three-year period prior to the Agreement Date, all IRS Forms 8832 filed by the Company, any formal written analyses prepared by, or on behalf of, the Company regarding whether any of the Tax attribute carryforwards of the Company (including net operating losses and Tax credits) are subject to limitation pursuant to Sections 382, 383 or 384 of the Code, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company related to matters that have not yet been resolved. No power of attorney with respect to Taxes has been granted with respect to the Company that will remain in effect after the Closing.

(vii) There are no Liens on the assets of the Company relating or attributable to Taxes, other than Permitted Liens.

(viii) The Company has not been, during the applicable period provided in Section 897(c) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or Section 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) within the two-year period prior to the Agreement Date.

(x) The Company has not participated in any “reportable transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder, or participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law.

(xi) Neither the Company nor any predecessor of the Company has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than an affiliated group of which the Company was the common parent), (B) ever been a party to any Tax sharing, indemnification, reimbursement or allocation agreement, nor does the Company owe any amount under any such agreement (other than Commercial Tax Agreements), (C) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of Law, by Contract or otherwise (other than Commercial Tax Agreements) or (D) ever been a party to any joint venture, partnership or other agreement that could reasonably be treated as a partnership for U.S. federal income Tax purposes.

(xii) The Company (and CCC as a result of its acquisition of the Company) will not be required to include any material amount of income or gain or exclude any material amount of deduction or loss from taxable income for any Tax period or portion thereof ending after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting filed on or before the Closing Date, or use of an improper method of accounting filed (or otherwise adopted or imposed) on or before the Closing Date, or use of an improper method of accounting, for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the Closing Date, (C) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring before the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing Date or (E) any deferred revenue or prepaid amount received or accrued on or prior to the Closing Date. The Company has not made an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(xiii) The Company has since formation used the accrual method of accounting for income Tax purposes.

(xiv) Section 3.9(a)(xiv) of the Disclosure Schedule sets forth a list of the entity classification of the Company for U.S. federal income tax purposes, and, unless otherwise noted on Section 3.9(a)(xiv), the Company has had such classification at all times since its incorporation or formation, as applicable, and no election is pending to change any such classification. Except as set forth on Section 3.9(a)(xiv) of the Disclosure Schedule, the Company has not had any direct or indirect ownership interest in any trust, corporation, partnership, limited liability company, joint venture or other business entity for U.S. federal income Tax purposes.

(xv) The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country.

(xvi) The Company has never (A) participated in an international boycott as defined in Section 999 of the Code, (B) been subject to any accumulated earnings Tax or personal holding company Tax, (C) had branch operations in any foreign country, (D) been party to a gain recognition agreement under Section 367 of the Code or (E) incurred a dual consolidated loss within the meaning of Section 1503 of the Code. The Company has not transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Tax ruling has been issued to the Company, and the Company has not applied for any Tax ruling. To the extent required by applicable Law, the Company has filed all reports and has created or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any non-U.S. Tax Law).

(xvii) The Company is, and has been at all relevant times, in compliance in all material respects with all applicable transfer pricing laws and regulations.

(xviii) Section 3.9(a)(xviii) of the Disclosure Schedule lists all Tax holidays that were granted by a Tax authority and are not generally available to Persons without specific application therefor with regard to the payment of Taxes which have current applicability to the Company. The Company is currently in compliance with the requirements for all such Tax holidays and similar Tax benefits and has been in compliance since such holiday or benefit was originally claimed by the Company. To the Knowledge of the Company, no Tax holiday or similar Tax benefit of the Company will terminate or be subject to recapture or clawback by reason of the transactions contemplated by this Agreement.

(xix) The Company has not taken any action, nor knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xx) A valid election under Section 83(b) of the Code was timely made in connection with any issuance of any shares of Company Capital Stock in connection with the performance of services if such shares were subject to a substantial risk of forfeiture.

(xxi) The Company has collected, remitted and reported to the appropriate Tax authority all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(xxii) The Company has not (A) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (C) deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order.

3.10 Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.

(a) The Company does not own, nor has ever owned, any real property.

(b) Section 3.10(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (such agreements, together with any amendments, terminations and modifications thereto, the “Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is a party. The Company has delivered to Parent a correct and complete copy of each Lease Agreement. There is not, under any of such Lease Agreements, any existing material breach or material default (or event which with notice or lapse of time, or both, would constitute a default) on the part of the Company or, to the Knowledge of the Company, any other party, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to the Enforcement Exceptions. The Company has not received any written or, to the Knowledge of the Company, oral notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(c) The Company has good title to, or valid leasehold interest in, all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Current Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such tangible properties and assets that afford the Company valid leasehold possession of the tangible properties that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens. The Company has not (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or (ii) collaterally assigned or granted any other security interest in such Lease Agreement or interest therein.

3.11 Intellectual Property.

(a) Registered IP. Section 3.11(a) of the Disclosure Schedule lists: (i) each item of Registered IP which is owned, filed in the name of, or purported to be owned by the Company or subject to a valid obligation of assignment to the Company (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number (or the applicable registrar, with respect to domain names), (iii) the filing date, and issuance/registration/grant date and (iv) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. All necessary registration, maintenance and renewal fees in connection with the Company Registered IP that are or shall be due for payment on or before the Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with the Company Registered IP that are or shall be due for filing on or before the Closing Date have been or shall be timely filed with the applicable Governmental Entity, for the purposes of maintaining such Company Registered IP. All Company Registered IP is subsisting, valid and enforceable (except with respect to applications, which are validly applied for).

(b) Title and Sufficiency. The Company exclusively owns all right, title, and interest to, or has a valid and enforceable right to use, all Intellectual Property used in or necessary for the conduct of the business of the Company, free and clear of all Liens (other than Permitted Liens).

(c) Development of Company IP and Confidentiality.

(i) The Company takes commercially reasonable steps (A) to maintain the confidentiality of any trade secrets and material confidential information of the Company and of third parties to which the Company owes a duty of confidentiality, and (B) to secure ownership of Intellectual Property developed on its behalf. All material Intellectual Property developed by past or current employees, consultants, or independent contractors of the Company in the scope of their employment or engagement is either vested in the Company by operation of Law or has been assigned to the Company under a written agreement and all Persons with access to trade secrets or confidential information of the Company have signed agreements with reasonable confidentiality obligations and use restrictions or are under a legally-binding duty of confidentiality with respect to the same. To the Knowledge of the Company, no such employee, consultant, or independent contractor is in violation of any such agreement or duty.

(ii) No Person (A) has made any claim of ownership with respect to any Company Owned IP, or (B) has any claim, right (whether or not currently exercisable), joint ownership, or other interest to or in any Company Owned IP.

(iii) No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Intellectual Property for or on behalf of the Company. The Company is not, and has never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to any Company Owned IP.

(d) Enforcement. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. The Company has not sent any notice to any Person alleging the infringement, misappropriation, or violation of any Company Owned IP.

(e) Non-Infringement. The operation of the business of the Company as previously conducted and currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, sale, provision, and licensing out of any Company Product, has not and does not infringe, violate or misappropriate, any Intellectual Property of any Person, nor is there any reasonable basis for any such claims. Without limiting the generality of the foregoing:

(i) No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property of another Person is pending or threatened in writing or, to the Knowledge of the Company, is otherwise threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Legal Proceeding.

(ii) The Company has not received any written notice or other written communications relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company of any Intellectual Property of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property of another Person in a manner that reasonably implies infringement or violation in the absence of a license thereto.

(f) Company Software and AI Technologies.

(i) The Company Software does not contain any bug, defect or error that: (A) adversely affects the use, functionality or performance of the Company Software in any material respect, or (B) causes or would cause the Company to materially fail to comply, with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any Company Product. The Company Software is free of any Contaminants, and the Company uses commercially reasonable efforts consistent with industry standard practices to prevent the introduction of Contaminants to, and to detect and remove Contaminants from, the Company Software.

(ii) No proprietary source code of any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee, consultant or independent contractor of the Company subject to an agreement providing reasonable confidentiality obligations and providing for the assignment of any developed Intellectual Property. The Company does not have any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any proprietary source code of any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any proprietary source code of any Company Software to any other Person.

(iii) No Company Software contains, is linked with, derived from, or is distributed with, any Open Source Software pursuant to the applicable license in a manner that: (A) requires the Company grant a license under, or refrain from asserting any of its Intellectual Property, (B) permits the reverse engineering, reverse assembly, or disassembly of any kind of the Company Owned Software, (C) requires any item or part of Company Software (except for the applicable, unmodified third-party Open Source Software itself), (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works or (3) be redistributable at no charge, or (D) otherwise imposes any limitation, restriction or condition for the commercial exploitation of any item or part of Company Software (except for the applicable, unmodified third-party Open Source Software itself). The Company has not distributed any Company Owned Software as Open Source Software.

(iv) The Company AI Technologies, and the development and training thereof, comply and have at all times complied with all applicable Laws, any AI policies of the Company, and all contractual obligations to which the Company is bound. No Person has claimed to own any Company AI Technologies or outputs thereof that the Company purports to own, and the Company has not had any dispute with any Person with respect to use of Training Data, use of AI Technologies, or ownership or use of outputs thereof.

(g) Privacy.

(i) The Company complies, and to the Knowledge of the Company, all third parties Processing Personal Data on behalf of the Company comply, in all material respects with all applicable Privacy Requirements. None of the disclosures made or contained in any public-facing privacy policy has been materially inaccurate, misleading or deceptive.

(ii) The Company has not received any written requests from individuals alleging that the Processing of Personal Data by the Company violates any applicable Privacy Requirements. No indemnification requests are pending or threatened in writing against the Company alleging any violation of Privacy Requirements.

(iii) Neither the execution, delivery, and performance of this Agreement, the transactions contemplated hereby nor the transfer of Personal Data Processed by or for the Company, including all of the Company’s databases containing Personal Data and Company Products Data that are under the control of the Company, from the Company to Parent will cause, constitute, or result in a material breach or material violation of any applicable Privacy Requirements.

(h) Company Data. The Company has (i) all authorizations and consents (whether legal, contractual, or otherwise), and has given all notices as are required by Law, for the Processing of Company Data, including “protected health information” (as defined under HIPAA), by or on behalf of the Company, including for the use of Training Data in the manner used in connection with the Company AI Technologies, (ii) all rights required by Law or contract to license, use, sublicense, distribute or otherwise Process the Company Data in the manner conducted by the Company to date, and (iii) all rights required by Law or contract to collect and Process all Company Data used in the business of the Company. The Company’s data collection practices do not infringe or violate any Person’s Intellectual Property or rights of privacy or breach any applicable terms of service or other written restriction (including regulatory requirements and prohibitions).

(i) Systems. The computer, information technology and data processing systems, facilities, infrastructure and services owned, used, or leased by or on behalf of the Company, including the Company Products and all other software, hardware, networks, communications facilities, platforms and related systems and services in use by or for, or under the control of, the Company (collectively, “Systems”), are adequate for the operation of the business of the Company as currently conducted by the Company. The Systems (A) are in good working condition to perform all operations necessary for the operation of the Company as currently conducted by the Company, (B) have not materially malfunctioned in a manner that caused a claim (including any event, disruption or defect that resulted in the provision of service level credits or the like to any counterparty under any Contract, that is attributable to a defect, bug, breakdown or other failure or deficiency of the Systems), and (C) do not contain any Contaminants that (i) materially disrupt or adversely affect the operation or use of any System, except as disclosed in the Systems’ documentation or (ii) enable any Person to access without authorization any System. All Systems have been properly maintained in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use; for example and without limitation of the foregoing, maintenance of and software releases and firmware for all Systems is up-to-date.

(j) Security Measures.

(i) The Company has implemented and maintained reasonable and appropriate plans, policies, controls, safeguards, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all Systems, Company Data and Company confidential information. The Company has implemented and maintained reasonable backup, disaster recovery and business continuity plans, procedures, technology, and facilities, including with respect to all Systems, including Systems Processing Company Data that are owned by third-party service providers and the information security practices of the business of the Company are consistent with industry practices with respect to information security practices. The Company has not identified any security vulnerabilities affecting the Systems.

(ii) There have been no material breaches of the security of any Systems leading to the accidental, unauthorized or unlawful access to, or loss, destruction, acquisition, use, alteration, or other Processing of, any Company Data or Company confidential information collected, handled, transmitted, stored, or otherwise Processed by or for the Company, including any such incidents experienced by third parties performing services for the Company requiring notification to any Person or Governmental Entity. The Company has not provided, nor has been required to provide, any notice to any customers, Governmental Entity, or other Person with respect to any event of unauthorized access to or disclosure or acquisition of any Company Data. Neither the Company nor any Person acting on the Company’s behalf or under its direction has: (A) paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack or (B) paid any third party with actual or alleged information about a security breach, incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.

(k) Effect of Transaction. All Company Owned IP is (and following Closing shall be) fully transferable, alienable and licensable by the Company (or Parent or the Final Surviving Entity, as applicable) without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Owned IP, (ii) an obligation for Parent to offer any discount or be bound by any “most favored pricing” terms under any Contract to which the Company is a party or bound, (iii) the release, disclosure or delivery of any proprietary source code of any Company Software by or to any escrow agent or other Person, (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any of the Company Owned IP or (v) an obligation for Parent, under any Contract to which the Company is a party or bound, to grant, assign or transfer to any other Person any license or other right or interest in, under, or with respect to any of Parent’s Intellectual Property.

3.12 Agreements, Contracts and Commitments.

(a) Except for this Agreement, the Company is not a party to or bound by any of the following Contracts:

(i) (A) any Contract providing for the payment of any severance, change of control payments, retention bonus, equity acceleration or termination pay (in cash or otherwise, other than as required by applicable Law) or similar payment or benefit on account of the consummation of the Merger (except in accordance with applicable Law by paying (1) the statutory minimum notice or (2) any statutorily required severance or other termination pay, as applicable), (B) any employment agreement, offer letter, or independent contractor agreement with any current Company Service Provider providing for annual base compensation or fees that exceed $260,000 that is not immediately terminable at-will by the Company without advance notice, severance, or other similar cost or Liability (except in accordance with applicable Law by paying (1) the statutory minimum notice or (2) any statutorily required severance or other termination pay, as applicable), or (C) any Collective Bargaining Agreement;

(ii) any Lease Agreement or any lease of any personal property involving future payments in any amount in excess of $100,000 in fiscal year 2024 or any other future fiscal year;

(iii) any Contract relating to capital expenditures and involving future payments in any amount in excess of $25,000 in fiscal year 2024 or any other future fiscal year;

(iv) any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;

(vi) any purchase order or Contract or group of related Contracts with the same vendor or supplier for the purchase of tangible items of equipment or related services in an amount payable by the Company in excess of $50,000 in the aggregate in any fiscal year;

(vii) any Contract (A) pursuant to which any Intellectual Property or Training Data is provided or licensed to the Company by any Person or is provided or licensed to any Person by the Company (other than (1) non-exclusive software licenses or software-as-a-service agreements with respect to commercially-available, off-the-shelf software not incorporated into Company Products and procured for aggregate fees of $50,000 or less, (2) licenses for Open Source Software, and (3) non-exclusive licenses granted by the Company to customers, service providers, and vendors in the Ordinary Course of Business on standard forms of agreement, (B) under which any Person has developed or has been engaged to develop any Intellectual Property for the Company (excluding agreements with employees and contractors entered into in the ordinary course of business on standard forms of agreement under which such employees and contractors assign rights in all developed material Intellectual Property to the Company) or under which the Company has developed or has been engaged to develop any material Intellectual Property for any Person, or (C) entered into to settle or resolve any Intellectual Property-related dispute or otherwise affecting the Company’s rights to use or enforce any Company Owned IP, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements;

(viii) any Contract with a Top Supplier;

(ix) any Contract with a Top Customer;

(x) any Contract providing for “offshore” or outsourced development of any material items of Intellectual Property by, for or on behalf of the Company;

(xi) any Contract containing a provision that limits, restricts or impairs the Company’s ability to operate in any geography of the world or with any Person, including all Contracts (A) that contain covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers, and exclusive dealings arrangements, and any similar obligations of any of the foregoing, (B) under which the Company is restricted from hiring or soliciting potential employees, consultants or independent contractors and which restriction on hiring or soliciting potential employees, consultants or independent contractors would reasonably be expected to be material to Parent and its Subsidiaries’ or the Company’s ability to operate their respective businesses as currently conducted or (C) that apply to or purport to apply to Company’s Affiliates;

(xii) any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Company Products (other than agreements with resellers and channel partners entered into in the Ordinary Course of Business and with terms that do not materially deviate from the terms set forth in the form of reseller agreement made available to Parent);

(xiii) (A) any legal partnership or joint venture Contract or (B) any Contract that involves a sharing of revenues, profits, cash flows or losses with other Persons;

(xiv) any Contract pursuant to which the Company is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;

(xv) any right of first offer, right of first refusal, standstill or similar agreement (A) containing provisions that grant a third party a right to purchase, or prohibit a third party from purchasing, Equity Interests of the Company or assets of the Company or (B) otherwise seeking to influence or exercise control over the Company;

(xvi) any Contract pursuant to which the Company has acquired a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

(xvii) any Contract with any Interested Party, including any agreement of indemnification with officers or directors of the Company;

(xviii) any Contract with any investment banker, broker, advisor, or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xix) any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened Legal Proceeding in each case, that involves material outstanding obligations of the Company; and

(xx) any other Contract or group of related Contracts with a single counterparty that have not been otherwise disclosed pursuant to this Section 3.12 that involves an anticipated amount payable by or to the Company in excess of $100,000 in the aggregate in fiscal year 2024 or any other future fiscal year.

(b) The Company has made available correct and complete copies of (1) each Contract required to be disclosed pursuant to Sections 3.2, 3.12, 3.13 and 3.19(a) together with any and all material amendments and supplements thereto and “side letters” and similar documentation relating thereto, and (2) summaries of each oral Material Contract. For the purposes of this Agreement, each of the foregoing Contracts referenced in this Section 3.12(b) as well as any Contracts entered into subsequent to the Agreement Date and prior to the Closing Date that would have been required to be disclosed pursuant to Sections 3.2, 3.12, 3.13 and 3.19(a) if such Contract had been in effect as of the Agreement Date, shall each be a “Material Contract” and collectively are the “Material Contracts.”

(c) The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and has not received any written or, to the Knowledge of the Company, oral notice alleging it to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of the Enforcement Exceptions. There exists (x) no default or event of default under any Material Contract by the Company or, to the Knowledge of the Company, any other party thereto, and (y) no event, occurrence, condition or act, with respect to the Company, or to the Knowledge of the Company, with respect to any other party to a Material Contract, that, with the giving of notice, the lapse of time, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company under any Material Contract or (D) the right to cancel (other than at the expiration of the term of any Contract in accordance with its terms), terminate or modify any Material Contract. The Company has not received any written (nor, to the Knowledge of the Company, oral) notice to cancel, fail to renew or adversely modify any Material Contract.

3.13 Interested Party Transactions.

(a) No officer or director of the Company, or, to the Knowledge of the Company, any Company Stockholder (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership, company or corporation in which any of such Persons have a controlling interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished, licensed or sold, or furnishes, licenses or sells, services, products, or technology that the Company furnishes, licenses or sells, or proposes to furnish, license or sell, (ii) any interest in any entity that purchases from or furnishes, licenses or sells to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party (except, in each case, for any interest or Contract relating to normal compensation or welfare benefits provided for services as an officer, director or employee of the Company). Except for the Company Restricted Stock Awards set forth on Section 3.2(a) of the Disclosure Schedule and the Company Options set forth on Section 3.2(c)-1 of the Disclosure Schedule, no Interested Party holds any Company Securities the vesting of which shall accelerate upon the consummation of the transactions contemplated by this Agreement.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the inception of the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.14 Company Authorizations. Section 3.14 of the Disclosure Schedule sets forth each Permit (a) pursuant to which the Company currently operates, provides any services or holds any interest in any of its properties or (b) which is required for the operation of the business of the Company as currently conducted or the holding of any such interest, in each case, except for any Permit the lack of which would not reasonably be expected to be material with respect to the Company (collectively, including any such items that are required to be disclosed in Section 3.14 of the Disclosure Schedule, “Company Authorizations”). All of the Company Authorizations set forth on Section 3.14 of the Disclosure Schedule have been issued or granted to the Company and are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except any such Permits the failure of which to be in effect would not be material to the Company. The Company is in compliance with all such Company Authorizations, and as of the Closing Date shall have applied for and not been denied any required renewals of such Company Authorizations the failure of which to obtain would be material to the Company.

3.15 Litigation.

(a) There is, and since the Lookback Date has been, no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any of its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such). No Governmental Entity has at any time since the Lookback Date challenged or investigated the legal right of the Company to conduct its operations as presently or previously conducted or as proposed to be conducted. The Company has not received any notice from any Person who has a contractual right or a right pursuant to laws of the State of Delaware or any other state or jurisdiction to indemnification from the Company of any Legal Proceeding of any nature pending or threatened against such Person that would reasonably be expected to result in a material Liability to the Company after the Agreement Date. To the Knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any such Legal Proceeding.

(b) The Company does not have any Legal Proceeding of any nature pending against any other Person, nor have there been any such Legal Proceedings since the Lookback Date.

3.16 Books and Records.

(a) The Company has made available to Parent correct and complete copies of (i) all documents identified on the Disclosure Schedule, and (ii) the Company Charter Documents, the Company Governing Documents and any other Organizational Documents of the Company, each as currently in effect. The minute books of the Company provided to Parent or its Representatives contain in all material respects a correct and complete summary of all meetings of the Company Board and of the Company Stockholders or actions by written consent since the time of incorporation of the Company through the Agreement Date.

(b) The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are correct and complete and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company shall be in the possession of the Company.

3.17 Environmental Matters. The Company is and has been in compliance in all material respects with all Environmental Laws, which compliance has included the possession of and compliance with all Permits required thereunder. The Company is not and has not been subject to any Legal Proceeding or Order or received any notice or report alleging any material violation of or Liability under any Environmental Laws. The Company has not released, disposed of, exposed any Person to, or owned or operated any property or facility contaminated by, any hazardous or toxic substances, materials or wastes, so as to result in material Liability under Environmental Laws. The Company has not retained or assumed any material Liability of any other Person under any Environmental Laws. The Company has provided to Parent all environmental audits, reports, assessments and other material documents in its possession or control.

3.18 Brokers’ and Finders’ Fees. The Company has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

3.19 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.19(a) of the Disclosure Schedule contains a correct and complete list of each Company Employee Plan and separately identifies each such plan that is a PEO Plan and each International Employee Plan, other than (i) employment agreements or employment offer letters that are substantially similar to forms of employment agreements or offer letters that have been provided to Parent and that are terminable by the Company unilaterally without advance notice or severance greater than the amounts required by applicable Law (each exception under this clause (i) a “Standard Offer Letter”) and (ii) consulting, contractor, advisor, or other service provider agreements that are terminable by the Company unilaterally with no more than 30 days’ advance notice or severance, greater than the amounts required by applicable Law.

(b) Documents. With respect to each Company Employee Plan, the Company has provided to Parent, to the extent applicable, correct and complete copies of: (i) the current plan document, including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form 5500), and all schedules and attachments thereto, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, (iv) all current funding arrangements, administrative service agreements and group insurance contracts, (v) all non-routine correspondence within the four-year period prior to the Agreement Date to the Company from, or from the Company to, any Governmental Entity, (vi) all non-discrimination test results for the three most recent plan years, and (vii) the most recent IRS (or any other applicable tax authority) determination or opinion letter.

(c) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under, and is not in material default or violation of, each Company Employee Plan. Each Company Employee Plan, other than a PEO Employee Plan, and to the Knowledge of the Company, each PEO Employee Plan has been established and maintained in accordance in all material respects with its terms and in material compliance with all applicable Laws, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable IRS determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and there has been no event or condition that has adversely affected or could reasonably be expected to adversely affect such qualified status. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or, to the Knowledge of the Company, breach of fiduciary duty (as determined under Section 404 of ERISA) has occurred with respect to any Company Employee Plan other than a PEO Employee Plan, and to the Knowledge of the Company, each PEO Employee Plan. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan, other than a PEO Employee Plan, and to the Knowledge of the Company, each PEO Employee Plan. There are no audits, inquiries or Legal Proceeding pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan other than a PEO Employee Plan, and to the Knowledge of the Company, each PEO Employee Plan. The Company is not subject to any penalty or Tax with respect to any Company Employee Plan other than a PEO Employee Plan, and to the Knowledge of the Company, each PEO Employee Plan, under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. All contributions, reimbursements, premium payments, and other payments by the Company with respect to each Company Employee Plan which are due on or before the Closing Date have been made within the time periods prescribed by the terms of each Company Employee Plan, ERISA and the Code. The Company has not incurred (whether or not assessed) or could reasonably be expected to incur any excise Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could reasonably be expected to result in the imposition of any such excise Tax or penalty. The Company has no material unfunded liabilities or obligations with respect to any PEO Employee Plan, other than monthly premium payments.

(d) Absence of Certain Plans. No Company Employee Plan is and neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, has any obligation to contribute to or otherwise has any Liability or obligation under or with respect to any: (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any other “employee benefit pension plan” that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company does not have any Liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(e) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to current or former Company Service Providers (including any such plan pursuant to which a stop loss policy or contract applies).

(f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any Liability to provide, post-employment or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law (and for which the beneficiary pays the full premium cost of coverage), and the Company has never represented, promised or contracted (whether in oral or written form) to any current or former Company Service Provider (either individually or to Company Service Providers as a group) or any other Person that such current or former Company Service Provider(s) or other Person would be provided with post-employment or retiree life insurance, health or other employee welfare benefits, except to the extent required by COBRA or other applicable Laws (and for which the beneficiary pays the full premium cost of coverage).

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the Merger or transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) could (i) result in any payment or benefit (whether in cash, property or the vesting of property) becoming due to any current or former Company Service Provider (or a beneficiary thereof), (ii) result in any forgiveness of indebtedness with respect to any current or former Company Service Provider, (iii) materially increase any benefits otherwise payable to any Company Service Provider, (iv) restrict the ability of the Company to merge, amend or terminate any Company Employee Plan, (v) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit, or (vi) result in the obligation to fund benefits or result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.

(h) International Employee Plan. Without limiting the generality of the foregoing, with respect to each International Employee Plan: (i) all employer and employee contributions to each International Employee Plan required by law or by the terms of such International Employee Plan have been timely made, (ii) each International Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (iii) no International Employee Plan is a defined benefit plan (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), and (iv) there are no material unfunded or underfunded Liabilities with respect to any International Employee Plan. All contributions required to have been made by or on behalf of the Company with respect to governmental plans or arrangements (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made in all material respects.

(i) Section 280G. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or together with any other event) result in any payment or benefit that would be, individually or in combination with any other payment or benefit, characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Tax Law). There is no contract, agreement, plan or arrangement to which the Company or any Affiliate is a party or by which it is bound to compensate, indemnify or gross-up any individual, including any current or former Company Service Provider, for any Taxes, including those paid pursuant to Sections 409A or 4999 of the Code.

(j) 409A Compliance. Each Company Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is and has been in documentary and in operational compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. The per share exercise price for each Company Option is no less than the fair market value of a share of Company Common Stock on (i) the date of grant, and (ii) as of any later modification, as applicable, in each case, within the meaning of Section 409A of the Code, and as determined in a manner consistent with Section 409A of the Code. No compensation is includable in the gross income of any current or former Company Service Provider as a result of Section 409A of the Code with respect to any arrangements or agreements covering any such current or former Company Service Provider.

(k) Employment Matters. The Company is, and at all times since the Lookback Date has been, in material compliance with all applicable Laws with respect to the employment or engagement of current or former Company Service Providers, including: employment practices, terms and conditions of employment, worker classification (including the proper classification and treatment of workers as independent contractors and consultants and employees as exempt or non-exempt), government contracting, child labor, affirmative action, discrimination, harassment, and retaliation, equal employment opportunity, labor or employee relations, fair employment practices, disability rights or benefits, workers compensation, unemployment compensation and insurance, health insurance continuation, privacy, leaves of absence, meal and rest periods, vacation, sick and other paid time off, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employee safety and health, wages and hours (including minimum and overtime wages), compensation and hours of work, right to information and consultation, pay equity and transparency, restrictive covenants, plant closures and layoffs, employee trainings and notices and automated employment decision tools and other artificial intelligence. The Company, with respect to current or former Company Service Providers: (i) has withheld or reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current or former Company Service Providers, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former Company Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice). The Company has timely paid in full to all current and former Company Service Providers all wages, salaries, overtime, wage premiums, fees, commissions, bonuses, benefits, severance and termination payments, expense reimbursements and other compensation that are due and owing to such Persons under applicable law, Contract or company policy. Except as set forth in Section 3.19(k) of the Disclosure Schedule, there are no, and since the Lookback Date there have been no, Legal Proceedings, administrative matters, disputes, complaints, grievances, claims, or investigations pending, or to the Knowledge of the Company, threatened or reasonably anticipated against or affecting the Company relating to the employment or engagement of any

Company Service Provider, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, compensation, misclassification of workers, wages and hours, or any other employment related matter arising under applicable Law. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, provincial or local agency or Governmental Entity with respect to employment practices. The Company has not incurred, nor is reasonably likely to incur, any material Liability with respect to any misclassification of: (1) any Person as an independent contractor, consultant or other non-employee service provider rather than as an employee under applicable federal, state, or provincial law, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages under applicable federal and state law. The Company has not incurred any Liability for breach of employment contracts or consulting contracts by the Company.

(l) Labor. No strike, labor dispute, slowdown, lockout, concerted refusal to work overtime, picketing, hand billing or work stoppage against or affecting the Company has occurred since the Lookback Date, is pending, or to the Knowledge of the Company, is threatened, or reasonably anticipated. There are no activities or Legal Proceedings pending by any labor union, works council, labor organization, employee representative or group of employees to organize any current employees and, to the Knowledge of the Company, no union campaign is being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to any Company employees or certification pursuant to any other applicable Laws. To the Knowledge of the Company, there have never been any activities or proceedings of any labor union, works council, labor organization, employee representative or group of employees to organize any workers. There are no Legal Proceedings or labor disputes, arbitrations or grievances pending or, to the Knowledge of the Company, threatened relating to any labor or employee matters involving any current Company Service Provider, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other applicable Laws, and the Company has not received any correspondence, charges, complaints, notices or orders from the National Labor Relations Board or any state or provincial labor relations agency or any labor organization since the Lookback Date, and there are no arbitration opinions interpreting and enforcing any labor agreement to which the Company is a party, or by which the Company is bound. The Company is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or other Contract with a works council, labor union, labor organization or other employee representative (each, a “Collective Bargaining Agreement”), and no Collective Bargaining Agreement is being negotiated by the Company. The Company does not have any duty to bargain with any labor union, labor organization, employee representative, group of employees or works council, nor are any employees of the Company represented by any labor union, labor organization, employee representative, group of employees or works council.

(m) Warn Act. The Company has not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any liability or obligation under the WARN Act that remains unsatisfied at any time prior to the Closing. No actions taken by the Company prior to the Closing, including mass layoffs, reductions in force, furloughs, relocations, or plant closings would have triggered any notice or other obligations under the WARN Act. No such actions, including mass layoffs, reductions in force, furloughs, relocations or plant closings will be implemented, planned or announced before the Closing without advance notification to and approval of Parent.

(n) No Interference or Conflict. To the Knowledge of the Company, no current Company Service Provider is obligated under any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation, or subject to any Order of any court or administrative agency, that would conflict with such individual’s employment or engagement with the Company, interfere with such individual’s efforts to promote the interests of the Company or that would interfere with the business of the Company. To the Knowledge of the Company, no current or former Company Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation owed to any third party with respect to such individual’s right to be employed or engaged by the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company as presently conducted or proposed to be conducted shall, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation under which any of such officers, directors, employees, or consultants is now bound.

(o) Certain Employee Matters. The Company has provided Parent with a correct and complete list of the current employees of the Company as of the Agreement Date and shows with respect to each such employee, to the extent applicable, (i) the employee’s employee identification number and name (if permitted by applicable Laws), (ii) current position held, (iii) base salary or hourly wage rate, as applicable, (iv) designation as either exempt or non-exempt, (v) full-time, part-time or temporary status, (vi) target annual incentive compensation, commission and bonus amounts for 2024, (vii) the date of hire, (viii) the balance of accrued vacation or paid time off, (ix) leave status (if applicable) and the type of leave, the date such leave commenced and expected return date, if any, (x) visa status (if applicable), (xi) employing entity and (xii) location of employment (including state and country, as applicable). No current Company Service Provider has given written notice to the Company to terminate his or her employment or service with the Company and to the Knowledge of the Company, no employee intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(p) Contractor List. The Company has provided Parent with a correct and complete list, as of the Agreement Date, of, to the extent applicable, (i) all current independent contractors, consultants and advisors to the Company, (ii) the location at which such independent contractors, consultants and advisors are providing services, (iii) the dates of commencement of engagement, (iv) the current terms of compensation, and (v) whether they are an individual or entity.

(q) Misconduct. Since the Lookback Date, no allegations of harassment, sexual harassment, discrimination, or retaliation have been made, or to the Knowledge of the Company, been threatened or reasonably anticipated, against any current or former Company Service Provider, nor does the Company expect any material Liability with respect to any such allegations. Since the Lookback Date, the Company has not disciplined or terminated any Company Service Provider, entered into any settlement agreement, or conducted any investigation related to allegations of harassment, sexual harassment, discrimination, or retaliation by or regarding any current or former Company Service Provider. To the extent required by applicable Law, the Company has established and distributed to its Company Service Providers a written policy against harassment and a complaint procedure, and it has required all employees to complete anti-harassment training to the extent required by applicable Law.

(r) Work Authorization. All of the employees of the Company are authorized and have appropriate documentation to work in the jurisdiction in which they are working.

3.20 Insurance. Section 3.20 of the Disclosure Schedule lists, as of the Agreement Date, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company (the “Insurance Policies”), including the type of coverage, the carrier, and the policy number. The Company (a) is not in material default under any Insurance Policy and (b) has never been denied, nor been threatened denial for, insurance coverage. To the Knowledge of the Company, there are no claims under the Insurance Policies which are reasonably likely to exhaust the applicable limit of liability and the Company has reported in a timely manner all reportable events to its insurers. All premiums due and payable under the Insurance Policies have been timely paid (or if installment payments are due, shall be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of the Insurance Policies.

3.21 Compliance with Laws. The Company is, and since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the Company and any of the Company’s businesses, properties or assets. To the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation by the Company of, or a material Liability of the Company under, any applicable Law or Order. Since the Lookback Date, the Company has not received any written, or, to the Knowledge of the Company, oral, notice to the effect that a Governmental Entity claimed or alleged that the Company was not in compliance in all material respects with all Laws or Orders applicable to the Company and any of its business, properties, or assets. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws. No director, officer, or, to the Knowledge of the Company, agent, employee, consultant, representative or other Person acting on behalf of the Company has, directly or indirectly, materially violated Privacy Requirements.

3.22 Healthcare Laws.

(a) Healthcare Compliance. The Company is, and since the Lookback Date has been, in compliance in all material respects with all Healthcare Laws. No Legal Proceeding alleging a violation of or liability or potential responsibility under any Healthcare Laws, or any Order or citation for material noncompliance with Healthcare Laws, has been initiated or filed against the Company at any time since the Lookback Date, nor has the Company received any notice or communication from any Governmental Entity alleging any violation of, noncompliance with, or material liability under, any Healthcare Law. There is no pending or threatened Legal Proceeding with respect to the termination or suspension of the Company’s participation in any Governmental Health Program.

(b) Orders. Neither the Company nor any of its respective directors, officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Knowledge of the Company, its employees or independent contractors), is or has been: (i) debarred, excluded, or suspended from participating in any Governmental Health Program; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with a violation of any Governmental Health Program requirement; (iii) involved or named in a U.S. Attorney complaint or any other action pursuant to the False Claims Act or any qui tam action; (iv) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) charged with, convicted of, or the source of a plea of guilty or nolo contendere, to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program; or (vi) the source of a voluntary or self-disclosure to any Governmental Entity or Governmental Health Program of any potential or actual non-compliance with any Healthcare Law. Neither the Company nor any of its respective directors, officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Knowledge of the Company, its employees or independent contractors, has been or is a party to, or has any ongoing reporting obligations pursuant to, any civil monetary penalties, corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, criminal actions, plans of correction or similar actions, agreements or Orders with or imposed by any Governmental Entity in relation to any Healthcare Law.

(c) HIPAA. The Company is, and since the Lookback Date has been, in compliance in all material respects with HIPAA. The Company has implemented appropriate physical, technical and administrative safeguards to protect “protected health information” or “PHI” (as defined under HIPAA), including (i) conducting an enterprise-wide security risk analysis and implementing appropriate corrective actions to address any material vulnerabilities identified as a result of any security risk analysis; (ii) implementing a HIPAA compliance program that consists of written policies and procedures; (iii) training its respective “workforce” (as defined by HIPAA) with respect to the Company’s obligations under HIPAA; and (iv) entering into and complying with contracts satisfying the requirements of 45 C.F.R. § 164.504(e) with each “covered entity,” “business associate” or “subcontractor” (each as defined by HIPAA) when required by HIPAA. Neither the Company nor any director, officer, or employee thereof has (1) experienced a successful “security incident” or “breach” of “unsecured PHI” (as defined by HIPAA) or (2) received notice, complaints, or audit requests from any Governmental Entity or other Person with respect to its uses or disclosures of PHI or its alleged failure to comply with HIPAA or any other Healthcare Law applicable to health information, including PHI. To the extent that the Company has de-identified any PHI, they have obtained written permission to de-identify such PHI prior to de-identifying it and have de-identified all such PHI in accordance with HIPAA requirements.

(d) Compliance Program. Since the Lookback Date, the Company has maintained a compliance program designed to promote compliance with all applicable Healthcare Laws that materially reflects the “Seven Fundamental Elements of an Effective Compliance Program” published by the Office of Inspector General for the U.S. Department of Health and Human Services.

3.23 Export Control and Sanctions Laws. Since April 24, 2019, each of the Company, its directors, officers, and employees, and, to the Knowledge of the Company, any agent or representative acting on behalf of the Company has conducted its transactions in accordance in all respects with applicable provisions of United States export, transfer, import, and re-export controls, antiboycott Laws, and applicable U.S. economic and trade sanctions Laws, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import, export, reexport, and transfer controls and sanctions Laws in other countries in which the Company conducts business (collectively, “Trade Laws”). Since April 24, 2019, neither the Company nor any of its respective directors, officers, or employees, nor, to the Knowledge of the Company, any agent or representative acting on behalf of the Company has: (a) been a Sanctioned Person; (b) engaged in any transactions or dealings with or for the benefit of, or exported any products, technology, or services to, (i) any country or territory that is subject to comprehensive sanctions under Trade Laws (including, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” Regions of Ukraine) (collectively, the “Embargoed Countries”), (ii) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country or of Venezuela or (iii) any individual or entity that is the subject or target of sanctions or restrictions under Trade Laws, including (x) any person identified on any list of designated and prohibited parties maintained by the U.S. Government or any other relevant Governmental Entity, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”), (y) any Person located, organized, or resident in an Embargoed Country and (z) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (y)-(z) (each, a “Sanctioned Person”). Neither the Company nor its actual or beneficial owners appear on a Prohibited Party List or is a Sanctioned Person. Without limiting the foregoing: (A) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (I) the export, import and re-export of products, services, software and technologies and (II) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (B) the Company is in compliance with the terms of all applicable Export Approvals, (C) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (D) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims, and (E) no Export Approvals for the transfer of export licenses to Parent or the Final Surviving Entity are required, except for such Export Approvals that can be obtained expeditiously and without material cost. Neither the Company nor any of the Company’s officers, directors or, employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions laws and regulations.

3.24 Foreign Corrupt Practices Act. Since April 24, 2019, neither the Company nor any director or officer or any Affiliate, employee, or agent of the Company (in each case, in their capacities as such or relating to their employment, services or relationship with the Company), has: (a) directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”)), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage or (vi) in violation of applicable Law (including the FCPA); (b) has otherwise been in violation of Anti-Corruption Laws; or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company. The Company has established and maintain internal controls (including accounting systems, purchasing systems and billing systems) and written policies and procedures to promote and ensure compliance with the FCPA and other applicable anti-corruption, anti-bribery, and anti-money laundering Laws (collectively, the “Anti-Corruption Laws”) and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor any of the Company’s directors, officers, or employees are or have been the subject of any allegation, voluntary or involuntary disclosure, notice, inquiry, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws or Trade Laws.

3.25 Suppliers and Customers.

(a) Section 3.25(a) of the Disclosure Schedule sets forth a correct and complete list of: (i) the 15 largest suppliers to the Company for the fiscal year ended December 31, 2023 and the nine-month period ended September 30, 2024 (in each case, based on the Dollar amount paid to such supplier during such year) (the “Top Suppliers”); and (ii) the 15 largest customers of the Company for the fiscal year ended December 31, 2023 and the nine-month period ended September 30, 2024 (in each case, based on the Dollar amount of revenue recognized during such year) (the “Top Customers”);

(b) The Company has not received any written, or to the Knowledge of the Company, oral notice, complaint or other communication from any Top Supplier or Top Customer to the effect that it (i) has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with the Company in a manner that is, or is reasonably likely to be, adverse to the Company or (ii) shall fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company, in a manner that is, or is reasonably likely to be, adverse to the Company.

3.26 Compliance with Regulation D. The Company is aware that the Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of the Securities Act. At no time was any Company Stockholder solicited by the Company by means of general advertising or general solicitation in violation of Regulation D under the Securities Act in connection with this Agreement or the transactions contemplated by this Agreement; provided that the Company does not make any representation or warranty as to whether the solicitation of the Company Stockholder Approval in accordance with Section 5.1 or its compliance with the terms of this Agreement constitutes general advertising or general solicitation.

3.27 Allocation Schedule. The Allocation Schedule (a) complies with Section 5.3, (b) complies with the requirements of and is in accordance with, applicable Law, the Company Charter Documents, the Company Governing Documents and any applicable Contract to which the Company is a party or by which the Company or any of its assets is bound and (c) is otherwise true, complete and accurate in all material respects.

3.28 Accounts Receivable; Accounts Payable.

(a) All accounts receivable and notes receivable reflected on the Current Balance Sheet are bona fide receivables arising in the Ordinary Course of Business (net of allowances for doubtful accounts reflected on the Current Balance Sheet). There are no Liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company.

(b) All accounts payable and notes payable by the Company to third parties reflected on the Current Balance Sheet are bona fide payables arising from the purchase of goods and services in the Ordinary Course of Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Except as disclosed in the Parent SEC Documents filed prior to the Agreement Date but without giving effect to any amendment to any such document filed after the Agreement Date, and excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature (it being agreed that this exception for disclosures in Parent SEC Documents shall only apply to the extent the relevance of any such disclosure to a particular representation and warranty is readily apparent from the actual text of the disclosure without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), each of Parent and the Merger Subs hereby represents and warrants to the Company as follows:

4.1 Organization. Each of Parent and the Merger Subs is duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent indirectly owns all of the outstanding shares or other equity interests in each Merger Sub. Each of Parent and the Merger Subs has the requisite corporate or other legal power and authority to own, operate, distribute and lease its assets and properties and to conduct its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any other such failures, would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

4.2 Authority and Enforceability. Each of Parent and the Merger Subs has all requisite corporate or other legal power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and the Merger Subs of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other legal action, as applicable, on the part of Parent and the Merger Subs. This Agreement and any Related Agreements to which any of Parent or the Merger Subs is a party have been, or (in the case of the Related Agreements executed after the Agreement Date) as of the Effective Time, shall be, duly executed and delivered by Parent and the Merger Subs, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or (in the case of Related Agreements executed after the Agreement Date) shall constitute when executed and delivered, the valid and binding obligations of Parent and the Merger Subs, as the case may be, enforceable against each of Parent and the Merger Subs, as the case may be, in accordance with their terms, subject to the Enforcement Exceptions. The board of directors of Parent approved this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance (collectively, the “Parent Board Approval”).

4.3 Capitalization.

(a) As of September 30, 2024, the authorized capital stock of Parent consists of 5,100,000,000 shares, par value $0.0001 per share, of which (a) 5,000,000,000 shares are designated as Common Stock, of which 625,325,706 shares are issued and outstanding and (b) 100,000,000 shares are designated as Preferred Stock, of which no shares are issued and outstanding. As of September 30, 2024, (A) options to acquire 27,032,613 shares of Common Stock were outstanding pursuant to Parent’s 2021 Equity Incentive Plan and (B) 13,311,760 restricted stock units/awards covering up to shares of Common Stock were outstanding pursuant to Parent’s 2021 Equity Incentive Plan. As of September 30, 2024, options to acquire 125,259 shares of Parent Common Stock were outstanding pursuant to Parent’s 2021 Employee Stock Purchase Plan.

(b) Immediately prior to the Closing, the shares of Parent Common Stock to be issued to the Accredited Stockholders in connection with the Parent Stock Issuance will be duly and validly reserved for issuance. Upon consummation of the First Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof, the shares of Parent Common Stock to be issued to the Accredited Stockholders in the Parent Stock Issuance shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens other than (i) Liens created by any Company Stockholder or any Contract to which any Company Stockholder is a party and (ii) Liens imposed by securities Laws. Assuming the accuracy of the representations and warranties made by the Company in Section 3.26 and of the Company Stockholders in the Accredited Investor Questionnaire, the Parent Stock Issuance will comply in all material respects with all Laws, including all federal, state and foreign securities Laws. The Parent Stock Issuance will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person. All shares of Parent Common Stock issuable upon the settlement of Converted Restricted Stock Awards shall, when issued, be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens other than (A) Liens created by any holder of Company Restricted Stock Awards or any Contract to which any holder of Company Restricted Stock Awards is a party and (B) Liens imposed by securities Laws.

4.4 No Conflict.

(a) The execution and delivery by each of Parent and the Merger Subs of this Agreement and any Related Agreement to which it is a party, and the consummation by each of Parent and the Merger Subs of the transactions contemplated hereby and thereby, shall not (i) result in the creation of any Lien (other than a Permitted Lien) on any of the material assets of Parent or its Subsidiaries or any of the Equity Interests of Parent or its Subsidiaries or (ii) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (x) the Parent Organizational Documents or the Organizational Documents of the Merger Subs or (y) any Law or Order applicable to Parent or the Merger Subs, other than, in the case of this clause (y), such conflicts, violations or defaults as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties made by the Company in Section 3.5, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filings of the First Certificate of Merger and the Second Certificate of Merger as provided in Section 1.2, (ii) the expiration or early termination of the applicable waiting period under the HSR Act and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(c) No vote or other action of the stockholders of Parent is required by Law, the Nasdaq rules, the Parent Organizational Documents or the Organizational Documents of the Merger Subs in order for Parent and the Merger Subs to enter into this Agreement or any of the Related Agreements or consummate the transactions contemplated by this Agreement.

4.5 Governmental Authorization. Assuming the accuracy of the representations and warranties made by the Company in Section 3.6, no consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, Parent or the Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Merger Subs are a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (b) the filings of the First Certificate of Merger and the Second Certificate of Merger as provided in Section 1.2 and (c) the expiration or early termination of the applicable waiting period under the HSR Act.

4.6 Parent SEC Documents; Financial Statements.

(a) All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed by Parent with the SEC since January 1, 2023 (the “Parent SEC Documents”) have been so filed on a timely basis. A true and complete copy of each Parent SEC Document is available on the website maintained by the SEC at http://www.sec.gov. As of their respective filing dates (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such later filing), each of the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. During the period from January 1, 2023 through the Agreement Date, Parent has not received from the SEC any written comments with respect to any of the Parent SEC Documents (including the financial statements included therein) that have not been resolved.

(b) The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

4.7 Litigation. As of the Agreement Date, there is no Legal Proceeding pending or, to the knowledge of Parent or the Merger Subs, being threatened against Parent or the Merger Subs that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or that would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

4.8 Compliance with Laws. Parent and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Laws in connection with the operation of their business, except for instances of noncompliance that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.9 No Prior Activities of Merger Subs. The Merger Subs are indirect, wholly owned Subsidiaries of Parent and were formed solely for the purpose of engaging in the Merger. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, the Merger Subs have not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

4.10 Reorganization. Neither Parent nor the Merger Subs have taken or agreed to take any action that is not contemplated by this Agreement, and neither Parent nor the Merger Subs are aware of any facts or circumstances that are existing as of the Agreement Date and are not contemplated by this Agreement, in each case that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Merger Sub I is, at all times since its formation has been, and at all times prior to the Effective Time will be, a direct, wholly owned Subsidiary of CCC. Merger Sub II is, at all times since its formation has been, and at all times through and including the Second Effective Time will be, a direct, wholly owned Subsidiary of CCC and an entity disregarded as separate from CCC for U.S. federal income Tax purposes under Treasury Regulations Section 301.7701-3.

4.11 WKSI. As of the Agreement Date, Parent is a WKSI.

4.12 Financing. At the Closing, Parent will have sufficient funds available (including cash, available lines of credit or other sources of immediately available funds) to permit Parent and the Merger Subs to consummate the Merger upon the terms contemplated by this Agreement, including the payment of all amounts payable hereunder or otherwise as a result of the Merger.

4.13 Brokers’ and Finders’ Fees. Except for J.P. Morgan Securities LLC and Citigroup Global Markets Inc., Parent has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V

STOCKHOLDER AND TAX MATTERS

5.1 Company Board Recommendation; Stockholder Notice; Security Holder Notice.

(a) The Company shall use reasonable best efforts to, in accordance with this Agreement, the DGCL and the Company Charter Documents, secure the Company Stockholder Approval as promptly as practicable and, in any event, within 24 hours following the execution of this Agreement (the “24 Hour Period”). The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.1(a) shall not be affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Company Board of its recommendation to the Company Security Holders in favor of the Company Stockholder Approval. Following the 24 Hour Period, the Company shall exercise reasonable best efforts to obtain from each Company Stockholder that did not sign the Company Stockholder Approval within the 24 Hour Period, an executed Company Stockholder Approval from such Company Stockholder.

(b) Once the Company Stockholder Approval shall have been obtained, neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.

(c) Within 10 Business Days following the Agreement Date, the Company shall prepare, with the cooperation of Parent, and send to each Company Stockholder (other than the Company Stockholders who previously executed the Company Stockholder Approval), a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Company Stockholders (for the avoidance of doubt, the Company shall be entitled to redact sensitive information from any draft or copy of the information statement shared with Parent prior to the Closing). The Stockholder Notice and any information statement or other disclosure document distributed to the Company Stockholders in connection with the transactions contemplated hereby shall include (x) a statement to the effect that (A) the Company Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby, and (B) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose to resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby and (y) such other information the Company may determine is required or advisable under the DGCL to be included therein. Following the mailing of the Stockholder Notice, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Prior to the Effective Time, the Company shall provide the Company Security Holders (other than the Company Stockholders so notified pursuant to Section 5.1(c)) with valid and timely notification of the Merger to the extent required by the terms and conditions of this Agreement, the Company Charter Documents, the Company Governing Documents, any applicable Laws, or any agreement or instruments governing the Company Securities (other than the Company Capital Stock).

5.2 Tax Matters.

(a) Preparation of Tax Returns.

(i) The Company shall prepare and file, or shall cause to be prepared and filed, all Tax Returns that are required to be filed by the Company (taking into account any extension properly obtained) on or before the Closing Date (“Company Prepared Returns”), and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All Company Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law. At least 20 days prior to filing a Company Prepared Return that is an income or other material Tax Return (or such shorter period of time as is reasonable given the circumstances), the Company shall submit a copy of such income or other material Tax Return to CCC for CCC’s review. Prior to the Closing Date, the Company shall not initiate any discussions with a Governmental Entity with respect to Taxes or enter into any voluntary disclosures with respect to Taxes, in each case, without prior written notice to CCC (not to be unreasonably withheld, conditioned or delayed).

(ii) CCC shall prepare or cause to be prepared and file or cause to be filed, all Tax Returns for the Company for a Pre-Closing Tax Period that are required to be filed after the Closing Date (the “Parent Prepared Returns”). All such Parent Prepared Returns that are not for a Straddle Period shall be prepared in a manner consistent with the Company’s past practice, except (x) as otherwise required by applicable Law or (y) to the extent that any such deviation from past practice could not reasonably be expected to give rise to an increased claim for indemnification under this Agreement. At least 30 days prior to filing a Parent Prepared Return, or such shorter time period as is reasonable given the circumstances, but in no event less than 10 days before the due date for such Parent Prepared Returns that are income Tax Returns (unless such due date is within 10 days after the Closing Date), CCC shall submit to the Stockholder Representative a copy of any portion of such Tax Return that reflects Taxes taken into account in determining the amount of Pre-Closing Taxes or that could give rise to a claim for indemnification under this Agreement, and CCC shall consider in good faith such comments to such Tax Returns as are requested by the Stockholder Representative in writing at least 10 days prior to the due date for such Parent Prepared Return (or such shorter time period as is reasonable given the circumstances). For the avoidance of doubt, any failure to so submit a Parent Prepared Return shall not relieve the Company Indemnitors of any liability for Pre-Closing Taxes with respect to such Parent Prepared Return.

(b) Cooperation. Following the Closing, subject to the other provisions of this Section 5.2, CCC and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested in writing by the other party, in connection with the filing of any Tax Returns with respect to the Company or its operations and any pending or threatened audit, Legal Proceedings or assessments with respect thereto or to Taxes owed by the Company. Such cooperation shall include CCC’s retention and provision of records and information relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by CCC, the Company or the Stockholder Representative, any extensions thereof) of the respective taxable periods, or pursuant to any record retention agreements entered into with any Governmental Entity, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. In furtherance of the foregoing, the Company (before the Closing Date) and the Stockholder Representative (after the Closing Date) agree to cooperate with CCC and provide any relevant information within their possession (or reasonably available) requested in writing by CCC that is reasonably necessary for CCC to determine the limitations, if any, on any of the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Company or the Stockholder Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of CCC or its Affiliates (other than income Tax Returns of the Company for Pre-Closing Tax Periods). Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall have no obligation to prepare or file any Tax Returns. To the extent that there is any conflict between Section 3.16(b) and this Section 5.2(b) as it relates to any matters relating to Taxes, the provisions of this Section 5.2(b) shall govern.

(c) Transfer Taxes. All Transfer Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne 50% by CCC and 50% by the Company Indemnitors. The Person responsible under applicable Law shall prepare and file all Tax Returns and other documentation with respect to Transfer Taxes, and each of CCC, the Company and the Company Indemnitors shall reasonably cooperate in connection with any such filings.

(d) Conversion of Entities. At least one Business Day prior to the Closing Date, Parent shall cause each of Cypress Intermediate Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Cypress Intermediate Holdings”), and the Cypress Intermediate Holdings II, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Cypress Intermediate Holdings and the direct parent of CCC (“Cypress Intermediate Holdings II”) to be converted to Delaware limited liability companies. Parent shall not cause or permit an election to be filed under Treasury Regulation Section 301.7701-3 for either Cypress Intermediate Holdings or Cypress Intermediate Holdings II to be treated other than as an entity disregarded as separate from Parent for U.S. federal income tax purposes effective at any time on or prior to the Closing Date.

(e) Tax Treatment. The Merger is intended to be treated and qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Section 1.368-3. Each of Parent, CCC and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return for the taxable year including the Closing Date and shall file all applicable U.S. state and local income Tax Returns in a manner consistent with the Merger constituting a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law. None of the Company, Parent or CCC shall (and shall not permit any of their respective Affiliates (including the Company after the Closing) to) knowingly take any action that would reasonably be expected to prevent the Merger from being treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income Tax purposes, other than giving effect to the Adjustment Election (or giving effect to the Adjustment Election not being made) or any actions that are required by the provisions of this Agreement. Notwithstanding the foregoing, except for the representations as to certain factual matters set forth in Section 4.9 and Section 4.10, Parent and CCC make no representations or warranties to the Company or to any Company Security Holder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Security Holder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Company Security Holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

(f) Straddle Period. For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of Taxes based on or measured by income, payroll or receipts of the Company allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” as defined in Section 957 of the Code or any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time), and (ii) the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(g) Tax Contests. CCC shall notify the Stockholder Representative in writing promptly after receipt by CCC or any of its Affiliates of any written or oral notice of any pending or threatened audit or assessment of the Company related to a Tax for which the Company Indemnitors would be reasonably likely to have an indemnification obligation under this Agreement, in each case, solely with respect to any Pre-Closing Tax Period (a “Tax Contest”). CCC shall control the handling, disposition and settlement of any such Tax Contest; provided that (i) the Stockholder Representative may elect to participate, at the expense of the Company Indemnitors, in the conduct of any such Tax Contest, (ii) CCC shall keep the Stockholder Representative reasonably informed of the status of such Tax Contest, and (iii) CCC shall not settle any Tax Contest without the prior written consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed). To the extent that there is any conflict between Section 8.5 and this Section 5.2(g) as it relates to any matters relating to Taxes, the provisions of this Section 5.2(g) shall govern.

(h) Tax Refunds. To the extent CCC or the Final Surviving Entity receives any refund of Taxes or credit received in lieu of a refund arising from Taxes paid by the Company on or prior to the Closing Date or by or on behalf of the Company Stockholders pursuant to this Agreement, CCC shall, or shall cause the Final Surviving Entity to, pay any such refund or credit (in each case, and any interest thereon) that is received by CCC or the Final Surviving Entity after the Closing Date and prior to the third anniversary of the Closing and that relate to any Pre-Closing Tax Period, less (i) any reasonable out-of-pocket costs, expenses and Taxes incurred by CCC, the Final Surviving Entity or their respective Affiliates in connection with obtaining and receiving any such refund or credit, and (ii) the amount of any pending indemnification claims relating to Tax, to the Paying Agent (for distribution to the Company Stockholders, with each Company Stockholder receiving its pro rata share) within 10 days of receipt or realization thereof by CCC or the Final Surviving Entity, except, in each case, to the extent such refund or credit (x) was taken into account in the determination of Indebtedness or the Closing Working Capital Adjustment Amount or (y) is attributable to a Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date. The parties hereto agree that any Tax refunds or credits for a Straddle Period shall be apportioned between the pre- and post-Closing portions of such period using the methodologies set forth in Section 5.2(f). If the amount of any such Tax refund or credit is subsequently determined by any Governmental Entity to be less than the amount paid to the Company Indemnitors pursuant to this Section 5.2(h), the Company Indemnitors shall promptly pay to CCC or the Final Surviving Entity the amount of any such disallowed Tax refunds or credits (including any interest or penalties in respect of such disallowed amount owed to any Governmental Entity). CCC shall cause the Company or the Final Surviving Entity to elect to receive any such Tax refund in cash rather than a credit in lieu of a cash refund to the extent such election is permitted by applicable Laws. Notwithstanding the foregoing, if (A) the Closing Stock Consideration Tax Value is no less than 40.5% of the Closing Total Consideration Tax Value (for the avoidance of doubt, prior to giving effect to the Adjustment Election), or (B) the Company made the Adjustment Election pursuant to Section 2.1(f), neither CCC nor the Final Surviving Entity shall have any payment obligation in respect of any refund or credit described in this Section 5.2(h) to the extent that payment of such refund or credit pursuant to this Section 5.2(h) would cause the Closing Stock Consideration Tax Value to be less than 40% of the sum of the Closing Total Consideration Tax Value, plus any payments made by CCC or the Final Surviving Entity pursuant to (i) this Section 5.2(h), (ii) of any Post-Closing Excess Amount, or (iii) otherwise to or for the benefit of the Company Stockholders after the Closing to the extent not reflected in Total Merger Consideration.

(i) Transaction Tax Deductions. Notwithstanding anything herein to the contrary, with respect to the preparation of Tax Returns for any Pre-Closing Tax Period, the parties agree that all Transaction Tax Deductions, to the extent paid or accrued on or prior to the Closing Date, will be treated as properly allocable to the Pre-Closing Tax Period, to the extent deductible in such period at a “more likely than not” (or higher) level of comfort, assuming that, for this purpose, the Company made the 70% safe-harbor election provided in Section 4 of IRS Revenue Procedure 2011-29 with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29).

(j) Prohibited Tax Actions. Except as otherwise provided in the provisions of this Section 5.2 or as otherwise required by applicable Law, CCC shall not (and CCC shall not permit the Company or its Affiliates to) (i) file or amend any Tax Return of the Company with respect to a Pre-Closing Tax Period, (ii) initiate voluntary contact (including through any voluntary disclosure program or through filing a Tax Return) with any Tax authority in respect of Taxes or Tax Returns of the Company with respect to a Pre-Closing Tax Period other than through the filing of Tax Returns consistent with the past practices of the Company and in a jurisdiction in which the Company has previously filed a Tax Return or has commenced business operations since the period for which the last due Tax Return relates, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (iv) take any action on the Closing Date but after the Closing outside the ordinary course of business or after the Closing Date, in each case, if such action could reasonably be anticipated to increase the Tax liability of any Company Stockholder or any Affiliate of the Company Stockholders under this Agreement, in each case, without the prior written consent of Stockholder Representative (not to be unreasonably withheld, conditioned or delayed).

5.3 Allocation Schedule.

(a) The Company shall prepare and deliver to Parent a spreadsheet (the “Allocation Schedule”) at least three Business Days prior to the Closing setting forth the information set forth on Schedule B, which Allocation Schedule shall reflect the Company’s good faith estimates as of the Closing Date. Without limiting the foregoing, the Allocation Schedule shall identify each holder of Unvested Company Options and Promised Company Options and set forth the portion of the Unvested Company Option Holdback Amount and the Promised Company Option Holdback Amount, respectively, that relates to each such Unvested Company Option and Promised Company Option.

(b) The Company will provide reasonably detailed back-up documentation for the calculations contained therein that is reasonably requested by Parent. The Company shall make available to Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the

Allocation Schedule and reasonable access to current Company Service Providers or Representatives of the Company (during normal business hours) as Parent may reasonably request in connection with its review of the Allocation Schedule, and will otherwise cooperate in good faith with Parent’s and its Representatives review and shall consider in good faith any comments of Parent on the Allocation Schedule. The Company shall ensure that the Allocation Schedule complies with any applicable Laws, the Company Charter Documents, the Company Governing Documents, any equity plans or any other Contract of the Company. It is expressly acknowledged and agreed that (i) Parent and its Representatives shall be entitled to rely on the Allocation Schedule without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) neither Parent nor any of its Representatives shall have any liability to any Company Security Holder or any other Person with respect to any claims relating to any alleged inaccuracy, incompleteness or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and any information set forth therein or payments made by any Person in accordance therewith. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent (x) not making an objection prior to the Closing or (y) making an objection that is not fully implemented in a revised Allocation Schedule, as applicable.

5.4 Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance.

(a) Parent shall use its reasonable best efforts to cause the issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Merger to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b) The shares of Parent Common Stock shall constitute “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. At any time during which such restrictions are in effect, all shares of Parent Common Stock issued in connection with this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement, which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”

(c) While any registration statement (including the Resale Registration Statement) covering the resale of the Registrable Securities is effective under the Securities Act, Parent shall maintain a “blanket opinion” of counsel with its transfer agent to permit the removal of the restrictive legends on such Registrable Securities in connection with a sale of such Registrable Securities pursuant to such registration statement, provided that the stockholder and such stockholder’s broker deliver customary representation letters to the transfer agent in connection with such sale. In any event, Parent will use its commercially reasonable efforts to cause its transfer agent to remove any restrictive legend from any shares of Parent Common Stock to be sold by a stockholder pursuant to a registration statement within the standard settlement period of any such sale.

(d) Notwithstanding the foregoing, any Accredited Stockholder may transfer shares of Parent Common Stock received in the Merger in a transaction that does not constitute a sale under Rule 144 without the prior written consent of Parent:

(i) to an Affiliate of such Accredited Stockholder;

(ii) as a bona fide gift or gifts;

(iii) if the Accredited Stockholder is an individual, to an immediate family member or trust for the benefit of such Accredited Stockholder or one or more of such Accredited Stockholder’s immediate family members or pursuant to a qualified domestic order or in connection with a divorce settlement;

(iv) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law; or

(v) if the Accredited Stockholder is a partnership, corporation, or limited liability company, to any one or more partners, stockholders or members thereof (each, a “Fund Transferee”);

provided that (A) such Accredited Stockholder shall give Parent written notice prior to the time of such transfer stating the name and address of the transferee and identifying the shares being transferred to the transferee and (B) such transferee, except for Fund Transferees, shall first execute and deliver to Parent a joinder agreement in form and substance reasonably satisfactory to Parent agreeing to be bound by the terms of this Agreement applicable to Accredited Stockholders (including the provisions of this Section 5.4) and such joinder agreement. Any such transferee of shares pursuant to this Section 5.4(d) is referred to herein as a “Permitted Transferee”, and any such transfer to a Permitted Transferee is referred to herein as a “Permitted Transfer”.

(e) To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (i) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares of Parent Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock has been purportedly so transferred in violation of any of the provisions of this Agreement.

5.5 Indemnification of Directors and Officers of the Company.

(a) During the period ending six years after the Effective Time (and, if applicable, for any subsequent period of time during the pendency, and through the resolution, of any D&O Indemnifiable Matter(s) initiated during such six-year period), Parent, the Final Surviving Entity and their successors shall, and Parent shall cause the Final Surviving Entity and its successors to, fulfill their obligations to the present and former members of the Company Board and present and former officers of the Company (such directors and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Company Charter Documents as in effect on the Agreement Date, the DGCL and other applicable Law and any indemnification agreements between the Company and such Company Indemnitees set forth on Section 5.5(a) of the Disclosure Schedule (such obligations, collectively, the “D&O Indemnifiable Matters”). Notwithstanding the foregoing, the obligations of Parent and the Final Surviving Entity or their successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Company Charter Documents and the terms of the applicable indemnification agreement and (ii) shall not be deemed to release any Company Indemnitee from his or her obligations pursuant to this Agreement or any Related Agreement to which such Person is a party.

(b) Prior to the Effective Time, the Company shall purchase (and fifty percent (50%) of such purchase price shall be included in Third-Party Expenses of the Company) and obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the Company Indemnitees with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Fifty percent (50%) of the cost of any D&O Tail Policy shall be considered a Third-Party Expense for purposes of this Agreement. At or prior to the Closing, the Company shall provide a copy of the D&O Tail Policy to Parent, along with written confirmation from the insurance provider that the D&O Tail Policy will be bound at Closing.

(c) If Parent, the Final Surviving Entity, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their assets to any Person, then, in each such case, to the extent necessary, Parent shall cause the proper provision to be made so that the successors and assigns of Parent or the Final Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.5.

5.6 Resale Registration Statement.

(a) Promptly following the Agreement Date, Parent shall prepare a registration statement registering the resale by the Accredited Stockholders of the shares of Parent Common Stock to be issued to the Accredited Stockholders hereunder (such shares, the “Registrable Shares,” and such registration statement, the “Resale Registration Statement”); provided that any such securities shall cease to be Registrable Shares on the earliest to occur of when (i) such Registrable Shares have been disposed of in accordance with the Resale Registration Statement, (ii) such Registrable Shares shall have been sold in accordance with Rule 144 (or any similar provision then in effect), (iii) such Registrable Shares have been transferred in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities in accordance with the terms of this Agreement, (iv) with respect to a holder, such securities are eligible for resale by such holder, together with its Affiliates, pursuant to Rule 144 under the Securities Act (or other exemption from registration under the Securities Act) without any volume, manner of sale or other limitations or (v) such Registrable Shares have ceased to be outstanding. The Company shall use its commercially reasonable efforts to cause to be completed, executed and delivered by the Company Stockholders and Company Vested Optionholders who are, or who the Company reasonably believes to be, Accredited Stockholders, in each case, the Selling Stockholder Questionnaires in the form attached hereto as Exhibit M (the “Selling Stockholder Questionnaires”), and will provide all such completed Selling Stockholder Questionnaires that it receives back from Company Stockholders and Company Vested Optionholders to Parent. Each of the Accredited Stockholders who has returned a properly completed Selling Stockholder Questionnaire is referred to herein as a “Selling Stockholder.”

(b) Parent shall use its reasonable best efforts to file the Resale Registration Statement with the SEC as promptly as reasonably practicable (and in no event later than the fifth Business Day following the Closing Date) (such day, the “Registration Deadline”). If Parent is eligible to file a Resale Registration Statement on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Resale Registration Statement”), the Resale Registration Statement shall be an Automatic Shelf Registration Statement. If Parent is not eligible to use an Automatic Shelf Registration Statement, the Resale Registration Statement shall be on Form S-3, or if Form S-3 is not available to Parent, another appropriate form. If the Resale Registration Statement is not an Automatic Resale Registration Statement, Parent shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such Resale Registration Statement is filed (and in no event later than 15 Business Days following the date of filing the Resale Registration Statement, or 90 days in the event of a “full review” by the SEC). Parent will advise the Advisory Committee promptly after Parent receives any request by the SEC for amendment of the Resale Registration Statement or any SEC comments thereon. Once the Resale Registration Statement is declared effective, Parent shall notify the Advisory Committee of such declaration, and thereafter, subject to the other applicable provisions of this Agreement, shall use commercially reasonable efforts to cause the Resale Registration Statement to be continuously effective and usable for so long as any Registrable Shares bear the legend set forth in Section 5.4(b) and remain outstanding and held by Selling Stockholders or their respective Permitted Transferees (such period, the “Registration Period”). Parent shall use commercially reasonable efforts to cause the Resale Registration Statement (including the documents incorporated therein by reference) to comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

(c) The Resale Registration Statement (or any prospectus or prospectus supplement forming a part of such Resale Registration Statement), as initially filed, shall include the Registrable Shares of all Selling Stockholders for whom Parent has received properly completed Selling Stockholder Questionnaires before the fifth Business Day prior to the Closing Date. Parent further agrees to provide in the Resale Registration Statement (and in any prospectus or prospectus supplement forming a part of such Resale Registration Statement) that all Permitted Transferees of Selling Stockholders named in such Resale Registration Statement shall, by virtue of receiving Registrable Shares in a Permitted Transfer, be deemed to be selling stockholders under the Resale Registration Statement (or any such prospectus or prospectus supplement) with respect to the Registrable Shares received by such Permitted Transferees in such Permitted Transfers, to the extent such Permitted Transferee has returned a properly completed Selling Stockholder Questionnaire. Parent shall use commercially reasonable efforts to file an amendment or supplement, as appropriate, to the Resale Registration Statement (and any prospectus or prospectus supplement forming a part of such Resale Registration Statement) to include the Registrable Shares of (i) any Selling Stockholders who deliver properly completed Selling Stockholder Questionnaires on or after the fifth Business Day prior to the Closing Date but prior to the date that is 30 days after the Closing Date or (ii) to the extent required under applicable securities Laws (in the reasonable judgment of Parent), any Permitted Transferee who delivers a properly completed Selling Stockholder Questionnaire on or after the fifth Business Day prior to the Closing Date (who shall be deemed a Selling Stockholder hereunder following delivery of a Selling Stockholder Questionnaire). Parent shall include disclosure in the plan of distribution in the Resale Registration Statement (and any prospectus or prospectus supplement forming a part of such Resale Registration Statement) that Permitted Transfers to Fund Transferees will be transfers covered by the Resale Registration Statement.

(d) Parent shall notify the Advisory Committee promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Resale Registration Statement or any supplement to any prospectus forming a part of the Resale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Resale Registration Statement becomes effective, Parent shall notify the Advisory Committee of any request by the SEC that Parent amend or supplement such Resale Registration Statement or prospectus, and Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Resale Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Resale Registration Statement. Parent shall furnish to each Selling Stockholder such numbers of copies of a prospectus, including a preliminary prospectus, and any supplement to any prospectus, as required by the Securities Act and requested by such Selling Stockholder and shall take such other actions (including causing the removal of any restricted legends), as the Selling Stockholders may reasonably request in order to facilitate their disposition of their Registrable Shares, subject to each Selling Stockholder providing any information reasonably requested by Parent to facilitate such action.

(e) Notwithstanding any of the provisions of this Section 5.6 to the contrary, Parent shall be entitled to postpone or suspend (a “Permitted Suspension”), for a reasonable period of time, but in no event for more than 90 consecutive calendar days or for more than 120 calendar days in the aggregate in any one-year period, the effectiveness or use of, or trading under, any Resale Registration Statement (and such Permitted Suspension shall not be a breach of its obligations hereunder) if Parent shall determine that any such sale of any securities pursuant to such Resale Registration Statement would in the good faith judgment of Parent’s board of directors:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving Parent for which Parent’s board of directors has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by Parent; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of Parent and its stockholders.

In the event of a Permitted Suspension of any Resale Registration Statement pursuant to this Section 5.6, the Selling Stockholders shall be precluded from using the Resale Registration Statement in connection with a disposition of the relevant Registrable Shares for the duration of such Permitted Suspension, and the applicable time period during which such Resale Registration Statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such Resale Registration Statement was postponed or suspended by such Permitted Suspension.

(f) Parent shall indemnify and hold harmless each Selling Stockholder (along with (1) each Person, if any, who “controls” (within the meaning of the Securities Act or the Exchange Act) a Selling Stockholder and (2) the members, directors and officers of each Selling Stockholder, each an “Indemnified Person”) with Registrable Shares included in the Resale Registration Statement against any Losses to which such Indemnified Person may become subject by reason of (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Resale Registration Statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by Parent (or any of its Representatives or Affiliates) of the Securities Act, the Exchange Act or any state securities Law in connection with the Resale Registration Statement or the offer or sale of Registrable Shares thereunder, in each case, solely to the extent such Losses directly arise out of or result from any claim or cause of action made against such Indemnified Person by an unaffiliated third party (excluding, for the avoidance of doubt, any Permitted Transferee) who purchased such Registrable Shares from such Selling Stockholder; provided that Parent shall not be liable for any such Losses to the extent such Losses arise out of or are based upon information furnished to Parent by or on behalf of such Selling Stockholder expressly for use in the Resale Registration Statement; provided, further, that Parent shall not be liable under this Section 5.6(f) for any Losses arising out of or resulting from the diminution in value of the Registrable Shares held by any Selling Stockholder following the Agreement Date; provided, further, that the indemnity obligations set forth in this Section 5.6(f) shall not apply (A) to amounts paid in settlement of any such Losses if such settlement is effected without the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed) or (B) if Parent is not given reasonably prompt notice of the claim. Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section 5.6(f). Parent shall keep the Indemnified Person reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. The Indemnified Persons shall have the right to retain their own counsel with the reasonable fees and expenses for no more than one such counsel to be paid by the Parent, if, in the reasonable opinion of counsel retained by Parent, the representation by such counsel of the Indemnified Person and Parent would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. Parent shall not, without the consent of the applicable Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Each Selling Stockholder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Resale Registration Statement or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission arise out of or are based upon information furnished to Parent by or on behalf of such Selling Stockholder expressly for use in the Resale Registration Statement.

(g) From the Agreement Date until the earlier of the date this Agreement is terminated in accordance with its terms and the end of the Registration Period, Parent shall use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act.

(h) All of the expenses incurred in connection with any registration of Registrable Shares pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants of Parent shall be paid by Parent. Parent shall not be responsible for any selling expenses of any Selling Stockholder (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of Selling Stockholder or, to the extent incurred prior to the Closing, the Company in connection with the Resale Registration Statement.

(i) Subject to the Company’s performance and compliance with its covenants set forth in this Section 5.6, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be listed (subject to official notice of issuance) on Nasdaq effective as of the Closing.

(j) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect in any material respect any Accredited Stockholder or Permitted Transferee to whom this Section 5.6 applies without the consent of the Stockholder Representative, it being understood and agreed that the Accredited Stockholders are intended to be express third-party beneficiaries of this Agreement with rights of enforcement.

5.7 R&W Policy. Parent shall obtain a binder agreement conditionally incepting coverage under the R&W Policy, effective as of the Closing. The R&W Policy shall at all times provide that the insurer thereof waives, and agrees not to pursue, any rights of subrogation, claims in contribution, rights acquired by assignment or otherwise against any Company Indemnitor in connection with this Agreement and the transactions contemplated hereby, except against any Company Indemnitor in the case of Fraud, and then only against the Company Indemnitor that committed such Fraud (the “Subrogation Waiver”). The R&W Policy shall provide that each Company Indemnitor is a third-party beneficiary of the Subrogation Waiver. Parent shall not amend, modify or otherwise change, terminate or waive the Subrogation Waiver in any manner that would be adverse in any material respect to the Company Indemnitors, without the prior written consent of the Company (if before the Closing) or the Stockholder Representative (if after the Closing). The R&W Expenses shall be borne 50% by Parent and 50% by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Conduct of the Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing (the “Interim Period”), except (i) as expressly set forth on Section 6.2 of the Disclosure Schedule, (ii) as expressly contemplated by the terms hereof or (iii) as consented to in advance in writing by Parent, the Company shall (x) conduct its business in the Ordinary Course of Business and (y) use commercially reasonable efforts to:

(a) maintain and preserve intact the business of the Company;

(b) retain the officers, employees and consultants (other than any termination of service thereof for cause) of the Company;

(c) maintain and preserve its relationships with customers, suppliers, vendors, distributors, licensors, licensees, landlords, regulatory authorities and others having material business relationships with the Company; and

(d) promptly notify Parent of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements, including the Merger (it being understood and agreed that with respect to the matters specifically addressed by any provision of Section 6.2, to the extent such specific provisions conflict with the more general provision of this Section 6.1, such specific provisions shall govern).

6.2 Restrictions on Conduct of the Business. Without limiting the generality or effect of the provisions of Section 6.1, except (i) as expressly set forth on Section 6.2 of the Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly contemplated by the terms hereof or (iv) as consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not:

(a) amend or change the Company Charter Documents, the Company Governing Documents or any other Organizational Documents of the Company;

(b) (i) merge or consolidate itself with any other Person, (ii) adopt a complete or partial plan of liquidation, dissolution, consolidation, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization or (iii) form any Subsidiary of the Company;

(c) declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Vested Company Options that are outstanding as of the Agreement Date and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(d) other than customer contracts entered into in the Ordinary Course of Business, (i) enter into or amend or modify any (A) Material Contract or (B) any Contract that would (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract, (ii) violate, terminate (other than non-renewals occurring in the Ordinary Course of Business), or waive any of the terms of any of its Material Contracts, or (iii) enter into, amend, modify or terminate (other than non-renewals occurring in the Ordinary Course of Business) any Contract or waive or release any rights or claims thereunder, which if so entered into, amended, modified, terminated, waived or released would reasonably be expected to (x) adversely affect the Company (or, following consummation of the Merger, Parent or any of its Affiliates) in any material respect, (y) impair the ability of the Company or the Stockholder Representative to perform their respective obligations under this agreement or (z) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated hereby;

(e) issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Equity Interests or any other indebtedness or other security granting its holder the right to vote on any matters on which any Company Security Holder may vote, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Vested Company Options that are outstanding as of the Agreement Date and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(f) except as set forth on Schedule 6.2(f) of the Disclosure Schedule, (i) hire, or offer to hire, any additional officers or Company Service Providers earning annual base compensation in excess of $260,000, (ii) terminate the employment or engagement of any current Company Service Provider earning annual base compensation in excess of $260,000 (which, for purposes of clarity, shall not include a voluntary termination by such Company Service Provider or a termination for cause by the Company), (iii) increase or modify the compensation or benefits of any Company Service Provider, or issue or promise to issue any equity or equity-based award, (iv) enter into, amend, or extend the term of any Contract with any current or former Company

Service Provider providing for severance, incentive, transaction, change in control or retention bonuses, equity awards or, incentive compensation or other similar benefits (including the acceleration of vesting, payment or funding of any compensation or benefits), (v) except as required by Law, grant or pay any severance, change of control, retention or termination pay or benefits to any Person (other than payments or benefits provided pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent and are set forth on Section 3.19(a) of the Disclosure Schedule), (vi) recognize, modify, extend, terminate, negotiate or enter into any Collective Bargaining Agreement, (vii) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of the Company or (viii) promise or commit (in writing or otherwise) to do any of the foregoing;

(g) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could reasonably be expected to implicate the WARN Act;

(h) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Company Service Providers;

(i) (i) incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities of another Person, (ii) make any loans, advances or capital contributions (other than routine expense advances to Company Service Providers consistent with past practice) to, or guarantees for the benefit of, or any investments in, any Person, or (iii) cancel, forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(j) except for non-exclusive licenses in connection with the provision of the Company Products (not including rights in any source code) and the Company services in the Ordinary Course of Business, transfer, sell, license to any Person any rights to any Intellectual Property;

(k) except in connection with the provision of the Company Products in the Ordinary Course of Business, enter into any agreement with respect to the development of any Intellectual Property with a third party (excluding agreements with consultants and independent contractors pursuant to an agreement providing reasonable confidentiality obligations and providing for the assignment of any developed Intellectual Property);

(l) transfer or provide a copy of any proprietary source code of any Company Software to any Person (including any Company Service Provider or commercial partner of the Company), other than providing access to such source code to current Company Service Providers actually involved in the development of the Company Products on a need to know basis in the Ordinary Course of Business and provided each such Company Service Provider has executed an agreement providing reasonable confidentiality obligations and providing for the assignment of any developed Intellectual Property;

(m) enter into any distribution, license, reseller, joint venture, strategic alliance, partnership or any similar arrangement or agreement (other than non-exclusive arrangements or agreements entered in the Ordinary Course of Business);

(n) undertake any action or fail to take any action that does or could, individually or in the aggregate, reasonably be expected to result in the loss, lapse, expiration, or abandonment of any Company Owned IP;

(o) (i) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Company in, such trade secrets), (ii) disclose, license, release, deliver, escrow or make available any Company Source Code or (iii) solicit any trade secrets of any Person in violation of any obligation of confidentiality;

(p) mortgage, pledge, sell, lease, license or otherwise dispose of or encumber (other than Permitted Liens) any of its tangible properties or tangible assets, or enter into any Contract with respect to the foregoing;

(q) enter into any operating lease in excess of $100,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP in excess of $10,000 individually and $100,000 in the aggregate, other than equipment leases entered into in the Ordinary Course of Business in de minimis amounts;

(r) (i) pay, discharge or satisfy any Liability to any Person who is an officer, director or stockholder of the Company, other than compensation due for services as an officer or director in the Ordinary Course of Business, (ii) defer payment of any accounts payable other than in the Ordinary Course of Business or (iii) give any discount, accommodation or other concession other than in the Ordinary Course of Business, with the goal of accelerating or inducing the collection of any receivable or materially change the manner in which the Company provides warranties, discounts or credits to customers;

(s) (i) enter into any new line of business, or incur or commit to incur any capital expenditures or Liabilities in connection therewith or (ii) abandon or discontinue any existing lines of business;

(t) make any capital expenditures, capital additions or capital improvements in excess of $100,000;

(u) materially change the amount of, or terminate, any insurance coverage;

(v) agree to or take any actions to cancel, release or waive any material claims or rights held by the Company;

(w) adopt, establish, enter into, terminate, discontinue, modify or amend any Company Employee Plan, except in each case as required under ERISA, applicable Law or as necessary to maintain the qualified status of such plan under applicable Law; provided the Company may enter into or terminate a Standard Offer Letter with any new hire permitted under Section 6.2(f)(i) or terminate any Standard Offer Letter permitted under Section 6.2(f)(ii);

(x) (i) commence any Legal Proceeding, other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Parent prior to the filing of such a suit) or (C) for a breach or threatened breach of this Agreement or (ii) settle or agree to settle any pending or threatened Legal Proceeding;

(y) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance, partnership, sharing of profit arrangement or similar arrangement;

(z) make, change or revoke any material Tax election, adopt or change any Tax accounting method or period, file any federal, state, or non-U.S. Tax Return other than in compliance with Section 5.2(a)(i), file any material amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) or voluntary disclosure application or agreement or similar process, apply for any Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement (other than a Commercial Tax Agreement), or assume or agree to indemnify any liability for Taxes of another Person or surrender any right to claim a Tax refund, or take any other similar action outside of the Ordinary Course of Business relating to the filing of any material Tax Return or the payment of any material Tax if such similar action would have the effect of materially increasing the Tax liability of the Company for any Tax period ending after the Closing Date or materially decreasing any Tax attribute of the Company existing on the Closing Date;

(aa) change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent;

(bb) (i) amend, modify, extend, renew or terminate any Lease Agreement or (ii) enter into any agreement for the purchase, sale, lease, sublease, license or other Contract for the use or occupancy of any real property;

(cc) enter into any Contract that requires the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger;

(dd) settle or compromise any claim (whether or not commenced prior to the Agreement Date) (i) involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount exceeding $50,000, (ii) which imposes any continuing obligations or liabilities on the Company after the Closing Date, (iii) which involves an admission of wrongdoing by the Company or (iv) which imposes any equitable or injunctive relief; or

(ee) take or agree in writing or otherwise to take, any of the actions described above.

Nothing in this Section 6.2 shall give Parent, directly or indirectly, the right to control or direct the operations of the Company in violation of the HSR Act or other Antitrust Laws.

6.3 No Solicitation; Exclusivity.

(a) During the Interim Period, the Company will not, nor will it authorize or permit any of its Representatives or the Company Security Holders to, directly or indirectly, (i) solicit, seek, initiate, knowingly encourage others to solicit, or knowingly encourage, entertain, respond to, facilitate or accept any discussions, proposals, expressions of interest or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) entertain, consider, agree to, accept, recommend, endorse, propose or announce any attention to enter into, or enter into any letter of intent or any other Contract contemplating or otherwise relating to, any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Company Security Holder. The Company will, and will cause its Representatives and the Company Security Holders to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives or the Company Security Holders takes any action at the direction of the Company that the Company is obligated pursuant to this Section 6.3 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.3.

(b) The Company shall immediately (but in any event, within 24 hours) notify Parent in writing, which may be via email in accordance with Section 10.1, after receipt by the Company (or, to the Knowledge of the Company, by any of its Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its Representatives reasonably expected to be in connection with a potential Acquisition Proposal. Such notice need not include the identity of the Person making the Acquisition Proposal but shall otherwise describe the material terms and conditions of such Acquisition Proposal. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. The Company shall promptly (and in any event within 48 hours) request in writing that all Persons who have or could be expected to make an Acquisition Proposal and to whom nonpublic information concerning the Company has been distributed on or prior to the Agreement Date destroy or return such information to the Company as soon as possible (and, if applicable under contractual arrangements between the Company and such Persons, certify as to the destruction of such information) and immediately cause any third party (other than Parent or its Representatives) to cease to have any access to the Data Room or any similar data site.

6.4 Access to Information.

(a) During the Interim Period, the Company shall afford Parent and its Representatives reasonable access during business hours to (i) the Company’s assets, properties, books and records and employees and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.

(b) Subject to compliance with applicable Law, during the Interim Period, the Company and Parent shall each confer from time to time as requested by the other party with one or more Representatives of each party to discuss any material changes or developments in the operational matters of the Company or Parent and the general status of the ongoing operations of the Company and Parent.

(c) No information obtained by Parent or the Company during the pendency of the Merger in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein or otherwise impair the rights and remedies available to Parent or Merger Subs hereunder.

(d) For the avoidance of doubt, Section 6.7 shall apply to all information provided pursuant to this Section 6.4.

6.5 Notification of Certain Matters. Each of the Company and Parent shall give the other prompt notice of the occurrence or non-occurrence of any event that is reasonably likely to cause the failure of any of the conditions set forth in Article VII; provided that (a) the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to such notified party, and (b) the Company’s and Parent’s obligation, actions or inactions pursuant to this Section 6.5 shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(a)(v) or Section 7.2(a)(iv), as applicable, has been satisfied. No disclosure by the Company pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

6.6 Section 280G. Prior to the Closing Date, the Company shall (a) use its commercially reasonable efforts to secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments or benefits in connection with the transactions contemplated by this Agreement that could reasonably be expected to be deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments or benefits, such that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments or benefits, “Waived 280G Benefits”), and (b) for all such obtained waivers, submit for approval by the Company’s shareholders entitled to vote on such matters the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall not pay or provide or permit any disqualified individual to retain any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the Company’s shareholders as contemplated above. No later than five Business Days prior to the Closing Date, the Company shall provide to Parent or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall incorporate all of Parent’s reasonable comments that are timely made (such comments not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that (x) a vote of the Company’s shareholders was obtained in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be retained, paid or provided. In connection with the foregoing, Parent shall provide the Company with all information and documents reasonably necessary to allow the Company to determine whether any payments to be made or benefits to be granted by Parent or any of its Affiliates (“Parent Payments”) could (whether alone or together with any other payment) reasonably be considered to be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code prior to the Closing Date (and shall further provide any such updated information as it reasonably determines is necessary prior to the Closing Date). Notwithstanding anything to the contrary in this Section 6.6 or otherwise in this Agreement, to the extent Parent has provided misinformation, or Parent’s omission of information has resulted in misinformation, with respect to any Parent Payments, there shall be no breach of the representation contained in Section 3.19(i) hereof or the covenants contained herein solely to the extent that there would have been no breach in the absence of such misinformation.

6.7 Confidentiality. The parties hereto acknowledge that CCC and the Company have previously executed that certain non-disclosure and confidentiality agreement, dated January 25, 2024 (as amended, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with their terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence, and at no time shall any party or its Representatives disclose any of the terms of this Agreement (including the economic terms) or any non-public information about another party hereto to any other Person without the prior written consent of the other party. Notwithstanding anything to the contrary in the foregoing (including in the Confidentiality Agreement), a party hereto shall be permitted to disclose any and all terms (i) to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), (ii) to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed, (iii) to Persons to which such party is otherwise incurring Third-Party

Expenses (but only to the extent reasonably necessary for such Person to perform its services in connection therewith), (iv) as reasonably necessary for the Company to obtain the Company Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement, (v) in connection with enforcing its rights or defending itself against any claims hereunder and (vi) as otherwise permitted by Section 6.8. The Stockholder Representative hereby agrees to hold the terms of this Agreement, the fact of this Agreement’s existence, and information relating to the Merger or this Agreement received by the Stockholder Representative after the Closing or relating to the period after the Closing in strict confidence, and at no time shall the Stockholder Representative disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of Parent (and, prior to Closing, the Company). Notwithstanding anything herein to the contrary, following the Closing, the Stockholder Representative shall be permitted to, without prior approval of Parent: (x) after the public announcement of the Merger, announce that it has been engaged to serve as the Stockholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (y) disclose information as required by applicable Law or to advisors and representatives of the Stockholder Representative and to the Company Indemnitors, in each case who have a need to know such information in connection with the transactions contemplated by this Agreement, provided that such Persons are subject to confidentiality obligations with respect thereto.

6.8 Public Disclosure. The parties agree that the initial public press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Parent and the Company. During the Interim Period, the Company and Parent shall not, and the Company and Parent shall cause each of their Representatives not to, issue any public press release or other public communications (other than any communications permitted by this Section 6.8 or in accordance with the communications plan approved by the Company and Parent) relating to the terms of this Agreement or the Merger or use Parent’s name or refer to Parent directly or indirectly, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by applicable Law and except as reasonably necessary for the Company to obtain the Company Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, in Section 6.7 or in the Confidentiality Agreement, (a) Parent may be permitted to make such public communications regarding this Agreement or the Merger as Parent may determine is reasonably necessary for a public reporting company, and (b) the Company and its Affiliates may make such public and internal communications regarding this Agreement or the Merger solely to the extent they are consistent with previous press releases or public announcements made in compliance with this Section 6.8. Without limiting any provision in this Section 6.8, the Company shall not, and shall cause each of its Representatives not to, make any (i) broad-based internal announcements or broad-based communications to employees of the Company or (ii) announcements or communications to customers, suppliers or other material business relations of Parent, the Company or their respective Affiliates, in each case, concerning the transactions contemplated by this Agreement unless specifically approved in writing in advance by Parent (which approval may be withheld, conditioned or delayed in Parent’s sole discretion) or which would be permissible pursuant to clause (b) of the immediately preceding sentence. Notwithstanding anything to the contrary, this Section 6.8 shall not apply to (x) the Company’s solicitation of the approvals and consents required by this Agreement or (y) following termination of this Agreement and subject to Section 6.7, communications with the Company’s employees, stockholders, customers, suppliers, investors and potential investors or potential strategic partners or acquirers.

6.9 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto (other than the Stockholder Representative) agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in a reasonably expeditious manner, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated by this Agreement (and if in writing, furnish the other party with a copy of such communication). If the Company or Parent or any affiliate thereof shall receive any formal or informal request for information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request. Without limiting the generality or effect of Section 6.9(a), to the extent permitted by applicable Law and except as may be prohibited by any Governmental Entity, the parties hereto shall: (i) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Entity relating to the transactions contemplated by this Agreement; (ii) not participate in any substantive meeting or telephone or video conference, or have any substantive communication with, any Governmental Entity unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein; (iii) furnish the other party’s outside legal counsel with copies of all filings, except for filings required by the HSR Act, and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby; provided that material provided pursuant to this Section 6.9(b): (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns, or (3) to remove references concerning the valuation of the parties or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; (iv) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity; and (v) give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement. All filing fees in connection with filings required by the HSR Act shall be borne 50% by the Company and 50% by Parent. The Company and Parent shall each bear its own legal fees and expenses in connection with compliance with this Section 6.9.

(c) Notwithstanding the foregoing, nothing in this Section 6.9 or otherwise in this Agreement shall require Parent: (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent of any portion of the business, assets, Intellectual Property, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Company), or compel Parent to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Company), (ii) to propose or agree to or effect any divestiture or hold separate any business or assets or (iii) to commence, contest or defend any Legal Proceeding relating to the transactions contemplated by this Agreement; provided that the Company shall not take any of the foregoing actions without the prior written consent of Parent.

6.10 Consents.

(a) The Company shall, upon Parent’s request and using forms reasonably acceptable to Parent, use commercially reasonable efforts to obtain prior to the Closing, the consents, waivers and approvals listed on Section 6.10 of the Disclosure Schedule or under any Contract entered into after the Agreement Date that would have been required to be listed or described on Section 3.5 of the Disclosure Schedule if entered into prior to the Agreement Date, and the Company shall deliver copies of such consents, waivers and approvals to Parent promptly following the Company’s receipt thereof. Notwithstanding anything to the contrary herein, subject to Section 1.5(a)(ii), none of Parent, its Subsidiaries or the Company shall be required to pay any consent or other similar fee, payment, or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third-party consents, waiver or approvals.

(b) The Company shall be solely responsible for giving all notices and other information required to be given to the Company Service Providers, any labor union, works council, labor organization, employee representative or other collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act or similar state Law, the National Labor Relations Act, the Code, COBRA and other applicable Law in connection with the transactions contemplated by this Agreement.

6.11 Terminated Agreements. Prior to the Closing, the Company shall cause (a) each of the Contracts with Interested Parties set forth on Schedule A of the Disclosure Schedule and (b) each of the agreements set forth on Schedule A of the Disclosure Schedule (collectively, the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including by sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise) such that the Final Surviving Entity shall not have any Liability under any Terminated Agreement following the Closing Date.

6.12 Resignation of Officers and Directors. Prior to the Closing, the Company shall cause each officer and director of the Company to execute a Director and Officer Resignation Letter, effective as of the Effective Time.

6.13 Expenses. Except as explicitly provided for otherwise in this Agreement, whether or not the Merger is consummated, except as otherwise set forth herein, each of the Company and Parent shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Merger.

6.14 Accredited Investor Questionnaire. The Company shall use its commercially reasonable efforts to cause each Company Stockholder to deliver the Accredited Investor Questionnaire at least five Business Days prior to the Closing. As promptly as practicable and in any event within at least five Business Days prior to the Closing, the Company shall provide copies of all Accredited Investor Questionnaire received from each Company Stockholder to Parent.

6.15 Invoices. The Company shall use commercially reasonable efforts to obtain an invoice from each advisor or other service provider to the Company (other than any current employee, director or officer of the Company), in each case dated no more than one Business Day prior to the Closing Date, with respect to all Closing Third-Party Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date.

6.16 Cooperation with Debt Financing. The parties acknowledge that Parent and its Subsidiaries may attempt to arrange third party debt financing for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and the Company shall use its commercially reasonable efforts to provide to Parent and its Subsidiaries, and shall cause its respective Representatives to provide all cooperation reasonably requested by Parent that is customary in connection with the arrangement, syndication and consummation of the Debt Financing, which commercially reasonable efforts shall include (a) furnishing Parent and its Subsidiaries and the Debt Financing Sources, as promptly as reasonably practicable following Parent’s request, with information regarding the Company customary for the arrangement and syndication of loans contemplated by the Debt Financing, to the extent reasonably available to the Company and its Representatives and reasonably requested by Parent to assist in preparation of customary bank information memoranda, rating agency or lender presentations relating to such arrangement and syndication of loans, (b) participating in a reasonable number of lender meetings and meetings with rating agencies in connection with the Debt Financing at times and locations to be mutually agreed, (c) assisting in (i) the preparation and execution of one or more credit agreements, currency or interest hedging agreements, delivery of one or more perfection certificates, security agreements and other collateral documents or other related documents as may be reasonably requested by Parent or any of its Subsidiaries and otherwise facilitating the pledging of collateral or (ii) the amendment of any currency or interest hedging agreements entered into by the Company, in each case, on terms that are reasonably requested by Parent in connection with the Debt Financing; provided that no obligation of the Company thereof under any such agreements or amendments shall be effective until the Closing Date and (d) cooperating in satisfying the conditions precedent set forth in the Debt Financing and the definitive documentation entered into in connection with the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the reasonable control of, the Company and its Representatives; provided, however, that in connection with the cooperation set forth in this Section 6.16, (x) no obligation of the Company under any agreement, certificate, document or instrument (other than, for the avoidance of doubt, the authorization letters referenced below) shall be effective until the Closing Date and (y) the Company shall not be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Company and its Representatives shall furnish to Parent and its Subsidiaries promptly following written request by Parent or any of its Subsidiaries (1) provided that such request is received by the Company at least nine Business Days prior to the Closing Date, all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and certificates under the beneficial ownership regulations, which documentation and information shall be provided to Parent and its Subsidiaries no later than four Business Days prior to the Closing Date, (2) all historical financial statements required by any Debt Financing Source and all other historical financial statements and data available to the Company which are reasonably required for the preparation of the pro forma financial statements required by any Debt Financing Source (for the avoidance of doubt, Parent and its Subsidiaries shall be responsible for the preparation of such pro forma financial statements) and (3) customary authorization letters in respect of the Debt Financing. The Company hereby consents to the use of its logos following the Closing in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any of the Company or the reputation or goodwill of the any of the Company. All non-public or otherwise confidential information regarding the Company and its businesses obtained by Parent and its Subsidiaries and the Debt Financing Sources pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement, except as is customary in connection with the marketing efforts and Parent and its Subsidiaries shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective officers, employees, representatives and advisors in connection with the Debt Financing subject to customary confidentiality provisions, including pursuant to customary information undertakings included in the marketing materials.

6.17 Employees; Employee Benefits

(a) During the one-year period commencing on the Closing or, if earlier, the date of the Continuing Employee’s termination (the “Continuation Period”), Parent shall, or shall cause its Affiliates to, provide to each Continuing Employee: (i) base salary or base wages no less favorable than the base salary or base wages provided to such Continuing Employee immediately before the Closing; (ii) commission opportunities that are no less favorable in the aggregate than the short-term discretionary bonus and commission opportunities provided to such Continuing Employee immediately before the Closing; and (iii) other employee benefits (excluding any equity or equity-based, bonus and other incentive compensation, nonqualified deferred compensation, severance, retention, change in control, transaction, defined benefit pension and post-employment welfare benefits) that are substantially similar in the aggregate to either (x) those employee benefits provided to such Continuing Employee immediately before the Closing or (y) those provided to similarly situated employees of Parent.

(b) From and after the Closing Date, Parent shall, or shall cause its Affiliates (including, after the Closing, the Company) to use commercially reasonable efforts to: (i) recognize a Continuing Employee’s service with the Company or its subsidiaries, solely for purposes of eligibility, vesting and benefit levels and benefit accruals (other than under a defined benefit pension plan or post-employment welfare plan); provided, that, no such recognition of service shall be required to the extent that it would result in a duplication of benefits; (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Parent or any of its Affiliates for the benefit of Continuing Employees (and their spouses, dependents and beneficiaries) (the “New Plans”) that are group health plans, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have been applicable under the corresponding Company Employee Plan; and (iii) provide credit under the New Plans that are group health plans for co-insurance, deductibles or similar out-of-pocket payments that were paid by Continuing Employees (or their spouses, dependents and beneficiaries) prior to the Closing Date in the plan year during which such Continuing Employees first become eligible to participate in the applicable New Plan for the purposes of satisfying the analogous co-insurance, deductible, and similar out-of-pocket payments in the plan year in which the Closing Date occurs.

(c) Within 60 days following the Closing Date, Parent shall grant a cash or equity-based award to each holder of Promised Company Options who is a Continuing Employee in an amount and in such form as determined by Parent in its reasonable discretion that is intended to reflect the Intrinsic Value of such Promised Company Option as of the Effective Time; provided that, as a condition to receiving any award in respect of any Promised Company Options, each such holder of a Promised Company Option must provide a customary release from any claims relating to such Promised Company Options (including the failure to grant such awards).

(d) Nothing in this Section 6.17 shall be construed to (i) confer on any Person any benefit or right, including the right to continued employment, any health or welfare benefit or to otherwise enforce the provisions of this Section 6.17 (other than the right of any party to enforce such party’s rights in accordance with the terms of this Agreement), (ii) cause any Person to be a third-party beneficiary of this Agreement, or (iii) establish, amend, modify, waive or terminate any Company Employee Plan or any comparable compensation or benefit plan, agreement or arrangement of Parent or its Affiliates prior to, upon or following the Closing.

ARTICLE VII

Conditions to the Merger

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent, CCC and the Merger Subs to consummate the transactions contemplated by this Agreement and effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) No Orders or Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued or promulgated any Law or issued or granted any Order, and there shall be no other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of, (i) preventing or restraining, in any material respect, the consummation of the Merger, (ii) making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger or (iii) prohibiting Parent’s ownership or operation of any portion of the business of the Company.

(b) HSR Act. Any waiting period applicable to the Merger under the HSR Act and any agreement with a Governmental Entity not to consummate the Merger shall have expired or been terminated.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained and shall be in full force and effect.

7.2 Conditions to the Obligations of Parent, CCC and the Merger Subs. The obligations of Parent, CCC and the Merger Subs to consummate the transactions contemplated by this Agreement and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants.

(i) The Fundamental Representations (other than the representations and warranties of the Company contained in Section 3.2(a)) and the IP Representations (1) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to any such Fundamental Representations and any IP Representations that address matters only as of a particular date, which shall be true and correct in all material respects as of such date) and (2) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects, both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to any such Fundamental Representations and any IP Representations that address matters only as of a particular date, which shall be true and correct in all respects as of such date);

(ii) The representations and warranties of the Company contained in Section 3.2(a) shall be true and correct in all but de minimis respects both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all but de minimis respects as of such date);

(iii) The representations and warranties of the Company contained in Section 3.8(b) shall be true and correct in all respects both as of the Agreement Date and as of the Closing Date as though made on the Closing Date;

(iv) The representations and warranties of the Company contained in this Agreement (other than the Fundamental Representations, the IP Representations and the representations and warranties set forth in Section 3.8(b)) shall be true and correct in all respects (without giving effect to materiality, Company Material Adverse Effect or any similar qualification), both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date) except, in each case, where the failure of such representations and warranties collectively to be true and correct shall not have had a Company Material Adverse Effect; and

(v) The Company shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

(b) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect.

(c) Company Certificate. Parent shall have received a certificate from the Company, validly executed by an executive officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied (the “Company Certificate”).

(d) Closing Deliverables. The Company shall have delivered or caused to be delivered to Parent or CCC, as applicable, the items required by Section 1.5(a).

(e) Employment Arrangements. Each Key Employment Agreement, in each case executed concurrently with this Agreement by a Key Employee, shall not have been revoked or repudiated by the Key Employee prior to the Closing.

(f) First Certificate of Merger. Parent shall have received the First Certificate of Merger, duly executed by the Company.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants.

(i) The Parent Fundamental Representations (A) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects, both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to any Parent Fundamental Representations that address matters only as of a particular date, which shall be true and correct in all material respects as of such date) and (B) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects, both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to any Parent Fundamental Representations that address matters only as of a particular date, which shall be true and correct in all respects as of such date);

(ii) The representations and warranties of Parent and the Merger Subs contained in this Agreement (other than the Parent Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Parent Material Adverse Effect or any similar qualifications), both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) except, in each case, where the failure of such representations and warranties collectively to be true and correct shall not have had a Parent Material Adverse Effect; and

(iii) Each of Parent and the Merger Subs shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or prior to the Closing.

(b) Closing Deliverables. Parent shall have delivered or caused to be delivered to the Company the items required by Section 1.5(b).

(c) Certificate of Parent. Company shall have received a certificate executed for and on behalf of Parent by an officer of Parent to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) have been satisfied (the “Parent Certificate”).

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

8.1 Survival.

(a) The representations and warranties of the Company contained in this Agreement and in the Certificates, and the right of any Parent Indemnified Party to assert a claim for indemnification hereunder with respect thereto, shall survive the Closing until the greater of (i) the 12-month anniversary of the Closing Date and (ii) completion of Parent’s first full audit cycle following the Closing (or, solely for purposes of claims under the R&W Policy, such longer period as specified in the R&W Policy) (the “Survival Period”), except that (x) the IP Representations, and the right of any Parent Indemnified Party to assert a claim for indemnification hereunder with respect thereto, shall survive the Closing until the three-year anniversary of the Closing Date (or, solely for purposes of claims under the R&W Policy, such longer period as specified in the R&W Policy), and (y) the Fundamental Representations and the representations and warranties set forth in Section 3.9 (Tax Matters), and the right of any Parent Indemnified Party to assert a claim for indemnification hereunder with respect thereto, shall survive the Closing until 60 days following the expiration of the applicable statute of limitations (or, solely for purposes of claims under the R&W Policy, such longer period as specified in the R&W Policy); provided that, any claim relating to Fraud may be brought at any time to the maximum extent permitted by applicable Laws; provided, further, that if an Indemnification Claim Notice or Third-Party Notice is given under, and in accordance with, this Article VIII with respect to any representation or warranty prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved and payment in respect thereof, if any is required to be made, shall have been made.

(b) The representations and warranties of Parent and the Merger Subs set forth in this Agreement shall terminate at the Closing; provided that any claim relating to Fraud may be brought at any time to the maximum extent permitted by applicable Laws.

(c) All covenants and agreements of the Company set forth in this Agreement that by their terms are to be performed or complied with at or prior to the Closing shall survive the Closing for the Survival Period. All covenants and agreements of Parent and Merger Subs set forth in this Agreement that by their terms are to be performed or complied with at or prior to the Closing shall terminate at the Closing. All other covenants and agreements set forth in this Agreement shall survive for the time periods specified therein or, if not specified therein, until fully performed in accordance with its terms.

(d) For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties, covenants and agreements and the right to make indemnification claims in respect thereof under this Agreement, and the Company Indemnitors and the Parent Indemnified Parties hereby waive any claims or defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.

8.2 Indemnification.

(a) Subject to the limitations contained in Sections 8.1 and 8.3, from and after the Closing, the Company Indemnitors shall severally, and not jointly, in accordance with each Company Indemnitor’s respective Pro Rata Share, indemnify and hold harmless Parent, the Company and their respective Affiliates (including the Final Surviving Entity), and their respective directors, officers, employees, agents and other representatives (the “Parent Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them, resulting from or arising out of any of the following:

(i) any breach or inaccuracy of any representation or warranty of the Company under this Agreement or the Certificates;

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Company at or prior to the Closing or the Stockholder Representative at any time after the Agreement Date under this Agreement or the Certificates;

(iii) any Pre-Closing Taxes; and

(iv) any Fraud on the part of the Company in respect of the representations and warranties set forth in this Agreement.

(b) The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy under this Agreement based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for Fraud, no Parent Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Parent Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Nothing in this Agreement shall limit the right of any party to any Related Agreement to pursue remedies under such Related Agreement against any other party thereto with respect to any breaches of such Related Agreement by such other party.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of Section 8.2(a)(i), if any representation or warranty contained in this Agreement or the Certificates is qualified by materiality, “Company Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach or inaccuracy of such representation or warranty and (ii) calculating the amount of Losses with respect to such breach or inaccuracy.

8.3 Certain Limitations.

(a) Except in the case of Fraud and indemnification claims to the extent related to any inaccuracy or failure of any Fundamental Representation to be true and correct, and subject to Section 8.3(b), the Parent Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,642,500.00 in Losses in the aggregate (the “Deductible Amount”), at which time the Parent Indemnified Parties shall be entitled to recover in accordance with this Agreement all such Losses in excess of the Deductible Amount, subject to the other limitations in this Agreement.

(b) Except in the case of Fraud and indemnification claims to the extent related to any inaccuracy or failure of any Fundamental Representation or IP Representation to be true and correct, the Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 8.2(a)(i) shall be recourse against the Indemnity Escrow Account. Except in the case of Fraud and indemnification claims to the extent related to any inaccuracy or failure of any Fundamental Representation to be true and correct, the maximum aggregate liability of the Company Indemnitors with respect to any indemnifications claims under Section 8.2(a)(i) will not be in excess of $1,642,500.00 in the aggregate; provided that, the maximum aggregate liability of the Company Indemnitors with respect to any indemnification claims under the IP Representations shall increase to an aggregate amount equal to 20% of the Total Merger Consideration.

(c) Subject to the limitations set forth in Sections 8.3(a), 8.3(b) and 8.4(e), any Losses with respect to indemnification claims under Section 8.2(a)(i) shall be recovered (i) first, from the Indemnity Escrow Account to the extent of any Indemnity Escrow Cash then-remaining therein and (ii) thereafter, solely with respect to recovery for any inaccuracy or failure of any Fundamental Representation or IP Representation to be true and correct, directly against the Company Indemnitors for any remaining Loss.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the aggregate liability of any Company Indemnitor for all indemnification claims under this Agreement shall not exceed the amount of Total Merger Consideration actually received by such Company Indemnitor (including, for the avoidance of doubt, the Escrow Cash, if and to the extent released to the Company Indemnitor), unless such indemnity claim is being made in respect of Fraud committed by such Company Indemnitor or Fraud to which such Company Indemnitor had actual knowledge (and not imputed or constructive knowledge) (in which event there shall be no limitation on the liability of such Company Indemnitor hereunder with respect to such Fraud).

(e) The amount of any Losses that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds (other than proceeds under the R&W Policy), indemnification payments or reimbursements actually received by the Parent Indemnified Parties from third parties (other than the Company Indemnitors) in respect of such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery); provided that, nothing in this Section 8.3(e) shall be construed to give rise to an obligation of the Parent Indemnified Parties to seek any such insurance, indemnification or reimbursement or maintain any level of insurance coverage. Nothing contained in this Agreement shall require or be construed to require any Parent Indemnified Party to commence any legal proceeding, arbitration or other dispute resolution mechanism against the R&W Policy provider or any insurer, reinsurer or Affiliate thereof under or in respect of the R&W Policy.

(f) The Parent Indemnified Parties shall not be entitled to indemnification, compensation or reimbursement with respect to any amount or item to the extent such amount or item was actually included in the calculation of the Total Merger Consideration as finally determined in accordance with Section 2.9.

(g) Parent and the Merger Subs acknowledge and agree that the sole and exclusive remedy for the Parent Indemnified Parties against the Company Indemnitors with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, for any of the other matters set forth in Section 8.2, or otherwise resulting from or arising out of this Agreement, the Merger or the other transactions contemplated hereby will be pursuant to the indemnification provisions set forth in this Article VIII; provided that the foregoing clause of this sentence shall not be deemed a waiver by any party of (i) any right to specific performance or injunctive relief, (ii) any right or remedy of a party under any Related Agreement to which it is party, or (iii) any right or remedy against a particular Company Indemnitor with respect to such Company Indemnitor’s own Fraud or Fraud to which such Company Indemnitor had actual knowledge (and not imputed or constructive knowledge), and all claims related thereto shall survive until 90 days following the expiration of the applicable statute of limitations. Subject to the other limitations contained herein, the obligations of the Company Indemnitors under this Article VIII shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation.

(h) Notwithstanding anything to the contrary in this Agreement, no revocation, cancellation or modification of the R&W Policy, or bankruptcy or insolvency of the insurer(s) of the R&W Policy shall result in liability under this Article VIII to the Company Indemnitors in excess of the liability of the Company Indemnitors contemplated under Section 8.3 had there not been a revocation, cancellation or modification of the R&W Policy, or bankruptcy or insolvency of the insurer(s) of the R&W Policy. Notwithstanding anything to the contrary and for the avoidance of doubt, this Section 8.3 shall not apply to Section 8.6, which shall be binding upon, and enforceable by the Stockholder Representative in its entirety against, the Company Indemnitors.

8.4 Claims for Indemnification; Resolution of Conflicts.

(a) Subject to Section 8.1, Section 8.2, and Section 8.3, if a Parent Indemnified Party wishes to make an indemnification claim under this Article VIII, Parent, on behalf of such Parent Indemnified Party, shall reasonably promptly deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (i) stating that such Parent Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses and (ii) specifying such Losses in reasonable detail (to the extent available), and, if applicable, the nature of the misrepresentation, breach of warranty, covenant or agreement to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof, so long as such update reasonably relates to the underlying facts and circumstances specifically set forth in such original Indemnification Claim Notice.

(b) If the Stockholder Representative on behalf of the Company Indemnitors shall not object in writing within the 20 Business Day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances (if then known) supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Company Indemnitors that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice if and to the extent such Losses are actually paid, incurred, suffered or sustained, but subject to the other limitations on recovery set forth herein. In such event, Parent and the Stockholder Representative shall promptly (but in any event within three Business Days of the resolution of such Indemnification Claim Notice) deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to immediately release and distribute to Parent from the Indemnity Escrow Account, Indemnity Escrow Cash (if any remains) with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice (or to the extent then available in the Indemnity Escrow Account in the event such Losses exceed the then-available balance of the Indemnity Escrow Account).

(c) In the event that the Stockholder Representative shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Indemnity Escrow Account, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and make distributions from the Indemnity Escrow Account in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release and distribute to Parent from the Indemnity Escrow Account, the Indemnity Escrow Cash, with an aggregate value equal to the Losses set forth in such memorandum (or to the extent then available in the Indemnity Escrow Account in the event that such Losses exceed the then-available balance of the Indemnity Escrow Account). Should the amount held in the Indemnity Escrow Account, if any, be insufficient to satisfy in whole the amount to be paid to a Parent Indemnified Party in accordance with such memorandum, then, subject to the limitations set forth in this Article VIII, each Company Indemnitor shall, within 20 Business Days following the date of such memorandum, pay to the Parent Indemnified Party, such Company Indemnitor’s Pro Rata Share of such shortfall in cash.

(d) In the event that there is a dispute relating to any Indemnification Claim Notice or Indemnification Claim Objection Notice that cannot be settled in accordance with Section 8.4(c), each of Parent or the Stockholder Representative may file suit with respect to such dispute in any court having jurisdiction in accordance with Section 10.11. Notwithstanding the foregoing, if Parent and the Stockholder Representative mutually agree, Parent and the Stockholder Representative may submit any such dispute to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.

(e) On or before the third Business Day after the Indemnity Escrow Expiration Date, Parent will notify the Stockholder Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted in any Indemnification Claim Notice that was delivered to the Stockholder Representative on or prior to the Indemnity Escrow Expiration Date, but not resolved, at or prior to such time (each such claim a “RW Indemnity Continuing Claim” and such amount, as may be reduced from time to time in accordance with this Agreement, the “RW Indemnity Retained Escrow Amount”). Within 10 Business Days following the Indemnity Escrow Expiration Date, Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release and distribute from the Indemnity Escrow Account an amount equal to (i) the Indemnity Escrow Cash (as may be reduced from time to time pursuant to the terms of this Agreement) as of the Indemnity Escrow Expiration Date, minus (ii) the Indemnity Escrow Cash in the aggregate equal to the RW Indemnity Retained Escrow Amount, which amount shall be released and distributed to the Paying Agent for further distribution to the Company Indemnitors in accordance with their applicable Pro Rata Share of such amount pursuant to Section 2.1(a) or Section 2.1(b), as applicable.

(f) Following the Indemnity Escrow Expiration Date, after resolution and payment of a RW Indemnity Continuing Claim, Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account the Indemnity Escrow Cash in an amount in the aggregate equal to (i) the RW Indemnity Retained Escrow Amount (as may be reduced from time to time pursuant to the terms of this Agreement) as of the date of such resolution and payment, minus (ii) the amounts that Parent determines in good faith to be necessary to satisfy any other remaining RW Indemnity Continuing Claims (which amounts will continue to be held as the RW Indemnity Retained Escrow Amount) to the Paying Agent for further distribution to the Company Indemnitors in accordance with their applicable Pro Rata Share of such amount pursuant to Section 2.1(a) or Section 2.1(b), as applicable.

(g) Each of the parties acknowledges and agrees that as a condition to Parent’s and Paying Agent’s obligation to make any payments pursuant to Section 8.4(e) or Section 8.4(f), the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the amounts payable to each Company Indemnitor in accordance with such section. Parent and the Paying Agent shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Indemnitor received the appropriate portion of any such distribution, and in no event will Parent, the Final Surviving Entity or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with the updated Allocation Schedule delivered by the Stockholder Representative.

(h) Notwithstanding the foregoing, (i) any notice that is required to be delivered to any Company Indemnitors pursuant to this Article VIII shall be deemed satisfied by delivery of such notice to the Stockholder Representative, and (ii) any notices required to be delivered by, or any actions that are required to be taken by (other than any obligations to make or right to receive any payments), any Company Indemnitors pursuant to this Article VIII shall be satisfied by delivery by, or action taken by the Stockholder Representative.

8.5 Third-Party Claims. In the event that Parent becomes aware of a third-party claim (a “Third-Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article VIII, Parent shall notify the Stockholder Representative of such claim with an Indemnification Claim Notice (a “Third-Party Notice”), and the Third-Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third-Party Claim (except that Parent may withhold from Stockholder Representative such communications with its legal counsel); provided that no delay or failure on the part of Parent in delivering a Third-Party Notice shall cause any Parent Indemnified Party to forfeit any indemnification rights under this Article VIII except to the extent that the Company Indemnitors are actually and materially prejudiced by such delay or failure. The costs and expenses incurred by Parent in connection with any investigation, defense, settlement or resolution of such Third-Party Claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which Parent may seek indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Losses subject to indemnification under Section 8.2, solely to the extent it is determined in accordance with Section 8.4 that such Third-Party Claim itself is indemnifiable under this Article VIII or the Stockholder Representative has consented (or deemed to have consented) to a settlement of such Third-Party Claim under this Section 8.5 (which consent shall not be unreasonably withheld, conditioned or delayed). Upon receipt of a Third-Party Notice, the Stockholder Representative shall be entitled (on behalf of the Company Indemnitors and at their expense) to participate in, but not to control, determine or conduct, the defense of such Third-Party Claim. Parent shall have the right in its sole discretion to conduct the defense of any such claim, and the Stockholder Representative shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third-Party Claim. Except with the written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), no settlement of any such Third-Party Claim shall be determinative of the right of any Parent Indemnified Party to be indemnified with respect to such Third-Party Claim or settlement or any Losses relating thereto; provided that the consent of the Stockholder Representative with respect to any settlement of any such Third-Party Claim shall be deemed to have been given unless the Stockholder Representative shall have objected within 15 calendar days after a written request for such consent by Parent. Notwithstanding anything to the contrary in this Section 8.5, Parent shall have the right in its sole discretion to settle any Third-Party Claim, and no consent of the Stockholder Representative shall be required with respect to any such settlement, if (i) substantially all of the Losses associated with such Third-Party Claim are not reasonably expected to be indemnifiable hereunder, including in the event that (A) the amount in dispute is reasonably likely to materially exceed the maximum amount for which the Company Indemnitors can then be liable pursuant to this Article VIII in light of the limitations on indemnification contained herein or (B) the Company Indemnitors and the Stockholder Representative fail to demonstrate the ability of the Company Indemnitors to pay the amounts required to be paid to the Parent Indemnified Parties under this Article VIII, (ii) such Third-Party Claim is brought by any Governmental Entity, seeks non-monetary, equitable or injunctive relief as the sole basis for relief or alleges any violation of criminal Law or (iii) the Stockholder Representative does not agree in writing that the Company Indemnitors are obligated (without reservation of any rights) to pay all Losses arising from or related to such claim subject only to the limitations on indemnification contained in this Article VIII. In the event that the Stockholder Representative has consented to any such settlement, adjustment or compromise of any Third-Party Claim, the Company Indemnitors shall have no power or authority to object under any provision of this Article VIII to the amount of such settlement, adjustment or compromise.

8.6 Stockholder Representative.

(a) By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger, executing an Option Cancellation Agreement or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, and pursuant to Section 261(a)(2) of the DGCL and without any further action of any of the Company Indemnitors or the Company, each Company Indemnitor shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the representative, exclusive agent and attorney-in-fact for and on behalf of the Company Indemnitors as of the Closing for all purposes in connection with this Agreement, the Escrow Agreement, the Engagement Letter and the other agreements ancillary hereto, including to give and receive notices and communications, to authorize satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to bring (or decide not to bring or enforce) actions on behalf of the Company Indemnitors, Selling Stockholders, Accredited Stockholders and Permitted Transferees to specifically enforce the terms of this Agreement, the Escrow Agreement and the other agreements ancillary hereto or for damages for breaches hereof or thereof, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) permitted by the terms of this Agreement, the Escrow Agreement or the Engagement Letter. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Indemnitors, except as expressly provided herein and in the Engagement Letter, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The powers, immunities and rights to indemnification granted to the Stockholder Representative hereunder (i) are coupled with an interest and shall be irrevocable, survive the death, incompetence, bankruptcy or liquidation of any Company Indemnitor and shall be binding on each Company Indemnitor and any successor thereto, (ii) shall be exclusive to the Stockholder Representative, and any action or inaction by the Stockholder Representative shall be binding on each Company Indemnitor (including the Selling Stockholders, the Accredited Stockholders and the Permitted Transferees) and any successor thereto and (iii) shall survive the delivery of an assignment by any Company Indemnitor of the whole or any fraction of his, her or its interest in the Escrow Account. The Stockholder Representative may resign at any time upon at least 10 days prior written notice to the Advisory Committee. Such agency may be changed by the Company Indemnitors from time to time upon not less than 10 days prior written notice to Parent; provided that the Stockholder Representative may not be removed unless the former holders of a majority of Company Capital Stock agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the former holders of a majority of Company Capital Stock. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Indemnitors.

(b) Certain Company Indemnitors have entered into an engagement agreement (the “Engagement Letter”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Engagement Letter (such Company Indemnitors, including their individual representatives, collectively hereinafter referred to as the “Advisory Committee”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Committee in its capacity as a member of the Advisory Committee (collectively, the “Stockholder Representative Group”) shall incur liability of any kind with respect to any action or omission by the Stockholder Representative or the Advisory Committee in connection with their services pursuant to this Agreement, the Engagement Letter, the Escrow Agreement or any other agreements ancillary hereto, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable. Neither the Stockholder Representative nor any member of the Advisory Committee shall be liable for any action or omission pursuant to the advice of counsel. Notwithstanding the foregoing and for the avoidance of doubt, the preceding two sentences shall not prejudice the Stockholder Representative’s right to indemnification from the members of the Advisory Committee (in their capacity as Company Indemnitors) pursuant to the following sentence. The Company Indemnitors shall, on a several and not joint basis and based on their respective Pro Rata Shares, indemnify, defend and hold harmless the Stockholder Representative Group from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, actions, fees, claims, judgments, amounts paid in settlement and out-of-pocket costs and expenses (including the reasonable out-of-pocket fees and expenses of counsel and experts and their staffs, and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of or in connection with this Agreement, the Escrow Agreement, the Engagement Letter and any other agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable, the Stockholder Representative or such member of the Advisory Committee, as applicable, shall promptly reimburse the Company Indemnitors the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Indemnitors, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund Account and (ii) any other funds that become payable to the Company Indemnitors under this Agreement at such time as such amounts would otherwise be distributable to the Company Indemnitors; provided that while this Section 8.6(b) allows the Stockholder Representative to be paid from the aforementioned source of funds, this does not relieve the Company Indemnitors from their obligation to promptly pay, in accordance with their respective Pro Rata Shares, such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event shall the Stockholder Representative be required to advance its own funds on behalf of the Company Indemnitors or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Engagement Letter or the transactions contemplated hereby or thereby.

Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Indemnitors set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities and immunities shall survive the Closing, the resignation or removal of the Stockholder Representative or any member of the Advisory Committee or the termination of this Agreement.

(c) Upon the Closing, Parent shall cause CCC to wire to an account of Stockholder Representative as set forth on the Allocation Schedule (the “Expense Fund Account”) an amount of $1,000,000.00 in cash (the “Expense Fund”), which shall be used (i) for the purposes of paying directly, or reimbursing the Stockholder Representative for, any Representative Losses pursuant to this Agreement, the Escrow Agreement, the Engagement Letter and any other agreements ancillary hereto or (ii) as otherwise determined by the Advisory Committee. The Company Indemnitors shall not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no withholding, tax reporting or income distribution obligations. Subject to Advisory Committee approval, the Stockholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Indemnitors. The Stockholder Representative shall hold these funds separate from its corporate funds, shall not use these funds for its operating expenses or any other corporate purposes and shall not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable after the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative shall deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Company Indemnitors the portion of such balance payable pursuant to Section 2.1(a) and Section 2.1(b), as applicable; provided that as a condition to CCC’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of such Expense Fund distribution payable to each Company Indemnitor. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Indemnitors at the time of Closing. Any Tax required to be withheld with respect to the deemed payment to a Company Indemnitor of its portion of the Expense Fund shall reduce the amount of cash to such Person at Closing in respect of Company Securities and shall not reduce the Expense Fund or amounts paid out of the Expense Fund.

(d) Any decision, act, consent or instruction of the Stockholder Representative under this Agreement, the Escrow Agreement, the Engagement Letter or any other agreements ancillary hereto, including any amendment of this Agreement pursuant to Section 10.7, in accordance with the authority granted to the Stockholder Representative hereunder shall constitute a decision of the Company Indemnitors and shall be final, binding and conclusive upon the Company Indemnitors and their successors as if expressly confirmed and ratified in writing by the Company Indemnitors, and no Company Indemnitor shall have the right to object, dissent, protest, negate, disaffirm or otherwise contest the same, and all defenses which may be available to any Company Indemnitor to object, dissent, protest, negate, disaffirm or otherwise contest the action of the Stockholder Representative taken in accordance with this Agreement, the Escrow Agreement or the Engagement Letter are waived. Parent shall be entitled to rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Indemnitors. Parent shall be entitled to rely upon any document or other paper delivered by the Stockholder Representative as being authorized by each Company Indemnitor, and Parent shall not be liable to any Company Indemnitor for any action taken or omitted to be taken by Parent based on such reliance. Parent is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

8.7 Treatment of Payments. Any payment under Article VIII (other than Section 8.6(c)) shall be treated by the parties, including for U.S. federal, state, local and non-U.S. income Tax purposes, as a purchase price adjustment unless otherwise required by applicable Law.

8.8 Waiver and Release.

(a) Each Company Institutional Stockholder does hereby, and such Company Institutional Stockholder shall cause such Company Institutional Stockholder’s Affiliates (excluding any portfolio company (as such term is commonly used in the venture capital industry) of such Company Institutional Stockholder or its Affiliates), and its and their successors and assigns and any other Person claiming to act by or through any of the foregoing to (and, on behalf of each of them, such Company Institutional Stockholder does hereby), effective as of, and contingent upon, the Closing, unconditionally, irrevocably and fully release, acquit, waive and forever discharge the Company, Parent, the Merger Subs, each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, equityholders, partners, insurers, subsidiaries and Affiliates from any and all claims, obligations, demands, damages, debts, judgments, causes of action and liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, foreseen or unforeseen, existing or contingent, arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Effective Time and relating to such Company Institutional Stockholder’s status as a Company Stockholder or ownership of the Company Securities, but excluding any of such Company Institutional Stockholder’s rights (i) expressly set forth in, or with respect to the enforcement of such Company Institutional Stockholder’s rights with respect to, this Agreement or the exhibits thereto and agreements entered into in connection therewith (collectively, the “Company Institutional Stockholder Agreements”), (ii) under any indemnification agreement or contract of insurance covering directors and officers of the Company prior to the Closing, (iii) to receive accrued but unpaid compensation or health, disability or life insurance benefits payable in accordance with the Company Employee Plan or (iv) to salaries, wages, bonuses, severance, expense reimbursement under any employment agreement (including the Company Institutional Stockholder Agreements) with the Company.

(b) Each Company Service Provider Stockholder does hereby, and each Company Service Provider Stockholder shall cause such Company Service Provider Stockholder’s Affiliates, and its and their successors and assigns and any other Person claiming to act by or through any of the foregoing to (and, on behalf of each of them, such Company Service Provider Stockholder does hereby), effective as of, and contingent upon, the Closing, unconditionally, irrevocably and fully release, acquit, waive and forever discharge the Company, Parent, the Merger Subs, each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, equityholders, partners, insurers, subsidiaries and Affiliates from any and all claims, obligations, demands, damages, debts, judgments, causes of action and liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, foreseen or unforeseen, existing or contingent, arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Effective Time, and (i) relating to such Company Service Provider Stockholder’s status as a Company Stockholder or ownership of the Company Securities or (ii) arising out of or relating to such Company Service Provider Stockholder’s employment by the Company on or prior to the Effective Time, but excluding any of such Company Service Provider Stockholder’s rights (A) expressly set forth in, or with respect to the enforcement of such Company Service Provider Stockholder’s rights with respect to, this Agreement or the exhibits thereto and agreements entered into in connection therewith, including any Related Agreement or any employment agreement, option grant, award of restricted stock or restricted stock units or other agreement between such Company Service Provider Stockholder, on the one hand, and Parent or any Affiliate of Parent, on the other hand, that becomes effective at or after the Effective Time (collectively, the “Company Service Provider Stockholder Agreements”), (B) under any contract of insurance covering directors and officers of the Company prior to, and as of, the Closing, including any and all “tail” policies or endorsements (including the right to indemnification, contribution and advancement of expenses as a director or officer thereunder), (C) to receive accrued but unpaid compensation or health, disability or life insurance benefits payable in accordance with the Company Employee Plan and any other vested benefits to which such Company Service Provider Stockholder is entitled under the terms of the applicable Company Employee Plan, (D) to salaries, wages, bonuses, severance, expense reimbursement under any employment agreement (including the Company Service Provider Stockholder Agreements) with the Company and (E) claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee.

(c) WITHOUT LIMITING THE FOREGOING, EACH COMPANY INSTITUTIONAL STOCKHOLDER AND COMPANY SERVICE PROVIDER STOCKHOLDER (ON HIS, HER OR ITS OWN BEHALF AND ON BEHALF OF HIS, HER OR ITS AFFILIATES, SUCCESSORS AND ASSIGNS) EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS WITH RESPECT TO THE FOREGOING AND BENEFITS AFFORDED BY ANY APPLICABLE STATUTE IN THE CONTEXT OF A GENERAL RELEASE, WHICH STATUTE GENERALLY PROVIDES FOR THE FOLLOWING:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

EACH COMPANY INSTITUTIONAL STOCKHOLDER AND COMPANY SERVICE PROVIDER STOCKHOLDER ACKNOWLEDGES THAT HE, SHE OR IT HAS CAREFULLY READ THE FOREGOING WAIVER AND GENERAL RELEASE AND UNDERSTANDS ITS CONTENTS. Each Company Institutional Stockholder and Company Service Provider Stockholder represents and warrants that (x) there are no Liens, or claims of Liens, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (y) such Company Institutional Stockholder or Company Service Provider Stockholder has not transferred or otherwise alienated any such claims or causes of action and (z) such Company Institutional Stockholder or Company Service Provider Stockholder is fully authorized and entitled to give the releases specified herein.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Subject to Section 9.2, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by 11:59 p.m. (Eastern Time) on February 6, 2025 or such other date as may be agreed by the Company and Parent from time to time (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Closing to occur on or before the End Date;

(c) by Parent or the Company if any Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Law or issues or granted any Order, in each case, that is final and non-appealable, which has the effect of permanently making the Merger illegal or otherwise permanently prohibiting or preventing consummation of the Merger;

(d) by Parent if there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured by the Company prior to the earlier of (i) 30 days after written notice thereof to the Company and (ii) the End Date; provided that (x) no cure period shall be required for a breach which by its nature cannot be cured, and (y) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Parent if any of Parent or the Merger Subs is then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that the Company has or would have the right to terminate this Agreement pursuant to Section 9.1(e);

(e) by the Company if there has been a breach of any representation, warranty, covenant or agreement of Parent or the Merger Subs contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured by Parent or the Merger Subs prior to the earlier of (i) 30 days after written notice thereof to Parent and (ii) the End Date; provided that (x) no cure period shall be required for a breach which by its nature cannot be cured, and (y) the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that Parent has or would have the right to terminate this Agreement pursuant to Section 9.1(d); or

(f) by Parent if the Company Stockholder Approval is not obtained by the Company within 24 hours following the Agreement Date.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any of the parties hereto or their respective officers, directors or stockholders; provided that nothing herein shall relieve any party from liability for Fraud or willful breach of any of its representations, warranties, covenants or agreements contained herein that occurred prior to such termination; provided, further, that the provisions of Section 6.7 (Confidentiality), Section 6.8 (Public Disclosure), Section 6.13 (Expenses), Section 8.6(b) (Stockholder Representative), Article X (General Provisions) and this Section 9.2 (Effect of Termination) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX. For purposes of this Agreement, “willful breach” shall mean with respect to any representation, warranty, covenant or agreement in this Agreement, any intentional action or omission that constitutes a breach of such representation, warranty, covenant or agreement and that the breaching party actually knows, or would reasonably be expected to know at such time, is or would constitute a breach of such representation, warranty, covenant or agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. Any notice, demand or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered personally to the recipient, (ii) upon transmission, if sent by email transmission, (iii) three Business Days after being sent to recipient by U.S. First Class mail (postage prepaid) or (iv) one Business Day after being sent by reputable overnight courier or express delivery service (charges prepaid); provided that in each case the notice, demand or other communication is sent to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto pursuant to this Section 10.1):

(a)	if to Parent, CCC or the Merger Subs, to:

c/o CCC Intelligent Solutions Inc.

167 N. Green Street, 9th Floor

Chicago, IL 60607

Attention: Chief Strategy Officer

Email: *****

with copies to (which shall not constitute notice):

c/o CCC Intelligent Solutions Inc.

167 N. Green Street, 9th Floor

Chicago, IL 60607

Attention: Chief Legal Officer

Email: *****

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Douglas A. Ryder, P.C.; Willard S. Boothby, P.C.; Michael Chung

Email: douglas.ryder@kirkland.com; willard.boothby@kirkland.com; michael.chung@kirkland.com

(b)	if to the Company (prior to the Closing), to:

EvolutionIQ Inc.

250 Hudson Street, 6th Floor

New York, NY 10013

Attention: Jonathan Lewin

Email: *****

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Anthony Pergola; Alex Leibowitz;

Email: APergola@lowenstein.com; ALeibowitz@lowenstein.com

(c)	If to the Stockholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: *****

10.2 Interpretation; Descriptive Headings. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including any exhibits and schedules attached hereto) and not to any particular provision of this Agreement. Article, Section, Subsection, paragraph, exhibit and schedule references are to the Articles, Sections, Subsections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Any capitalized terms used in any exhibit or schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. The term “or” is not exclusive and shall be interpreted as “and/or” unless the context clearly requires otherwise. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is not a Business Day, the period in question will end on the next succeeding Business Day. Unless indicated otherwise, all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to U.S. Eastern Time. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. Any accounting term used in this agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. Each representation and warranty contained in this Agreement is given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

10.4 Entire Agreement. This Agreement and the exhibits, the Disclosure Schedule and other schedules attached hereto, together with the Confidentiality Agreement and the Related Agreements, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, among the parties with respect to the subject matter hereof and (b) except as set forth in Section 5.5 and Section 8.6(b), are not intended to confer upon any other Person any rights or remedies hereunder.

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect, and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

10.6 Extension and Waiver. At any time prior to the Closing, Parent, CCC and the Merger Subs, on the one hand, and the Company (on behalf of itself and the Company Indemnitors), on the other hand, may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. At any time following the Closing, Parent, on the one hand, and the Stockholder Representative (on behalf of itself and the Company Indemnitors), on the other hand, may, to the extent legally permitted, (i) extend the time for the performance of any of the obligations of the other party or parties hereto and (ii) waive compliance with any of the covenants or agreements for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties. For purposes of this Section 10.6, the Company Indemnitors are deemed to have agreed that any extension or waiver signed by the Company (prior to Closing) or the Stockholder Representative (following Closing) shall be binding upon and effective against all Company Indemnitors (including the Selling Stockholders, the Accredited Stockholders and the Permitted Transferees) whether or not they have signed such extension or waiver.

10.7 Amendment. This Agreement may be amended or modified at any time by execution of an instrument in writing signed by (a) prior to the Effective Time, Parent, the Stockholder Representative and the Company and (b) after the Effective Time, Parent and the Stockholder Representative. For purposes of this Section 10.7, the Company Indemnitors agree that any amendment of this Agreement signed by, prior to the Closing Date, the Company and, after the Closing Date, the Stockholder Representative shall be binding upon and effective against the Company Indemnitors whether or not they have signed such amendment. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement.

10.8 Specific Performance. Each party hereto acknowledges and agrees that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to seek specific performance to enforce the observance and performance of such covenant, obligation or other agreement and to an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

10.9 Other Remedies. Except as otherwise set forth herein, including in Section 2.9 and Section 8.3(f), any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

10.11 Exclusive Jurisdiction; Waiver of Jury Trial.

(a) ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREFROM) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREFROM) LACKS JURISDICTION OVER SUCH MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREFROM), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 10.1 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(b).

10.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.13 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by (a) the Company or the Stockholder Representative, without the prior written consent of Parent and (b) by Parent, without the prior written consent of the Company (if before the Closing) or the Stockholder Representative (if after the Closing). Notwithstanding the foregoing, Parent, CCC or the Merger Subs may assign this Agreement and its rights and obligations hereunder without such prior written consent (i) for collateral security purposes to any Debt Financing Sources or (ii) to any of their respective Affiliates, which assignment shall not relieve Parent, CCC or the Merger Subs of their respective obligations hereunder.

10.14 Acknowledgments.

(a) The Company agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of Parent and the Merger Subs. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties of Parent and the Merger Subs set forth in Article IV and in the Parent Certificate, and the Company acknowledges and agrees that, except for the representations and warranties of Parent and the Merger Subs expressly set forth in Article IV and in the Parent Certificate, neither Parent, nor the Merger Subs, nor any of their respective Representatives nor any other Person acting on Parent’s or the Merger Subs’ behalf makes or has made, and the Company is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to Parent, the Merger Subs, any of their businesses, the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Company acknowledges and agrees that neither Parent, nor the Merger Subs nor any of their respective Representatives or any other Person has made, and the Company is not relying on and has not relied on, any representation or warranty with respect to (i) any projections, estimates or budgets for any of Parent or the Merger Subs or (ii) any materials, documents or information relating to Parent, the Merger Subs or their respective businesses made available to the Company, any Company Security Holder or any of their respective Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of clauses (i) and (ii), as specifically set forth in the representations and warranties set forth in Article IV and in the Parent Certificate.

(b) Each of Parent and the Merger Subs agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects the Company. In entering into this Agreement, each of Parent and the Merger Subs has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in Article III (as modified by the Disclosure Schedule) and in the Certificates, and each of Parent and the Merger Subs acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Disclosure Schedule) and in the Certificates, neither the Company nor any of its Representatives nor any other Person acting on the Company’s behalf makes or has made, and each of Parent and the Merger Subs is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to the Company, its business, the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any its Representatives or any other Person has made, and each of Parent and the Merger Subs is not relying on and has not relied on, any representation or warranty with respect to (i) any projections, estimates or budgets for the Company or (ii) any materials, documents or information relating to the Company or its business made available to Parent or the Merger Subs or any of their respective Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of clauses (i) and (ii), as specifically set forth in the representations and warranties set forth in Article III (as modified by the Disclosure Schedule) and in the Certificates. Nothing in this Section 10.14(b) shall be deemed to (A) limit any rights or remedies Parent may have under the terms and conditions of any of the Related Agreements, or (B) disclaim any reliance by Parent and the Merger Subs on the representations and warranties of the Company Indemnitors set forth in the Related Agreements.

10.15 Waiver of Conflicts Regarding Representation. Recognizing that Lowenstein Sandler LLP has acted as legal counsel to the Company and that Lowenstein Sandler LLP intends to act as legal counsel to the Company Indemnitors or the Stockholder Representative after the Closing, the parties hereby waive and agree to cause the Company to waive, any conflicts that may arise in connection with Lowenstein Sandler LLP representing the Company Indemnitors or the Stockholder Representative after the Closing in any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby (the “Post-Closing Representation”). Parent (on behalf of itself and, following the Closing, the Final Surviving Entity) also further agrees that, as to all communications among Lowenstein Sandler LLP, on the one hand, and the Company or any of its Affiliates or Representatives, on the other hand, that relate to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Company Indemnitors and may be controlled by the Stockholder Representative on behalf of the Company Indemnitors following the Closing and shall not pass to or be claimed by Parent or the Final Surviving Entity. Parent (on behalf of itself and, following the Closing, the Final Surviving Entity) and the Company Indemnitors also agree that, as to all communications among Lowenstein Sandler LLP, on the one hand, and the Stockholder Representative or its Affiliates or Representatives, on the other hand, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Stockholder Representative and may be controlled by the Stockholder Representative and shall not pass to or be claimed by Parent, the Final Surviving Entity or the Company Indemnitors. Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Final Surviving Entity, on the one hand, and a third party other than the Stockholder Representative or the Company Indemnitors, on the other hand, after the Closing, Parent or the Final Surviving Entity, as applicable, may assert the attorney-client privilege to prevent disclosure of confidential communications by Lowenstein Sandler LLP to such third party; provided, however, that neither Parent nor the Final Surviving Entity may waive such privilege without the prior written approval of the Stockholder Representative (which approval shall not be unreasonably withheld, conditioned or delayed). In the event that Parent or the Final Surviving Entity is legally required or requested by governmental order or otherwise to access or obtain a copy of all or a portion of any such confidential communications, Parent shall reasonably promptly (and, in any event, within five Business Days) notify the Stockholder Representative in writing (including by making specific reference to this Section) so that the Stockholder Representative can seek (at its sole cost and expense on behalf of the Company Indemnitors) a protective order, and Parent agrees to use all commercially reasonable efforts to assist therewith.

10.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of Parent, CCC, the Merger Subs and the Company, on behalf of itself, its Subsidiaries and its Affiliates, hereby: (a) agrees that any Legal Proceeding of any kind or description, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement or the Debt Financing or any definitive agreements entered into in connection with the Debt Financing, the Merger or the transactions contemplated thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such Legal Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable definitive agreement relating to the Debt Financing; (c) agrees not to bring or support or permit any of its Subsidiaries to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Merger or the transactions contemplated thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court; (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any Legal Proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Merger or the transactions contemplated thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Sources will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or representatives relating to or arising out of this Agreement, the Debt Financing, the Merger or the transactions contemplated thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (g) agrees that (and each other party hereto agrees that) the Debt Financing Sources are express third party beneficiaries of, and may enforce any of the provisions of this Section 10.16; and (h) agrees that the provisions of this Section 10.16 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources or the then-current lenders. Notwithstanding the foregoing, nothing in this Section 10.16 shall in any way limit or modify the rights and obligations of Parent, CCC and the Merger Subs under this Agreement or any Debt Financing Sources’ obligations to Parent, CCC and the Merger Subs (and following the Closing Date, the Company or any of the Company’s Subsidiaries) under the definitive agreements governing the Debt Financing. This Section 10.16 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, the Merger Subs, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chairman and Chief Executive Officer

CCC INTELLIGENT SOLUTIONS INC.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chairman and Chief Executive Officer

EDISON MERGER SUB I INC.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chief Executive Officer

EDISON MERGER SUB II, LLC

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

In Witness Whereof, Parent, the Merger Subs, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

EVOLUTIONIQ INC.

By:	/s/ Jonathan Lewin
Name:	Jonathan Lewin
Title:	Co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

In Witness Whereof, Parent, the Merger Subs, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Corey Quinlan
Name:	Corey Quinlan
Title:	Director, Deal Intake

[Signature Page to Agreement and Plan of Merger and Reorganization]

ANNEX A

CERTAIN DEFINED TERMS

“Accounting Principles” shall mean: (a) the accounting methods, policies, practices, principles and procedures (with consistent classifications) that were used in the preparation of the Audited Financials for the fiscal year ended December 31, 2023 to the extent such accounting methods, policies, practices, principles and procedures (with consistent classifications) were consistent with GAAP; and (b) to the extent that the accounting methods, policies, practices, principles and procedures (with consistent classifications) used in the preparation of the Audited Financials for the fiscal year ended December 31, 2023 were not consistent with GAAP, such accounting methods, policies, practices, principles, procedures (with consistent classifications), judgments and estimation methodologies that are consistent with GAAP.

“Accredited Investor Questionnaire” shall mean the accredited stockholder questionnaire and related documentation in the form of Exhibit N.

“Accredited Stockholder” shall mean a Company Stockholder or Company Optionholder who either (a) has completed and delivered to the Company and Parent prior to the Closing Date duly executed Accredited Investor Questionnaire, in form and substance reasonably satisfactory to Parent, certifying that such Company Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) (provided that notwithstanding the delivery of any such Accredited Investor Questionnaire, any Company Stockholder or Company Optionholder may be deemed an “Unaccredited Stockholder” for purposes of this Agreement if Parent reasonably determines, that such Company Stockholder or Company Optionholder is not an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act)) or (b) is determined by Parent, prior to the Closing, in its reasonable discretion and after notice to the Company, to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act). Parent shall notify the Company of any such determination under clause (a) or (b) no later than three Business Days prior to the Closing Date and the Allocation Schedule will reflect such determination.

“Acquisition Proposal” shall mean any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or its Affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.

“Acquisition Transaction” shall mean: (a) the purchase, issuance, grant, or disposition of (i) any capital stock or other equity securities of the Company, (ii) any option, call, warrant, SAFE or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company (other than the issuance of equity securities to existing, new, current or former Company Service Providers in the Ordinary Course of Business, including upon exercise of outstanding Company Options or Company Restricted Stock Awards); (b) the sale, license, disposition or acquisition of 10% or more of the consolidated assets of the Company or the exclusive license of 10% or more of the consolidated assets of the Company; or (c) any merger, consolidation, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation or similar transaction involving the Company, in each case, other than with Parent or its Affiliates.

“Adjusted Company Shares” shall mean the number of shares, without duplication, equal to (a) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted into Company Common Stock basis), plus (b) the total number of shares of Company Common Stock issuable upon the exercise of Vested Company Options (other than any Underwater Company Options) outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, Company Restricted Stock Awards, Unvested Company Options and any Cancelled Shares).

“Adjustment Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Adjustment Escrow Cash in trust.

“Adjustment Escrow Amount” shall mean an amount equal to $7,300,000.00.

“Adjustment Escrow Cash” shall mean, (a) as of the Closing, an aggregate amount of cash equal to the Adjustment Escrow Amount, and (b) thereafter, as of any time, the amount of cash in the Adjustment Escrow Account.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or, in the case of an individual, a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” with respect to Parent shall not include Advent International or any of its Affiliates.

“Aggregate Option Holdback Amount” shall mean an aggregate amount in cash equal to the sum of the Unvested Company Option Holdback Amount and the Promised Company Option Holdback Amount.

“Aggregate Option Release Amount” shall mean an aggregate amount in cash equal to the sum of the Unvested Company Option Release Amount and the Promised Company Option Release Amount.

“Aggregate Parent Stock Value” shall mean an amount equal to 40.5% of the Total Merger Consideration.

“Antitrust Laws” shall mean any applicable federal, state, local, foreign or multinational antitrust, competition, premerger notification or trade regulation law, statute, code, rule, regulation or Order that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act and antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York or Chicago, Illinois are closed for business as a result of federal, state or local holiday or otherwise pursuant to applicable Law.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020 and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Cash Consideration” shall mean an amount equal to (a) the Total Merger Consideration minus (b) the Aggregate Parent Stock Value.

“CCC” shall mean CCC Intelligent Solutions Inc., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent.

“Certificates” shall mean the Secretary Certificate, the Company Certificate and the FIRPTA Compliance Certificate.

“Closing Cash Amount” shall mean, as of 12:01 a.m. (Eastern Time) on the Closing Date, the Company’s cash and cash equivalents, in each case, determined in accordance with GAAP, including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits; provided that Closing Cash Amount shall exclude Restricted Cash and uncleared checks, drafts and wires issued by the Company. Closing Cash Amount shall be reduced dollar-for-dollar for any cash used to reduce Indebtedness or Third-Party Expenses between 12:01 a.m. (Eastern Time) on the Closing Date and immediately prior to or at the Effective Time.

“Closing Indebtedness Amount” shall mean, as of immediately prior to the Effective Time, the Company’s Indebtedness. For the avoidance of doubt, Closing Indebtedness Amount shall exclude any amounts included in the calculation of Closing Third-Party Expenses (it being the intention of the parties to avoid duplication or double counting).

“Closing Net Working Capital Amount” shall mean (a) the sum of the Company’s current assets, minus (b) the sum of the Company’s current liabilities, in each case as of 12:01 a.m. (Eastern Time) on the Closing Date, in each case, calculated using the type and kind of line items (and adjustments to those line items) reflected in the Illustrative Working Capital Calculation set forth in Schedule D hereto and prepared in accordance with the Accounting Principles. To the extent any new current asset or current liability account codes are created between the date of the Illustrative Working Capital Calculation and 12:01 a.m. (Eastern Time) on the Closing Date, the amounts included therein shall be allocated to an existing account code or description set forth in the Illustrative Working Capital Calculation based on the nature of the new account code, and the corresponding amounts shall be included in or excluded from Closing Net Working Capital Amount, as applicable. To the extent the methodologies used to prepare the Illustrative Working Capital Calculation set forth in Schedule D conflict with the Accounting Principles, the Accounting Principles shall prevail.

“Closing Stock Consideration Adjustment Cap” shall mean the number of shares of Parent Common Stock equal to (a) 50% of the Closing Total Consideration Economic Value, divided by (b) the Parent Stock Price.

“Closing Stock Consideration Economic Value” shall mean the aggregate value (measured based on the Parent Stock Price) of shares of Parent Common Stock issuable at the Closing pursuant to Section 2.1(a) and Section 2.1(b).

“Closing Stock Consideration Tax Value” shall mean the aggregate value (measured based on the Closing Trading Price) of shares of Parent Common Stock issuable at the Closing pursuant to Section 2.1(a) and Section 2.1(b).

“Closing Third-Party Expenses” shall mean the Third-Party Expenses of the Company that have not been fully and finally satisfied as of immediately prior to the Effective Time.

“Closing Total Consideration Economic Value” shall mean the sum of (a) the aggregate cash portion of the Total Merger Consideration payable at the Closing pursuant to Section 2.1(a) and Section 2.1(b), (b) the Closing Stock Consideration Economic Value, (c) the Escrow Cash, (d) the Expense Fund, and (e) the Aggregate Option Holdback Amount, but, in each case, excluding for the avoidance of doubt any payments to be made after the Closing, whether or not related to the foregoing.

“Closing Total Consideration Tax Value” shall mean the sum of (a) the aggregate cash portion of the Total Merger Consideration payable at the Closing pursuant to Section 2.1(a) and Section 2.1(b), (b) the Closing Stock Consideration Tax Value, (c) the Escrow Cash, (d) the Expense Fund, and (e) the Aggregate Option Holdback Amount, but, in each case, excluding for the avoidance of doubt any payments to be made after the Closing, whether or not related to the foregoing.

“Closing Trading Price” shall mean the numerical average of the high and the low trading prices for one share of Parent Common Stock on Nasdaq (as reported by Bloomberg Financial Markets) on the Closing Date.

“Closing VWAP” shall mean the numerical average of the volume-weighted average trading price for one share of Parent Common Stock on Nasdaq (as reported by Bloomberg Financial Markets) for the trading days occurring during the Closing VWAP Period.

“Closing VWAP Period” shall mean the period beginning on (and including) the date immediately following the Agreement Date and ending on (and including) the date immediately prior to the Closing Date; provided that in the event that such period includes more than 9 trading days, “Closing VWAP Period” shall mean the 10 trading days ending on (and including) the last trading day prior to the Closing Date.

“Closing Working Capital Adjustment Amount” shall mean the amount (which may be a positive or negative number) equal to (a) the Closing Net Working Capital Amount minus (b) the Target Net Working Capital Amount.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986.

“Commercial Tax Agreement” shall mean any commercial Contract entered into in the Ordinary Course of Business, the primary purpose of which is unrelated to Taxes.

“Company AI Technologies” shall mean any and all deep learning, machine learning and other artificial intelligence technologies, including any and all (a) algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests or k-means clustering) or reinforcement learning and (b) embodied artificial intelligence and related hardware or equipment, to the extent any of the foregoing is Company Owned IP.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean shares of common stock, par value $0.00001 per share, of the Company.

“Company Data” shall mean the data contained in the databases of the Company that the Company Processes in the operation of its business, including business data, Company Products Data, Personal Data, and Training Data.

“Company Employee Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA and each other benefit or compensation plan, equity or equity based, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, incentive, employment, individual consulting, bonus, deferred compensation, change of control, health, welfare, vacation, paid time off, fringe benefits or other employee benefits or compensation plan, program, contract, policy, agreement, or arrangement, whether written, unwritten or otherwise, funded or unfunded, in each case which is maintained, sponsored, contributed to, or required to be contributed to, by the Company, or with respect to which the Company has or may reasonably have any Liability.

“Company Equity Plan” shall mean the 2019 Equity Incentive Plan of the Company, as amended.

“Company Indemnitor Share Number” shall mean the number of shares equal to (a) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted into Company Common Stock basis), plus (b) the total number of shares of Company Common Stock issuable upon the exercise of Vested Company Options outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any Company Restricted Stock Awards, Unvested Company Options, Cancelled Shares and Dissenting Shares).

“Company Indemnitors” shall mean the Company Stockholders and the Company Vested Optionholders.

“Company Institutional Stockholder” shall mean a Company Stockholder that is (i) an investment fund or separate managed account (including any alternative investment vehicle, co-investment vehicle, parallel fund or feeder fund or related Person), in each case, the business, operations or assets of which are managed by an institutional investment manager or (ii) an Affiliate of the Persons described in the foregoing clause (i).

“Company Material Adverse Effect” shall mean any fact, state of facts, condition, change, circumstance, development, occurrence, event, result or effect (each, an “Effect”) that, either alone or in combination with any other Effect, (a) is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise) or operations of the Company, or (b) would reasonably be expected to prevent or otherwise materially delay the consummation of the Merger or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder; provided that solely with respect to the foregoing clause (a), none of the following shall be taken into account in determining whether there is or would reasonably be expected to be a Company Material Adverse Effect: (i) the announcement of this Agreement or the transactions contemplated hereby or the identity of Parent; (ii) any changes generally in the industries in which the Company participates, or general economic conditions or financial markets; (iii) any act of God, any act of terrorism, war or other armed hostilities or any regional, national or international calamity; (iv) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any changes (or proposed changes) after the Agreement Date in any applicable Law or GAAP (or other applicable accounting standards); (vi) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; and (vii) any action or failure to take action which action or failure to act is requested in writing by Parent; provided that with respect to the exceptions set forth in clauses (ii), (iii), (v) and (vi), in the event that such Effect has had a disproportionate effect on the Company relative to other companies operating in the industry or industries in which the Company operates, then such disproportionate effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or would reasonably be expected to occur.

“Company Optionholder” shall mean any Person holding any Company Option that is outstanding immediately prior to the Effective Time.

“Company Options” shall mean all issued and outstanding options (whether or not vested) to purchase or otherwise acquire shares of Company Capital Stock that are outstanding immediately prior to the Effective Time.

“Company Owned IP” shall mean any and all Intellectual Property that are owned or purported to be owned by the Company.

“Company Preferred Stock” shall mean, collectively, the Company Series Seed Preferred Stock, the Company Series Seed-2 Preferred Stock, the Company Series Seed-3 Preferred Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series B-1 Preferred Stock and the Company Series C Preferred Stock.

“Company Products” shall mean all products and services that have been or are as of the Closing Date commercially provided, made available, marketed, distributed, offered online, offered for sale, sold, leased, loaned or licensed by or on behalf of the Company (including through resellers and other channel partners) and any product or service currently under development by or on behalf of the Company that is scheduled for release in the three months following the Closing Date and in its state of development as of the Closing Date.

“Company Products Data” shall mean (a) all data and content uploaded or otherwise provided by or for customers or users (or any of their respective customers or users) of the Company to, or stored by or for customers or users (or any of their respective customers or users) of the Company on the Company Products, (b) all data and content (including any voice, video, email, text messaging, or other communications) created, compiled, inferred, derived, transmitted, intercepted, or otherwise collected or obtained by or for the Company Products or by or for the Company in connection with its provision of the Company Products and (c) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in clauses (a) and (b) above.

“Company Restricted Stock Award” shall mean restricted shares of Company Capital Stock that are outstanding and unvested immediately prior to the Effective Time.

“Company Securities” shall mean all (a) options, warrants, SAFEs or other rights, arrangements or commitments to acquire the capital stock of the Company, in each case pursuant to Contracts to which the Company is a party, (b) shares of capital stock of or other voting securities or ownership interests in the Company, and (c) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company that in each case have been issued or granted by the Company or are pursuant to Contracts to which the Company is a party.

“Company Security Holders” shall mean the Company Stockholders, the Company Optionholders, and the holders of Company Restricted Stock Awards.

“Company Series A Preferred Stock” shall mean shares of Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B Preferred Stock” shall mean shares of Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B-1 Preferred Stock” shall mean shares of Series B-1 Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series C Preferred Stock” shall mean shares of Series C Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series Seed Preferred Stock” shall mean shares of Series Seed Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series Seed-2 Preferred Stock” shall mean shares of Series Seed-2 Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series Seed-3 Preferred Stock” shall mean shares of Series Seed-3 Preferred Stock, par value $0.00001 per share, of the Company.

“Company Service Provider” shall mean any current or former employee, consultant, independent contractor, advisor, non-employee director or other individual service provider of the Company.

“Company Service Provider Stockholder” shall mean a Company Stockholder that is a Company Service Provider.

“Company Software” shall mean the software that (i) is Company Owned IP (the “Company Owned Software”), (ii) is integrated by or on behalf of the Company with any Company Owned IP or (iii) is used by or on behalf of the Company in the operation, design, development, production, distribution, testing, provision, maintenance or support of the Company Products.

“Company Stock Award” shall mean each Company Option and Company Restricted Stock Award.

“Company Stockholder” shall mean any holder of Company Capital Stock.

“Company Vested Optionholders” shall mean the holders of Vested Company Options as of immediately prior to the Effective Time.

“Contaminant” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: disrupting, disabling, harming, damaging, destroying or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a System, or any data or file without the user’s consent.

“Continuing Employees” shall mean current or former employees or contractors of the Company who remain or become employees or contractors of Parent or any of its Subsidiaries (including the First Step Surviving Corporation) immediately following the Effective Time.

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, sublease, instrument, permit, concession, franchise, note, bond, mortgage, indenture, trust document, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, including all amendments, waivers or other changes thereto.

“Data Room” shall mean the “Project Edison” virtual data room established by the Company in relation to the transactions contemplated by this Agreement, hosted by DFIN Solutions Venue and located at https://www.dfsvenue.com.

“Debt Financing Sources” shall mean the persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated hereby, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their, and their respective, affiliates’ officers, directors, employees, attorneys, agents and representatives and any of the foregoing’s respective permitted successors and assigns.

“DOL” shall mean the United States Department of Labor.

“Employee Option” shall mean each Vested Company Option that was granted to the holder in the holder’s capacity as, or that has ever had vesting tied to the holder’s performance of services as, a service provider who is or was an employee of the Company for applicable employment Tax purposes.

“Environmental Laws” shall mean all Laws concerning or relating to public or worker health or safety, pollution or the protection of the environment or natural resources.

“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person or entity that at any relevant time would be treated together with the Company as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Account” shall mean the Adjustment Escrow Account and the Indemnity Escrow Account.

“Escrow Agent” shall mean Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Cash” shall mean the Adjustment Escrow Cash plus the Indemnity Escrow Cash.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean a fraction: (a) the numerator of which is the Per Share Consideration and (b) the denominator of which is the Parent Stock Price.

“Fraud” shall mean, with respect to any Person, common law fraud under the laws of the State of Delaware in the making of the representations and warranties set forth in this Agreement and the Related Agreements by such Person.

“Fundamental Representations” shall mean the representations and warranties contained in the first two sentences of Section 3.1(a) (Organization of the Company), Section 3.2(a) (Company Capital Structure), Section 3.3 (No Subsidiaries; Ownership Interests), Section 3.4(a) (Authority and Enforceability), Section 3.5 (No Conflict) (but excluding clause (b) of Section 3.5) and Section 3.18 (Brokers’ and Finders’ Fees).

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” shall mean (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any self-regulated organization or other non-governmental regulatory authority or entity or quasi-governmental authority or entity, or (d) any agency, board, commission, division, bureau, department, instrumentality, official, or other political subdivision of any government, entity or organization described in the foregoing clauses (a), (b), or (c) of this definition (including patent and trademark offices and self-regulatory organizations, mediators, arbitrators or arbitral bodies (public or private)), including any contractors thereof as authorized by Law and acting pursuant to the terms and conditions of any such contract.

“Governmental Health Program” shall mean any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other healthcare program administered by a Governmental Entity.

“Healthcare Laws” shall mean all applicable Laws relating to healthcare or the regulation, provision, consultation, management, administration of, and payment for, healthcare items and services, including: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the federal Physician Self-Referral Law (42 U.S.C. 1395nn); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud law (18 U.S.C. § 1347); Title XVIII of the Social Security Act (42 U.S.C. §§ 1395-1395lll) (the Medicare statute); Title XIX of the Social Security Act (42 U.S.C. §§ 1396-1396w-7) (the Medicaid statute); the False Claims Act (31 U.S.C. §§ 3729-3733); the False Claim Law (42 U.S.C. § 1320a-7b(a)); the exclusion law (42 U.S.C. § 1320a-7); HIPAA (as defined herein); 42 C.F.R. Part 2; the Deficit Reduction Act of 2005 (Pub. L. 109–171); the Patient Protection and Affordable Care Act of 2010 (Pub. L. 111 – 148); the 21st Century Cures Act (Pub. L. 114-255); Laws relating to claim processing, documentation and submission of claims, medical record documentation requirements, and risk adjustment; each of the foregoing as may be amended from time to time, and any and all similar state or local Laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), their implementing regulations including those set forth at 45 C.F.R. Parts 160, 162, and 164 and, for purposes of this Agreement, all applicable state Laws regulating the privacy and security of healthcare records.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Indebtedness” of any Person at any time shall mean, without duplication: (a) all liabilities of such Person for borrowed money, (b) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, (c) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments, (e) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in the foregoing clauses (a) through (d), (f) all liabilities to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in respect of redeemable or purchasable share capital or securities convertible into share capital, (g) all liabilities of such Person for any deferred purchase price of property, business, asset, equipment, services, purchase price settlement or adjustment obligations (including any milestone, earnout, contingency or similar payments but excluding trade payable in the Ordinary Course of Business), in each case, determined at the maximum amount payable thereunder, (h) all unpaid Pre-Closing Taxes for any Pre-Closing Tax Period beginning after December 31, 2022, calculated (i) by treating all deferred revenue or prepaid amounts not previously recognized for applicable Tax purposes as earned and included in the taxable income of the Company on the Closing Date, (ii) by taking into account any net operating losses of the Company that can actually be utilized to offset any such unpaid Taxes with respect to the applicable Tax period, (iii) by taking into account any estimated income Tax payments with respect any Pre-Closing Tax Period to the extent that such payments are legally available to reduce such Taxes and are made prior to 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date and (iv) by taking into account Transaction Tax Deductions to the extent “more likely than not” deductible in any Pre-Closing Tax Period, provided that the amount of such unpaid Taxes shall not be less than zero for any particular Tax imposed by any jurisdiction on any taxpayer, (i) all liabilities in respect of any lease (or other arrangement conveying the right to use) which are required to be classified and accounted for under GAAP as finance leases, (j) any unpaid severance, retention, deferred compensation, bonus (including, for the avoidance of doubt, any annual bonus with respect to fiscal year 2024), commission or incentive obligations in respect of any current or former Company Service Provider, together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date, (k) all amounts of any unfunded liability under any tax-qualified or nonqualified deferred compensation plan, defined benefit pension plan, or retiree benefit plan, including any withdrawal liability under any similar plan and, without duplication, any unpaid liabilities incurred with respect to the 401(k) plan maintained by the Company, (l) all obligations secured by a Lien on assets of such Person and (m) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (l) above.

“Indemnity Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Indemnity Escrow Cash in trust.

“Indemnity Escrow Amount” shall mean an amount equal to $1,642,500.00.

“Indemnity Escrow Cash” shall mean, (a) as of the Closing, an aggregate amount of cash equal to the Indemnity Escrow Amount and (b) thereafter, as of any time, the amount of cash in the Indemnity Escrow Account.

“Indemnity Escrow Expiration Date” shall mean the 36-month anniversary of the Closing Date.

“Intellectual Property” shall mean any and all intellectual property and proprietary rights arising in any jurisdiction, including: (a) copyrights or other works of authorship, (b) rights in, arising out of, or associated with software, databases and other compilations and collections of data or information, (c) inventions and patents and patent applications, (d) trademarks, service marks, trade names, and other indicia of ownership (including all goodwill associated therewith), (e) trade secrets and other confidential and proprietary information, (f) rights of attribution and integrity and other moral rights of an author, (g) a person’s name, voice, signature, photograph, or likeness, including rights of personality, publicity or similar rights, (h) domain names, (i) all applications, issuances, and registrations of any of the foregoing, and (j) any similar or analogous rights arising in any jurisdiction in the world.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted, sponsored, contributed to, or maintained by the Company, whether formally or informally, or with respect to which the Company shall have any Liability, primarily for the benefit of any current or former Company Service Provider who performs services outside the United States.

“Intrinsic Value” shall mean, with respect to an Unvested Company Option or Promised Company Option, as applicable, an amount equal to the (a) the number of shares of Company Capital Stock subject to such Unvested Company Option or Promised Company Option multiplied by (b) the excess, if any, of (i) the Per Share Consideration over (ii) the exercise price of such Unvested Company Option or Promised Company Option.

“IP Representations” shall mean the representations and warranties contained in Section 3.11(b) (Title and Sufficiency), Section 3.11(c) (Development of Company IP and Confidentiality) and Section 3.11(e) (Non-Infringement).

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean each individual listed on Schedule E attached hereto.

“Key Employment Agreement” shall mean an employment agreement, dated as of the Agreement Date, by and between Parent and a Key Employee, in each case, contingent and effective on the Closing.

“Key Institutional Equityholder” shall mean each Person listed on Schedule F attached hereto.

“Key Management Equityholder” shall mean each individual listed on Schedule G attached hereto.

“Knowledge” (or any derivation thereof) shall mean, with respect to the Company, the actual knowledge of the Persons listed on Schedule H attached hereto after due and reasonable inquiry.

“Law” shall mean any U.S. or non-U.S. federal, state, local or other constitution, law, statute, act, code, ordinance, rule, regulation, administrative position, guidance, directive, judgment, policy or principle of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity and all Governmental Entities’ interpretations thereof.

“Legal Proceeding” shall mean any action, suit, claim, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit or investigation by or before any court or other Governmental Entity.

“Liability” shall mean, with respect to any Person, all debts, commitments, liabilities and obligations of any kind (whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, including those arising under applicable Law or any Legal Proceeding, Order or Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Third-Party Expenses incurred by the Company on or prior to the Effective Time.

“Lien” shall mean any charge, claim, assignment, deposit arrangement, mortgage, pledge, encumbrance, license, lien (statutory or otherwise), right of first refusal or offer, option, ownership interest of another Person, or other security interest or other similar third party right of any kind or nature.

“Lookback Date” shall mean January 1, 2021.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable out-of-pocket legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor), but excluding punitive damages unless awarded to a third party or otherwise paid or payable by a Parent Indemnified Party to a third party in connection with a Third-Party Claim.

“made available” shall mean that a correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the Data Room for the express purpose of facilitating the Merger prior to 9:30 p.m. (Eastern Time) on the day that is two Business Days prior to the Agreement Date.

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“Non-Employee Option” shall mean each Vested Company Option that is not an Employee Option.

“Open Source Software” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Common Public License, Apache License, BSD License or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses.”

“Order” shall mean any order, judgment, injunction, ruling, edict, award, writ or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course of Business” shall mean, the ordinary course of business consistent with past practice.

“Organizational Documents” shall mean, with respect to any Person, (a) the certificate or articles of incorporation or organization, the limited liability company, operating or partnership agreement and all other similar documents, instruments, agreements or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person and (b) the bylaws, equityholder agreements and all other similar documents, instruments, agreements or certificates to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Common Stock” shall mean shares of Common Stock of Parent, par value $0.0001 per share.

“Parent Fundamental Representations” shall mean the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authority and Enforceability), Section 4.3 (Capitalization), Section 4.4(a) (No Conflict with Parent Organizational Documents or the Organizational Documents of the Merger Subs) and Section 4.13 (Brokers’ and Finders’ Fees).

“Parent Material Adverse Effect” shall mean any Effect that, either alone or in combination with any other Effect, would reasonably be expected to prevent or otherwise materially delay the consummation of the Merger or otherwise materially adversely affect the ability of Parent and the Merger Subs to perform their respective obligations hereunder.

“Parent Organizational Documents” shall mean Parent’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on July 30, 2021, and bylaws.

“Parent Stock Price” shall mean the Closing VWAP; provided that (a) if the Closing VWAP is greater than 115% of the Signing VWAP, then Parent Stock Price shall be equal to 115% of the Signing VWAP, and (b) if the Closing VWAP is less than 85% of the Signing VWAP, then Parent Stock Price shall be equal to 85% of the Signing VWAP.

“Paying Agent” shall mean Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator pursuant to the Paying Agent Agreement.

“Payroll Tax Executive Order” shall mean the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication of the same or similar subject matter, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“PEO Employee Plan” means a Company Employee Plan that is sponsored or maintained by a professional employer organization or co-employer organization.

“Per Share Accredited Cash Consideration” shall mean an amount of cash equal to (a)(i) the Cash Consideration minus (ii) the aggregate Per Share Unaccredited Cash Consideration payable to all Unaccredited Stockholders divided by (b) the aggregate number of shares of Company Capital Stock held by the Accredited Stockholders (including, for the avoidance of doubt, the shares of Company Capital Stock issuable upon the exercise of the Vested Company Options held by the Accredited Stockholders).

“Per Share Accredited Consideration” shall mean, in respect of each share of Company Capital Stock held by an Accredited Stockholder or issuable upon the exercise of the Vested Company Options held by an Accredited Stockholder, (a) an amount in cash equal to the Per Share Accredited Cash Consideration and (b) the Per Share Accredited Stock Consideration.

“Per Share Accredited Stock Consideration” shall mean a number of shares of Parent Common Stock equal to (a)(i) the Per Share Consideration minus the (ii) Per Share Accredited Cash Consideration divided by (b) the Parent Stock Price.

“Per Share Adjustment Escrow Amount” shall mean, with respect to each share of Company Capital Stock outstanding immediately prior to the Closing or issuable upon the exercise of the Vested Company Options outstanding immediately prior to the Closing, an amount in cash equal to (i) the Adjustment Escrow Amount divided by (ii) the Company Indemnitor Share Number.

“Per Share Consideration” shall mean an amount equal to (a) the Total Merger Consideration divided by (b) the Adjusted Company Shares.

“Per Share Expense Fund Amount” shall mean, with respect to each share of Company Capital Stock outstanding immediately prior to the Closing or issuable upon the exercise of the Vested Company Options outstanding immediately prior to the Closing, an amount in cash equal to (i) the Expense Fund divided by (ii) the Company Indemnitor Share Number.

“Per Share Indemnity Escrow Amount” shall mean, with respect to each share of Company Capital Stock outstanding immediately prior to the Closing or issuable upon the exercise of the Vested Company Options outstanding immediately prior to the Closing, an amount in cash equal to (i) the Indemnity Escrow Amount divided by (ii) the Company Indemnitor Share Number.

“Per Share Option Holdback Amount” shall mean, with respect to each share of Company Capital Stock outstanding immediately prior to the Closing or issuable upon the exercise of the Vested Company Options outstanding immediately prior to the Closing, an amount in cash equal to (i) the Aggregate Option Holdback Amount divided by (ii) the Company Indemnitor Share Number.

“Per Share Unaccredited Cash Consideration” shall mean, in respect of each share of Company Capital Stock held by an Unaccredited Stockholder or issuable upon the exercise of a Company Option held by an Unaccredited Stockholder, an amount of cash equal to the Per Share Consideration.

“Permit” shall mean any permit, license, certification, approval, registration, consent, authorization, notification, franchise, variance, exemption or order issued or granted by a Governmental Entity to any Person necessary to conduct such Person’s business as currently conducted.

“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (e) any minor imperfection of title or similar liens, charges or encumbrances, each of record, which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business, (f) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business and (g) the items set forth in Schedule I to the extent released or required to be released at Closing pursuant to this Agreement.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Data” shall mean any information that can be used to identify a natural Person and any information that constitutes “personal data” “personally identifiable information,” “nonpublic personal information,” or “personal information” or similar term as defined under applicable Law.

“Phantom Vested Portions of Promised Company Options” shall mean, with respect to each Promised Company Option that is subject to a one-year initial cliff vesting schedule which has a cliff vesting date that would occur subsequent to the Closing Date, the portion of such Promised Company Option that would otherwise have become vested as of the Closing Date if such Promised Company Option were granted on the employment start date of the holder thereof and had vested on a monthly basis since the employment start date.

“Phantom Vested Portions of Unvested Company Options” shall mean, with respect to each Unvested Company Option that is subject to a one-year initial cliff vesting schedule which has a cliff vesting date that would occur subsequent to the Closing Date, the portion of such Unvested Company Option that would otherwise have become vested as of the Closing Date if such Unvested Company Option had vested on a monthly basis since the last vesting date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” shall mean (a) any and all Taxes of or imposed on the Company for any Pre-Closing Tax Period (calculated, (i) for any Straddle Period, in accordance with Section 5.2(f) and (ii) by treating all deferred revenue or prepaid amounts not previously recognized for applicable Tax purposes as earned and included in the taxable income of the Company on the Closing Date), (b) any and all Taxes of a Person (other than the Company) for which the Company (or any of its predecessors) is liable (i) under Treasury Regulations Section 1.1502-6 (or any comparable provisions of foreign, state or local Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the Closing, (c) any withholding, payroll or similar Taxes attributable to the payments made at or around Closing pursuant to this Agreement and any Transaction Payroll Taxes and the portion of Transfer Taxes borne by the Company Indemnitors pursuant to Section 5.2(c), and (d) any loss, liability, cost, damage, penalty, fine, expense, or charge (including attorneys’ or other advisors’ fees and expenses (including any costs of preparing Tax Returns)) and amounts paid in investigation, defense or settlement of any of the foregoing.

“Privacy Requirements” shall mean: (a) all external or internal written privacy policies or privacy- or security-related representations or policies of the Company related to Personal Data; and (b) to the extent relating to privacy, data security or data protection, the Processing of Personal Data, direct marketing or consumer protection, or notification of a breach of security: (i) any applicable Law, (ii) any applicable written rule, code of conduct, or other requirement of a self-regulatory organization to which the Company is bound or has affirmed compliance, and (iii) any contractual obligation binding on the Company.

“Pro Rata Share” shall mean, with respect to a particular Company Indemnitor, a fraction (a) whose numerator is the aggregate number of shares of the Company Indemnitor Share Number held by or issuable to such Company Indemnitor as of immediately prior to the Effective Time and (b) whose denominator is the Company Indemnitor Share Number. For the avoidance of doubt, the total of all Pro Rata Shares shall equal one.

“Process” or “Processing” shall mean, with respect to data, the use, review, analysis, filtering, collection, receipt, processing, storage, recording, organization, safeguarding, security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, consultation, disclosure, sharing, dissemination, destruction of, or any similar action on or regarding such data.

“Promised Company Option Holdback Amount” shall mean an aggregate amount in cash equal to the sum of the Intrinsic Values of the Phantom Vested Portions of Promised Company Options.

“Promised Company Option Release Amount” shall mean an aggregate amount in cash equal to the sum of the Intrinsic Values of the Phantom Vested Portions of Promised Company Options with respect to any Continuing Employee who, following the Closing Date, ceases to be employed by Parent or any of its Subsidiaries as of the next annual cliff vesting date under such Continuing Employee’s Promised Company Options.

“R&W Expenses” shall mean the aggregate amount of premium, fees, taxes, costs and other expenses in connection with obtaining the R&W Policy, including the underwriting fee.

“R&W Policy” shall mean the buyer-side representation and warranty insurance policy issued to Parent or an Affiliate thereof in connection with this Agreement and the transactions contemplated hereby.

“Registered IP” shall mean domain names and all Intellectual Property that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by, any Governmental Entity at any time in any jurisdiction.

“Related Agreements” shall mean the Escrow Agreement, the Letters of Transmittal, the Management Support Agreements, the Key Employment Agreements, the Option Cancellation Agreements, the Paying Agent Agreement, the Accredited Investor Questionnaires, the Institutional Support Agreements, the Vesting Agreements and all other agreements and certificates entered into by the Company or the Company Security Holders in connection with the Closing and the transactions contemplated herein.

“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, Affiliates or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Restricted Cash” shall mean (a) any cash and cash equivalents, the distribution or use of which is subject to restrictions or limitations under applicable Law, Contract or otherwise, including cash subject to Taxes imposed on repatriation, (b) any security deposits, earnest deposits, bid, performance, lease, utility and other deposits, or any other forms of deposit or security, placed by or on behalf of the Company, (c) any cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a dominion, control or similar agreement (other than those that will be terminated at Closing) and (d) any insurance proceeds in respect of a condemnation, casualty, loss or other damage to any of the assets of the Company received prior to the Closing that has not been used to repair or replace such condemned or damaged property.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Signing VWAP” shall mean the numerical average of the volume-weighted average trading price for one share of Parent Common Stock on Nasdaq (as reported by Bloomberg Financial Markets) for the 10 trading days ending on (and including) the Agreement Date.

“Straddle Period” shall mean any taxable period beginning on or prior to, and ending after, the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such Person or any other subsidiary of such Person is a general partner or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries or affiliates.

“Target Net Working Capital Amount” shall mean negative $15,551,000.00.

“Tax” or, collectively, “Taxes” shall mean (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or similar or other taxes, governmental fee, governmental assessment or governmental charge in the nature of a tax, together with all interest, penalties, and additions imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person (other than pursuant to a Commercial Tax Agreement) with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Return” shall mean any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with any Governmental Entity respect to Taxes and including all amendments or supplements thereof.

“Third-Party Expenses” shall mean: (a) all out-of-pocket costs, fees and expenses, including all legal, accounting, financial advisory, consulting and all other costs, fees and expenses of third parties (including Company Security Holders), incurred or payable by the Company prior to the Effective Time in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby or any alternative sales process, including any payments made or required to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the transactions contemplated by this Agreement; (b) any transaction, change in control, retention or stay bonuses, severance, incentive or deferred compensation payments or similar payments or obligations of the Company that become due and payable in whole or in part in connection with the transactions contemplated by this Agreement; (c) any Transaction Payroll Taxes; (d) an amount equal to 50% of the R&W Expenses; (e) an amount equal to 50% of all filing fees in connection with filings required by the HSR Act; (f) 50% of the cost of the D&O Tail Policy; (g) all costs, fees and expenses of the Stockholder Representative as of the Closing; and (h) all costs, fees and expenses of the Paying Agent pursuant to the Paying Agent Agreement.

“Total Merger Consideration” shall mean an amount equal to the sum of (a) $730,000,000.00, plus (b) the Closing Cash Amount, plus (c) the aggregate amount of the exercise price of all Vested Company Options outstanding immediately prior to the Effective Time (other than the exercise price of all Underwater Company Options), plus (d) the Closing Working Capital Adjustment Amount (which amount may be a positive or negative number), minus (e) the Closing Indebtedness Amount, minus (f) the Closing Third-Party Expenses.

“Training Data” shall mean all data and content used in connection with any of the training, validation, testing, development and deployment of any Company AI Technologies.

“Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to any bonuses, option cashouts, option exercises or other payments in respect of Company Options, payments on Company Capital Stock (to the extent applicable), bonus in lieu of any previously promised but ungranted equity award, severance, change-in-control or other compensatory payments in connection with the transactions contemplated by this Agreement paid prior to or substantially contemporaneously with the Closing Date (including, for clarity, all payments in connection with Section 2.1(b)), whether payable by Parent, CCC, the Company, the Final Surviving Entity or any of their respective Affiliates, other than any payroll taxes expressly excluded from Third-Party Expenses.

“Transaction Tax Deduction” means all income Tax deductions permitted for U.S. federal, state or local income Tax purposes (at a “more likely than not” (or higher) level of comfort) available to the Company as a result of or in connection with (a) the repayment of any Indebtedness included in the Closing Indebtedness Amount in connection with the transactions contemplated by this Agreement, and (b) the payment of Third-Party Expenses, assuming that, for this purpose, the Company made the 70% safe-harbor election provided in Section 4 of IRS Revenue Procedure 2011-29 with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29).

“Transfer Taxes” shall mean any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

“Unaccredited Stockholder” shall mean a Company Stockholder or Company Optionholder that is not an Accredited Stockholder.

“Underwater Company Option” shall mean any Company Option with a per share exercise price that is greater than the Per Share Unaccredited Cash Consideration.

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested (after giving effect to any applicable vesting acceleration) and outstanding immediately prior to the Effective Time.

“Unvested Company Option Holdback Amount” shall mean an aggregate amount in cash equal to the sum of the Intrinsic Values of the Phantom Vested Portions of Unvested Company Options.

“Unvested Company Option Release Amount” shall mean an aggregate amount in cash equal to the sum of the Intrinsic Values of the Phantom Vested Portions of Unvested Company Options with respect to any Continuing Employee who, following the Closing Date, ceases to be employed by Parent or any of its Subsidiaries as of the next annual cliff vesting date under such Continuing Employee’s Unvested Company Options.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested (after giving effect to any applicable vesting acceleration) and outstanding immediately prior to the Effective Time.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws.

“WKSI” shall mean a “well-known seasoned issuer” as such term is defined under Rule 405 under the Securities Act.